AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1997
                                                          Registration No.
                                                                          ------
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   NBTY, INC.
             (Exact name of Registrant as specified in its charter)


           DELAWARE                                 2834                            11-2228617
(State or other jurisdiction of        (Primary Standard Industrial              (I.R.S. Employer
incorporation or organization)           Classification Code Number)          Identification Number)

                              ---------------------

                                90 ORVILLE DRIVE
                             BOHEMIA, NEW YORK 11716
                            TELEPHONE: (516) 567-9500
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                              ---------------------

                                  SCOTT RUDOLPH
                                    PRESIDENT
                                   NBTY, INC.
                                90 ORVILLE DRIVE
                             BOHEMIA, NEW YORK 11716
                           TELEPHONE: (516) 567-9500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

    MICHAEL C. DUBAN                                  THOMAS F. COONEY, III
  MICHAEL C. DUBAN, P.C.                                  SIMON M. NADLER
     81 MAIN STREET                                  KIRKPATRICK & LOCKHART LLP
WHITE PLAINS, NEW YORK 10601                     1800 MASSACHUSETTS AVENUE, N.W.
     (914) 681-0606                                         SECOND FLOOR
                                                       WASHINGTON, D.C. 20036
                                                            (202) 778-9000

                              ---------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered in this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________.

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------   -------------- -------------------- ---------------------- ------------------
                                                                      PROPOSED MAXIMUM       PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF SECURITIES TO BE           AMOUNT TO BE   OFFERING PRICE PER     AGGREGATE OFFERING      AMOUNT OF
                   REGISTERED                          REGISTERED         UNIT (1)                 PRICE         REGISTRATION FEE
---------------------------------------------------   -------------- -------------------- ---------------------- ------------------
8-5/8% Senior Subordinated Notes due 2007, Series B    $150,000,000            100%             $150,000,000           $45,455
---------------------------------------------------   -------------- -------------------- ---------------------- ------------------

(1)  Estimated  solely for  purposes  of  calculating  the  registration  fee  pursuant to Rule 457.
-----------------------------------------------------------------------------------------------------------------------------------
THE  REGISTRANT  HEREBY AMENDS THIS  REGISTRATION  STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE
DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH  SPECIFICALLY  STATES THAT THIS  REGISTRATION  STATEMENT SHALL
THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT
SHALL  BECOME   EFFECTIVE  ON  SUCH  DATE  AS  THE  COMMISSION,   ACTING  PURSUANT  TO  SAID  SECTION  8(a),  MAY  DETERMINE.
-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1997

PROSPECTUS

--------------------

                                   NBTY, INC.

      OFFER TO EXCHANGE 8-5/8% SENIOR SUBORDINATED NOTES DUE 2007, SERIES B
          FOR ALL OUTSTANDING 8-5/8% SENIOR SUBORDINATED NOTES DUE 2007
                                  OF NBTY, INC.

                THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW
              YORK CITY TIME, ON ________________, UNLESS EXTENDED.

         NBTY, Inc., a Delaware corporation ("NBTY"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 8-5/8% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 8-5/8% Senior Subordinated Notes due 2007 (the "Original Notes"), of which $150,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the Exchange Notes will bear a Series B designation and a different CUSIP number from the Original Notes, (ii) the issuance of the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and
(iii) holders of the Exchange Notes will not be entitled to certain rights of holders of Original Notes under the Exchange and Registration Rights Agreement (as defined). The Original Notes and the Exchange Notes are referred to herein collectively as the "Notes." The Exchange Notes will evidence the same debt as the Original Notes (which they replace) and will be issued under and be entitled to the benefits of that certain Indenture, dated as of September 23, 1997 (the "Indenture"), by and between NBTY, as issuer, and IBJ Schroder Bank & Trust Company, as trustee, governing the Notes. See "The Exchange Offer" and "Description of the Exchange Notes."

         NBTY will accept for exchange any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on ____________________, unless extended by NBTY in its sole discretion (the "Expiration Date"). Tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

         The Original Notes were sold by NBTY on September 23, 1997, to Chase Securities Inc. (the "Initial Purchaser") in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Offering"). The Initial Purchaser subsequently placed the Original Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act ("Rule 144A"). Accordingly, the Original Notes may not be
reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder to satisfy the obligations of NBTY under that certain Exchange and Registration Rights Agreement, dated as of September 23, 1997, by and between NBTY and the Initial Purchaser (the "Exchange and Registration Rights Agreement"), entered into in connection with the Initial Offering. See "The Exchange Offer - Purpose and Effect of the Exchange Offer."

         Interest on the Exchange Notes will accrue from the last interest payment on which interest was paid on the Original Notes surrendered in exchange therefor or, if no interest has been paid on the Original Notes, from the Issue Date (as defined), and will be payable semi-annually on September 15 and March 15 of each year, commencing on March 15, 1998. The Notes will mature on

September 15, 2007. Except as described below, NBTY may not redeem the Notes prior to September 15, 2002. On or after such date, NBTY may redeem the Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to September 15, 2000, NBTY may, subject to certain requirements, redeem up to 33-1/3% of the aggregate principal amount of the Notes with the Net Cash Proceeds (as defined) from one or more Public Equity Offerings (as defined) by NBTY at a price equal to 108.625% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 66-2/3% of the original aggregate principal amount of the Original Notes remains outstanding after each such redemption. The Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined), NBTY will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Exchange Notes."

         The Notes will be unsecured and subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of NBTY. The Notes will rank PARI PASSU in right of payment with any future senior subordinated indebtedness of NBTY and will rank senior to all Subordinated Indebtedness (as defined) of NBTY. The Indenture under which the Notes will be issued permits NBTY to incur additional indebtedness, including Senior Indebtedness, subject to certain restrictions. See "Description of the Exchange Notes." As of June 30, 1997, on a pro forma basis after giving effect to the Transaction (as defined), the aggregate principal amount of NBTY's outstanding Senior Indebtedness would have been approximately $31.1 million (exclusive of unused commitments) and NBTY would have had no senior subordinated indebtedness outstanding other than the Notes and no Subordinated Indebtedness. See "Description of the Exchange Notes" and "Capitalization."

         The common stock of NBTY is listed on the Nasdaq Stock Market under the symbol "NBTY." There has not previously been any public market for the Original Notes or the Exchange Notes. NBTY does not intend to list the Exchange Notes on any securities exchange, but the Original Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors - Absence of Public Market." Moreover, to the extent that the Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected.


   --------------------------------------------------------------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

   --------------------------------------------------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   --------------------------------------------------------------------------

         Based upon an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters issued to third parties, NBTY believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of NBTY within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer - Resale of the Exchange Notes." Holders of Original Notes wishing to accept the Exchange Offer must represent to

NBTY, as required by the Exchange and Registration Rights Agreement, that such conditions have been met.

         Each broker-dealer that receives Exchange Notes for its own account (an "Exchanging Dealer") pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, an Exchanging Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by an Exchanging Dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such Exchanging Dealer as a result of market making activities or other trading activities. NBTY has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Exchanging Dealer for use in connection with any such resale. See "Plan of Distribution."

         NTBY will not receive any proceeds from the Exchange Offer. NBTY has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. Holders of Original Notes not tendered and accepted in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Exchange Offer is intended to satisfy certain exchange and registration rights of holders of Original Notes under the Exchange and Registration Rights Agreement. Such rights shall terminate upon consummation of the Exchange Offer. See "The Exchange Offer - Purpose and Effect of the Exchange Offer."

         THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF ORIGINAL NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

         NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

         UNTIL _________________ (90 DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

         The Exchange Notes will be available initially only in book-entry form. Except as may be described under "Book-Entry; Delivery and Form," NBTY expects that the Exchange Notes issued pursuant to the Exchange Offer will be represented by one or more duly registered Global Notes (as defined), that will be deposited with, or on behalf of, the Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. After the initial issuance of the Global Note, Exchange Notes in certificated form will be issued in exchange for the Global Note only in accordance with the terms and conditions set forth in the Indenture. See "Book-Entry; Delivery and Form."

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Harvey Kamil, Secretary, NBTY, Inc., 90 Orville Drive, Bohemia, New York 11716, (516) 567-9500. In order to ensure timely delivery of the documents, any request should be made by _______ (five days before Expiration Date).

         THE CONTENTS OF THIS PROSPECTUS ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH PROSPECTIVE PARTICIPANT IN THE EXCHANGE OFFER SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR OR TAX ADVISOR AS TO LEGAL, BUSINESS OR TAX ADVICE. PROSPECTIVE INVESTORS MAY OBTAIN ADDITIONAL INFORMATION UPON REQUEST FROM THE INITIAL PURCHASER OR THE COMPANY WHICH THEY MAY REASONABLY REQUIRE IN CONNECTION WITH THE DECISION TO PARTICIPATE IN THE EXCHANGE OFFER.

                           FORWARD LOOKING STATEMENTS

         THIS PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING STATEMENTS UNDER THE CAPTIONS "SUMMARY," "UNAUDITED PRO FORMA COMBINED FINANCIAL DATA," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." ALL OF THESE FORWARD LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS MADE BY MANAGEMENT OF THE COMPANY WHICH, ALTHOUGH BELIEVED TO BE REASONABLE, ARE INHERENTLY UNCERTAIN. THEREFORE, UNDUE RELIANCE SHOULD NOT BE PLACED UPON SUCH ESTIMATES AND STATEMENTS. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH ESTIMATES OR STATEMENTS WILL BE REALIZED AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE: (1) ADVERSE PUBLICITY REGARDING THE CONSUMPTION OF NUTRITIONAL SUPPLEMENTS; (2) ADVERSE FEDERAL, STATE OR FOREIGN LEGISLATION OR REGULATION OR ADVERSE DETERMINATIONS BY REGULATORS; (3) SLOW OR NEGATIVE GROWTH IN THE NUTRITIONAL SUPPLEMENT INDUSTRY; (4) INABILITY OF THE COMPANY TO SUCCESSFULLY IMPLEMENT ITS BUSINESS STRATEGY; (5) INCREASED COMPETITION; (6) INCREASED COSTS; (7) LOSS OR RETIREMENT OF KEY MEMBERS OF MANAGEMENT; (8) INCREASES IN THE COMPANY'S COST OF BORROWINGS OR INABILITY OR UNAVAILABILITY OF ADDITIONAL DEBT OR EQUITY CAPITAL; AND (9) CHANGES IN GENERAL ECONOMIC CONDITIONS IN THE MARKETS IN WHICH THE COMPANY MAY, FROM TIME TO TIME, COMPETE. MANY OF SUCH FACTORS WILL BE BEYOND THE CONTROL OF THE COMPANY AND ITS MANAGEMENT. FOR FURTHER INFORMATION OR OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD LOOKING STATEMENTS, SEE "RISK FACTORS."

                                     SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, RISK FACTORS AND HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA, INCLUDING THE RELATED NOTES, APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, (i) "NBTY" REFERS TO NBTY, INC. AND ITS SUBSIDIARIES AS CONSTITUTED PRIOR TO THE ACQUISITION, (ii) "H&B" REFERS TO HOLLAND & BARRETT HOLDINGS LTD. AND ITS SUBSIDIARIES AS CONSTITUTED PRIOR TO THE ACQUISITION, AND
(III) THE "COMPANY" REFERS TO NBTY, INC. AND ITS SUBSIDIARIES (INCLUDING H&B) AFTER GIVING EFFECT TO THE ACQUISITION. UNLESS OTHERWISE INDICATED, ALL FINANCIAL STATEMENTS IN THIS PROSPECTUS HAVE BEEN PREPARED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("U.S. GAAP") AND ALL DOLLAR REFERENCES ARE IN U.S. DOLLARS. FINANCIAL INFORMATION OF H&B HAS BEEN DERIVED FROM THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF H&B PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED KINGDOM ("U.K. GAAP"). H&B FINANCIAL DATA, WHICH IS STATED IN U.S. DOLLARS, HAS BEEN ADJUSTED TO REFLECT U.S. GAAP AND IS BASED ON AN EXCHANGE RATE OF ONE POUND STERLING TO 1.665 U.S. DOLLARS. REFERENCES IN THIS PROSPECTUS TO FISCAL YEARS ARE TO NBTY'S FISCAL YEARS ENDING SEPTEMBER 30 OR H&B'S FISCAL YEARS ENDING JUNE 30, AS THE CASE MAY BE. UNLESS OTHERWISE NOTED, ALL MARKET DATA PRESENTED IN THIS PROSPECTUS IS BASED ON THE COMPANY'S RESEARCH AND ESTIMATES. NATURE'S BOUNTY(REGISTERED TRADEMARK), GOOD `N NATURAL(REGISTERED TRADEMARK), HUDSON(REGISTERED TRADEMARK), AMERICAN HEALTH(REGISTERED TRADEMARK), NATURAL
WEALTH(REGISTERED TRADEMARK), PURITAN'S PRIDE(REGISTERED TRADEMARK), VITAMIN WORLD(REGISTERED TRADEMARK) AND HOLLAND & BARRETT ARE REGISTERED TRADEMARKS OF THE COMPANY.

                                   THE COMPANY

OVERVIEW

         NBTY, founded in 1971, is one of the leading manufacturers and distributors of nutritional supplements in the U.S., marketing a complete line of vitamins, minerals and other nutritional supplements offered at value prices to its customers. NBTY markets its multi-branded products primarily through (i) one of the industry's leading mail order programs under its PURITAN'S PRIDE brand name to its proprietary list of over two million active customers, (ii) 115 Vitamin World retail stores strategically located primarily in factory outlet malls across the U.S., and (iii) wholesale distribution to drug store chains, supermarkets, independent pharmacies and health food stores such as Eckerd, Osco and Albertson's under the NATURE'S BOUNTY, NATURAL WEALTH, HUDSON, AMERICAN HEALTH and GOOD `N NATURAL brand names. Management believes that this unique three-tiered distribution system enables NBTY to most effectively market its products and lends stability, when compared to certain of its competitors, to its revenues and EBITDA. NBTY's revenues from mail order, retail and wholesale sales were approximately 42%, 16% and 42%, respectively, of total NBTY revenues for the nine month period ended June 30, 1997. NBTY's revenues and EBITDA for the nine month period ended June 30, 1997 were approximately $184 million and $33 million, respectively, and same store sales growth for the same period was approximately 15%.

         NBTY acquired (the "Acquisition") Holland & Barrett Holdings Ltd. ("H&B"), one of the leading nutritional supplement retailers in the United Kingdom ("U.K.") with 410 locations, on August 7, 1997. The Acquisition provides the Company with significant strategic opportunities to enhance H&B's revenues and profitability and increase its market share. H&B markets a broad line of nutritional supplement products, including vitamins, minerals and other nutritional supplements (approximately 58% of H&B's revenues for fiscal year
1997), and food products, including fruits and nuts, confectionery and other items (approximately 42% of H&B's revenues for fiscal year 1997). H&B's strategic retail locations in prime shopping areas and broad product offering have enabled it to become one of the U.K.'s largest nutritional supplement retailers. H&B's revenues and EBITDA for the fiscal year ended June 30, 1997 were approximately $171 million and $18 million, respectively, and same store sales growth for the same period was approximately 3%.

         The Company expects to derive substantial opportunities from the combination of NBTY's and H&B's operations. Pro forma for the Acquisition, the Company's revenues for mail order, retail and wholesale sales would have been approximately 25%, 50% and 25%, respectively, of total Company revenues for the nine month period ended June 30, 1997. Management believes that cross-selling an expansive selection of NBTY-manufactured products into H&B's 410 retail stores will enable H&B to offer a broader product selection at lower prices than its competitors and, at the same time, enhance H&B's margins. In addition, management expects to reduce per unit production costs in NBTY's manufacturing facilities through increased capacity utilization derived from this vertical integration. The Company also plans to increase the efficiency of its H&B operations by integrating NBTY's state-of-the-art point of sale ("POS") system throughout H&B's retail stores that will allow for more effective management of inventory and purchasing. The Company's vertically integrated structure and three-tiered distribution system, combined with its breadth of well recognized, value oriented brand names, position it to pursue continued growth and competitive success in each of its distribution channels.

         The U.S. retail market for vitamins, minerals and other nutritional supplements has grown at a compound annual rate of approximately 15%, from $3.7 billion in 1992 to $6.5 billion in 1996, according to the 1997 Packaged Facts Survey ("Packaged Facts"). According to the Simmons Market Research Bureau, 54% of the U.S. adult population uses vitamins, minerals or supplements. Further, based on U.S. Bureau of the Census data, the 45-and-older age group, which accounted for approximately 32% of the U.S. population in 1990, is expected to grow to 40% of the U.S. population by 2010. Management believes this industry growth is expected to continue based on the following factors: (i) the aging population, (ii) the growing body of research suggesting the benefits of certain nutritional supplements, and (iii) the favorable regulatory environment that allows for new product development, thereby stimulating total demand.

COMPETITIVE  STRENGTHS

         The Company believes that the following competitive strengths provide it with a solid foundation to further enhance growth, profitability and the Company's position as an industry leader:

   o VERTICALLY INTEGRATED OPERATIONS. As a result of the Acquisition, the Company will increase its degree of vertical integration by manufacturing nutritional supplements in NBTY facilities for sale through H&B's retail stores. Due to NBTY's existing level of vertical integration, NBTY is able to price its products at its stores approximately 20-40% lower than its largest competitor yet still maintain gross margins in excess of approximately 50%. The Acquisition will allow the Company to further increase its margins by providing NBTY-manufactured products throughout H&B retail stores.

   o EFFICIENT, MULTI-CHANNEL DISTRIBUTION NETWORK. NBTY's three-tiered U.S. distribution network (mail order, retail and wholesale), supplemented by H&B's strong retail position in the U.K. nutritional supplement market, allows the Company to access a broader base of nutritional supplement buyers and is unique among the Company's competitors. Management believes this diverse network lowers distribution risk and lends stability, when compared to certain of its competitors, to both revenues and EBITDA.


   o STRONG PORTFOLIO OF RETAIL STORES. NBTY's 115 Vitamin World stores, in combination with H&B's 410 stores, comprise a retail network that is strategically located in the high growth U.S. and U.K. markets. These stores delivered approximately 15% and 4% same store sales growth during the nine month period ended June 30, 1997 in the U.S. and the U.K., respectively. In addition to providing a platform for growth, management believes the Company's established retail stores pose significant barriers to entry for new competitors due to the Company's penetration of U.S. factory outlet malls and prime U.K. locations.

   o LEADING MAIL ORDER SUPPLIER. Management believes NBTY is the industry leader in the U.S. mail order nutritional supplement market with over two million active customers and response rates that management believes to be in excess of the mail order industry average. The Company's position as a leading mail order nutritional supplement distributor allows the Company to lower its per customer distribution costs, thereby enhancing margins. The Company plans to further expand its mail order operations in the U.K. by utilizing its mail order distribution warehouse in Southampton, England, which became fully operational in January 1997.

   o INNOVATIVE NEW PRODUCT DEVELOPMENT. NBTY continually pursues new product development in response to customer demand. In 1997 alone, NBTY introduced more than 100 new stock keeping units ("SKUs") through its product development and merchandising groups working directly with managers at the retail level. Management believes its retail stores provide the Company with rapid access to customer demand information and allow the Company to test market new products before initiating a complete product launch across all distribution channels.

   o EXPERIENCED MANAGEMENT TEAM. Scott Rudolph, Chairman of the Board, President and Chief Executive Officer, has 11 years of experience with NBTY and 21 years in the nutritional supplement industry. Mr. Rudolph's skilled management team averages over 14 years of industry experience (primarily with NBTY) in the mail order, retail and wholesale distribution channels.

  BUSINESS STRATEGY

         The Company's strategy is to target the growing value-conscious consumer segment in order to increase sales and improve profitability, thereby strengthening its position as an industry leader through the following key initiatives:

   o INCREASE HIGH MARGIN RETAIL SALES. As a result of the Acquisition, NBTY's 115 retail stores have been augmented by H&B's 410 U.K. stores. In the U.S., the Company plans to open approximately 80 new stores per year, substantially increasing its penetration of the factory outlet mall base. By increasing overall foot traffic through its growing base of stores, the Company expects to increase its revenues and profitability, and enhance its market share. In the U.K., the Company expects to increase nutritional supplement sales by offering its products at lower prices than its competitors.

   o INCREASE HIGH MARGIN MAIL ORDER SALES. Management believes NBTY's PURITAN'S PRIDE mail order operation is the industry's leader with approximately two million active mail order customers. NBTY is currently in the process of automating its mail order shipping department, which will enable NBTY to fulfill mail order requests with greater speed and efficiency. NBTY expects to continue to strengthen its mail order sales through frequent promotions in order to further improve its response rate, which management believes is already above the mail order industry average. NBTY also expects to continue to add customers through the selective acquisition of companies that have similar or complementary products. In addition, NBTY's recently increased manufacturing capability will enable it to successfully compete for additional mail order customers through its ability to quickly introduce and deliver new products in response to consumer demand.

   o EMPHASIZE HIGHER MARGIN PRODUCTS. In addition to manufacturing and distributing high sales volume products (such as vitamins C and E), the Company also manufactures and distributes higher margin, specialty products. These popular specialty products, such as melatonin and St. John's Wort, are targeted primarily at dedicated nutritional supplement users and typically provide higher margins than more established products and broaden the Company's product line.

   o ENHANCE OPERATING EFFICIENCIES. The Acquisition will enable the Company to increase its level of vertical integration by selling nutritional supplements manufactured by NBTY through the H&B retail stores in the U.K. Management expects to supply approximately 75% of H&B's nutritional supplements from NBTY's U.S. manufacturing operations, thereby increasing NBTY's manufacturing margins and increasing H&B's margins while reducing per unit production costs in NBTY's manufacturing facilities through increased capacity utilization. Additionally, the Company intends to achieve significant operating efficiencies from the integration of its POS system into the H&B stores, which will significantly improve inventory management, production scheduling and administrative functions.

   o RAPID NEW PRODUCT INTRODUCTION. Management believes that NBTY is among the leaders in its industry in the timely introduction of products in response to consumer demands. During 1997 alone, NBTY introduced more than 100 new SKUs. Given the changing nature of consumer demands for new products and the growing publicity of the value of vitamins, minerals and other nutritional supplements in the promotion of general health, management believes that NBTY will continue to attract new customers based upon its ability to rapidly respond to consumer demands with high quality, value oriented products. As a result of the Company's ongoing manufacturing expansion, the Company will be poised to further develop new products that meet consumers' demand.

                                THE TRANSACTION

         On August 7, 1997, NBTY acquired all of the issued and outstanding capital stock of Holland & Barrett Holdings Ltd. from Lloyds Chemists plc ("Lloyds") for an aggregate purchase price of approximately $169.0 million. Prior to the Acquisition, H&B operated as a subsidiary of Lloyds. Lloyds was acquired by GEHE AG ("GEHE") in January 1997 and, pursuant to GEHE's strategy of divesting Lloyds of non-core assets, GEHE determined to divest the H&B subsidiary. NBTY issued to Lloyds two promissory notes (the "Promissory Notes") totaling approximately $169.0 million as consideration for the purchase of the capital stock of H&B.

         In connection with the Acquisition, NBTY (i) entered into a $50.0 million revolving credit facility (the "Revolving Credit Facility"), which provides for borrowings for working capital and general corporate purposes, and
(ii) issued $150.0 million of Original Notes (the "Initial Offering," and together with the Revolving Credit Facility, the "Financing"). The Acquisition and the Financing are, together, referred to as the Transaction. On a pro forma basis, after giving effect to the Transaction, the Company's unused availability under the Revolving Credit Facility was approximately $37.5 million. See "Capitalization" and "Description of the Revolving Credit Facility." NBTY paid in full the Promissory Notes on October 17, 1997, using proceeds from the Initial Offering and the Financing.

         The sources and uses of funds for the Transaction, which assume that the Transaction had occurred on June 30, 1997, are as follows:

SOURCES:                                                   (DOLLARS IN MILLIONS)

Cash on hand.........................................              $ 15.2
Revolving Credit Facility(a).........................                12.5
Original Notes.......................................               148.8
                                                                    -----
   Total Sources of Funds............................              $176.5
                                                                   ======
USES:

Payment of Promissory Notes..........................              $169.0
Transaction fees and expenses........................                 7.5
                                                                   ------
   Total Uses of Funds...............................              $176.5
                                                                   ======
----------
(a) Following consummation of the Transaction, the Company had available $37.5 million under the Revolving Credit Facility that may be drawn for working capital and general corporate purposes, including capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                             THE INITIAL OFFERING

Original Notes.........................    The Original  Notes were sold by NBTY
                                           on September  23, 1997 (the  "Initial
                                           Offering"),  to Chase Securities Inc.
                                           (the "Initial Purchaser") pursuant to
                                           a  Purchase  Agreement,  dated  as of
                                           September  17,  1997,  by and between
                                           NBTY and the Initial  Purchaser  (the
                                           "Purchase  Agreement").  The  Initial
                                           Purchaser   subsequently  resold  the
                                           Original     Notes    to    qualified
                                           institutional buyers pursuant to Rule
                                           144A under the  Securities Act ("Rule
                                           144A").

Exchange and Registration Rights
Agreement..............................    Pursuant to the  Purchase  Agreement,
                                           NBTY   and  the   Initial   Purchaser
                                           entered    into   an   Exchange   and
                                           Registration  Rights  Agreement  (the
                                           "Exchange  and  Registration   Rights
                                           Agreement"),  dated  as of  September
                                           23,  1997 (the "Issue  Date"),  which
                                           grants the  holders  of the  Original
                                           Notes     certain     exchange    and
                                           registration   rights.  The  Exchange
                                           Offer is  intended  to  satisfy  such
                                           exchange  and  registration   rights,
                                           which  rights  shall  terminate  upon
                                           consummation  of the Exchange  Offer.
                                           See "The Exchange Offer - Purpose and
                                           Effect of the Exchange Offer."

                                           THE EXCHANGE OFFER

Securities Offered.....................    $150,000,000    aggregate   principal
                                           amount of 8-5/8% Senior  Subordinated
                                           Notes  due  2007,  Series  B, of NBTY
                                           (the "Exchange Notes").

The Exchange Offer.....................    $1,000  principal  amount of Exchange
                                           Notes in  exchange  for  each  $1,000
                                           principal  amount of Original  Notes.
                                           As of the date  hereof,  $150,000,000
                                           aggregate    principal    amount   of
                                           Original Notes are outstanding.  NBTY
                                           will  issue  the  Exchange  Notes  to
                                           holders as  promptly  as  practicable
                                           after the Expiration Date.

                                           Based  on an  interpretation  by  the
                                           staff of the  Securities and Exchange
                                           Commission  (the   "Commission")  set
                                           forth in no-action  letters issued to
                                           third  parties,  NBTY  believes  that
                                           Exchange Notes issued pursuant to the
                                           Exchange   Offer  in   exchange   for
                                           Original  Notes  may be  offered  for
                                           resale,    resold    and    otherwise
                                           transferred  by  any  holder  thereof
                                           (other  than any such  holder that is
                                           an  "affiliate"  of NBTY  within  the
                                           meaning   of  Rule  405   under   the
                                           Securities  Act of 1933,  as  amended
                                           (the   "Securities   Act"))   without
                                           compliance with the  registration and
                                           prospectus delivery provisions of the
                                           Securities  Act,  provided  that such
                                           Exchange  Notes are  acquired  in the
                                           ordinary   course  of  such  holder's
                                           business  and that such  holder  does
                                           not intend to participate  and has no
                                           arrangement or understanding with any
                                           person   to    participate   in   the
                                           distribution  of such Exchange Notes.

                                           Any  participating  broker-dealer (an
                                           "Exchanging  Dealer")  that  acquired
                                           Original Notes for its own account as
                                           a result of market making  activities
                                           or other trading  activities may be a
                                           statutory      underwriter.      Each
                                           Exchanging   Dealer   that   receives
                                           Exchange  Notes  for its own  account
                                           pursuant to the  Exchange  Offer must
                                           acknowledge  that it will  deliver  a
                                           prospectus  in  connection  with  any
                                           resale of such  Exchange  Notes.  The
                                           Letter of Transmittal  states that by
                                           so acknowledging  and by delivering a
                                           prospectus, an Exchanging Dealer will
                                           not be deemed to admit  that it is an
                                           "underwriter"  within the  meaning of
                                           the Securities Act. This  Prospectus,
                                           as it may be amended or  supplemented
                                           from time to time,  may be used by an
                                           Exchanging  Dealer in connection with
                                           resales of Exchange Notes received in
                                           exchange  for  Original  Notes  where
                                           such Original  Notes were acquired by
                                           such Exchanging Dealer as a result of
                                           market  making  activities  or  other
                                           trading  activities.  NBTY has agreed
                                           that,  for a period of 180 days after
                                           the  Expiration  Date,  it will  make
                                           this  Prospectus   available  to  any
                                           Exchanging    Dealer   for   use   in
                                           connection with any such resale.  See
                                           "Plan of  Distribution."

                                           Any   holder   who   tenders  in  the
                                           Exchange  Offer with the intention to
                                           participate,  or for the  purpose  of
                                           participating,  in a distribution  of
                                           the Exchange  Notes could not rely on
                                           the  position  of  the  staff  of the
                                           Commission  enunciated  in  no-action
                                           letters  and,  in the  absence  of an
                                           exemption therefrom, must comply with
                                           the   registration   and   prospectus
                                           delivery    requirements    of    the
                                           Securities Act in connection with any
                                           resale transaction. Failure to comply
                                           with   such   requirements   in  such
                                           instance  may  result in such  holder
                                           incurring    liability    under   the
                                           Securities  Act for which the  holder
                                           is   not    indemnified    by   NBTY.

Expiration Date........................    5:00  p.m.,  New York City  time,  on
                                           _________________,     unless     the
                                           Exchange Offer is extended,  in which
                                           case the term "Expiration Date" means
                                           the latest date and time to which the
                                           Exchange Offer is extended.

Accrued Interest on the Exchange
Notes and the Original Notes...........    Interest on the Exchange Notes issued
                                           pursuant to the  Exchange  Offer will
                                           accrue from the last interest payment
                                           date on  which  interest  was paid on
                                           the  Original  Notes  surrendered  in
                                           exchange  therefor or, if no interest
                                           has been paid on the Original  Notes,
                                           from the Issue  Date.  Holders  whose
                                           Original   Notes  are   accepted  for
                                           exchange   will  be  deemed  to  have
                                           waived  the  right  to  receive   any
                                           interest   accrued  on  the  Original
                                           Notes.

Conditions to the Exchange Offer.......    The  Exchange  Offer  is  subject  to
                                           certain customary  conditions,  which
                                           may  be  waived  by  NBTY.  See  "The
                                           Exchange    Offer   -    Conditions."

Procedures for Tendering Original
Notes..................................    Each holder of Original Notes wishing
                                           to accept  the  Exchange  Offer  must
                                           complete,    sign    and   date   the
                                           accompanying  Letter of  Transmittal,
                                           or a  facsimile  thereof  (or, in the
                                           case   of  a   book-entry   transfer,
                                           transmit   an  Agent's   Message  (as
                                           defined)   in   lieu   thereof),   in
                                           accordance   with  the   instructions
                                           contained  herein  and  therein,  and
                                           mail or otherwise deliver such Letter
                                           of Transmittal, or such facsimile (or
                                           Agent's  Message),  together with the
                                           Original Notes and any other required
                                           documentation  to the Exchange  Agent
                                           (as defined) at the address set forth
                                           herein.  By  executing  the Letter of
                                           Transmittal   (or   transmitting   an
                                           Agent's  Message),  each  holder will
                                           represent  to NBTY that,  among other
                                           things,  the Exchange  Notes acquired
                                           pursuant  to the  Exchange  Offer are
                                           being obtained in the ordinary course
                                           of business  of the person  receiving
                                           such Exchange  Notes,  whether or not
                                           such  person  is  the  holder,   that
                                           neither the holder nor any such other
                                           person   has   any   arrangement   or
                                           understanding   with  any  person  to
                                           participate  in the  distribution  of
                                           such Exchange  Notes and that neither
                                           the holder nor any such other  person
                                           is an  "affiliate,"  as defined under
                                           Rule 405 of the  Securities  Act,  of
                                           NBTY.   See  "The  Exchange  Offer  -
                                           Purpose  and  Effect of the  Exchange
                                           Offer"   and   "-   Procedures    for
                                           Tendering."

Untendered Original Notes..............    Following  the  consummation  of  the
                                           Exchange  Offer,  holders of Original
                                           Notes eligible to participate but who
                                           do not tender  their  Original  Notes
                                           will not have any further exchange or
                                           registration rights and such Original
                                           Notes will  continue to be subject to
                                           certain   restrictions  on  transfer.
                                           Accordingly,  the  liquidity  of  the
                                           market for such Original  Notes could
                                           be  adversely  affected.   See  "Risk
                                           Factors - Absence of Public  Market."

Consequences of Failure to
Exchange...............................    Original Notes that are not exchanged
                                           pursuant to the  Exchange  Offer will
                                           remain     restricted     securities.
                                           Accordingly,  such Original Notes may
                                           be  resold  only  (i) to  NBTY,  (ii)
                                           pursuant  to Rule  144A  or Rule  144
                                           under the  Securities Act or pursuant
                                           to some  other  exemption  under  the
                                           Securities  Act,  (iii)  outside  the
                                           United  States  to a  foreign  person
                                           pursuant to the  requirements of Rule
                                           904 under the Securities Act, or (iv)
                                           pursuant to an effective registration
                                           statement  under the Securities  Act.
                                           See    "The    Exchange    Offer    -
                                           Consequences of Failure to Exchange."

Shelf Registration Statement...........    If  any  holder  of  Original   Notes
                                           (other than any such holder  which is
                                           an  "affiliate"  of NBTY  within  the
                                           meaning   of  Rule  405   under   the
                                           Securities Act) is not eligible under
                                           applicable    securities    laws   to
                                           participate in the Exchange Offer and
                                           such  holder  has  satisfied  certain
                                           conditions  relating to the provision
                                           of   information   to  NBTY  for  use
                                           therein,   and  under  certain  other
                                           circumstances, NBTY has agreed to use
                                           its  reasonable  best efforts to file
                                           with   the    Commission    a   shelf
                                           registration  statement  (the  "Shelf
                                           Registration Statement"),  and to use
                                           its  reasonable  best efforts to have
                                           such  Shelf  Registration   Statement
                                           declared  effective.  NBTY has agreed
                                           to maintain the  effectiveness of the
                                           Shelf  Registration   Statement  for,
                                           under   certain   circumstances,    a
                                           maximum  of  two   years,   to  cover
                                           resales of the Original Notes held by
                                           any such holders.

Special Procedures for Beneficial
Owners.................................    Any  beneficial  owner whose Original
                                           Notes are registered in the name of a
                                           broker,   dealer,   commercial  bank,
                                           trust  company or other  nominee  and
                                           who wishes to tender  should  contact
                                           such  registered  holder promptly and
                                           instruct  such  registered  holder to
                                           tender  on  such  beneficial  owner's
                                           behalf.   If  such  beneficial  owner
                                           wishes to tender on such owner's own
                                           behalf,  such  owner  must,  prior to
                                           completing  and  executing the Letter
                                           of  Transmittal  and  delivering  its
                                           Original    Notes,     either    make
                                           appropriate  arrangements to register
                                           ownership  of the  Original  Notes in
                                           such   owner's   name  or   obtain  a
                                           properly  completed  bond  power from
                                           the registered  holder.  The transfer
                                           of  registered   ownership  may  take
                                           considerable time.

Guaranteed Delivery Procedures.........    Holders of Original Notes who wish to
                                           tender their Original Notes and whose
                                           Original  Notes  are not  immediately
                                           available or who cannot deliver their
                                           Original  Notes (or  comply  with the
                                           procedures for book-entry  transfer),
                                           the  Letter  of  Transmittal  or  any
                                           other   documents   required  by  the
                                           Letter of Transmittal to the Exchange
                                           Agent (or transmit an Agent's Message
                                           in  lieu   thereof)   prior   to  the
                                           Expiration  Date  must  tender  their
                                           Original   Notes   according  to  the
                                           guaranteed  delivery  procedures  set
                                           forth  in  "The   Exchange   Offer  -
                                           Guaranteed   Delivery    Procedures."

Withdrawal Rights......................    Tenders may be  withdrawn at any time
                                           prior to 5:00  p.m.,  New  York  City
                                           time,   on   the   Expiration   Date.


Acceptance of Original Notes and
Delivery of Exchange Notes.............    NBTY will  accept for  exchange  any
                                           and  all  Original   Notes  that  are
                                           properly  tendered  in  the  Exchange
                                           Offer  prior to 5:00  p.m.,  New York
                                           City time,  on the  Expiration  Date.
                                           The Exchange Notes issued pursuant to
                                           the Exchange  Offer will be delivered
                                           as promptly as practicable  following
                                           the   Expiration   Date.   See   "The
                                           Exchange   Offer  -   Terms   of  the
                                           Exchange      Offer."

Use of Proceeds........................    There  will  be no cash  proceeds  to
                                           NBTY from the  exchange  pursuant  to
                                           the    Exchange    Offer.

Exchange Agent.........................    IBJ  Schroder  Bank  & Trust Company.

                                           THE EXCHANGE NOTES

General................................    The  form and  terms of the  Exchange
                                           Notes  are the  same as the  form and
                                           terms of the  Original  Notes  (which
                                           they  replace)  except  that  (i) the

                                           Exchange   Notes   bear  a  Series  B
                                           designation  and  a  different  CUSIP
                                           number from the Original Notes,  (ii)
                                           the  issuance of the  Exchange  Notes
                                           will have been  registered  under the
                                           Securities Act and,  therefore,  will
                                           not  bear  legends   restricting  the
                                           transfer   thereof,   and  (iii)  the
                                           holders of Exchange Notes will not be
                                           entitled to certain  rights under the
                                           Exchange  and   Registration   Rights
                                           Agreement,  including the  provisions
                                           providing  for  an  increase  in  the
                                           interest  rate on the Original  Notes
                                           in certain circumstances  relating to
                                           the  timing  of the  Exchange  Offer,
                                           which rights will  terminate when the
                                           Exchange  Offer is  consummated.  See
                                           "The  Exchange  Offer -  Purpose  and
                                           Effect of the  Exchange  Offer."  The
                                           Exchange Notes will evidence the same
                                           debt as the  Original  Notes and will
                                           be  entitled  to the  benefits of the
                                           Indenture.  See  "Description  of the
                                           Exchange  Notes." The Original  Notes
                                           and the  Exchange  Notes are referred
                                           to   herein   collectively   as   the
                                           "Notes."

Issuer.................................    NBTY, Inc.

Securities Offered.....................    $150  million  aggregate    principal
                                           amount of 8-5/8% Senior  Subordinated
                                           Notes    due    2007,    Series    B.

Maturity...............................    September 15, 2007.

Interest Payment Dates.................    September  15 and  March  15 of  each
                                           year,   commencing  March  15,  1998.

Sinking Fund...........................    None.

Optional Redemption....................    Except as described  below,  NBTY may
                                           not redeem the  Exchange  Notes prior
                                           to September  15,  2002.  On or after
                                           such   date,   NBTY  may  redeem  the
                                           Exchange  Notes, in whole or in part,
                                           at the  redemption  prices  set forth
                                           herein,  together  with  accrued  and
                                           unpaid interest,  if any, to the date
                                           of  redemption.  In addition,  at any
                                           time  and  from  time  to  time on or
                                           prior to September 15, 2000, NBTY may
                                           redeem up to 33-1/3% of the aggregate
                                           principal   amount  of  the  Exchange
                                           Notes with the net cash  proceeds  of
                                           one or more Public  Equity  Offerings
                                           (as defined) by NBTY, at a redemption
                                           price   equal  to   108.625%  of  the
                                           principal   amount  to  be  redeemed,
                                           together   with  accrued  and  unpaid
                                           interest,  if  any,  to the  date  of
                                           redemption,  provided  that at  least
                                           66-2/3%  of  the  originally   issued
                                           aggregate  principal  amount  of  the
                                           Exchange  Notes  remains  outstanding
                                           after  each  such   redemption.   See
                                           "Description  of the Exchange Notes -
                                           Optional   Redemption."

Change of Control......................    Upon the  occurrence  of a Change  of
                                           Control,  NBTY  will be  required  to
                                           make  an  offer  to  repurchase   the
                                           Exchange  Notes  at a price  equal to
                                           101% of the principal amount thereof,
                                           together   with  accrued  and  unpaid
                                           interest,  if  any,  to the  date  of
                                           repurchase.  See  "Description of the
                                           Exchange  Notes - Change of Control."

Ranking................................    The Exchange  Notes will be unsecured
                                           and will be  subordinated in right of
                                           payment  to all  existing  and future
                                           Senior  Indebtedness  (as defined) of
                                           NBTY.  The  Exchange  Notes will rank
                                           PARI PASSU in right of  payment  with
                                           any   future   senior    subordinated
                                           indebtedness  of NBTY and  will  rank
                                           senior     to    all     Subordinated
                                           Indebtedness (as defined) of NBTY. As
                                           of  June  30,  1997,  on a pro  forma
                                           basis  after  giving  effect  to  the
                                           Transaction,  the aggregate principal
                                           amount of NBTY's  outstanding  Senior
                                           Indebtedness    would    have    been
                                           approximately  $31.1  million.   NBTY
                                           would have had no senior subordinated
                                           indebtedness  outstanding  other than
                                           the Notes.  See  "Description  of the
                                           Exchange  Notes  -  Ranking"  and  "-
                                           Subordination of the Exchange Notes."

Restrictive Covenants..................    The   indenture   under   which   the
                                           Exchange  Notes  will be issued  (the
                                           "Indenture") will limit,  among other
                                           things,   (i)   the   incurrence   of
                                           additional  indebtedness  by NBTY and
                                           its Subsidiaries, (ii) the payment of
                                           dividends  on,  and   redemption  of,
                                           capital   stock   of  NBTY   and  its
                                           Subsidiaries, (iii) investments, (iv)
                                           sales of assets and Subsidiary stock,
                                           (v) transactions  with affiliates and
                                           (vi)   consolidations,   mergers  and
                                           transfers of all or substantially all
                                           of NBTY's assets.  The Indenture will
                                           also prohibit certain restrictions on
                                           distributions    from   Subsidiaries.
                                           However, all of these limitations and
                                           prohibitions  are subject to a number
                                           of   important   qualifications   and
                                           exceptions.  See  "Description of the
                                           Exchange Notes - Certain  Covenants."

Use of Proceeds........................    NBTY will  not  receive any  proceeds
                                           from the  Exchange  Offer.  NBTY used
                                           the net  proceeds  from  the  Initial
                                           Offering, together with amounts drawn
                                           under the Revolving  Credit Facility,
                                           to pay the Promissory Notes issued in
                                           connection  with the  Acquisition and
                                           to pay related fees and expenses. See
                                           "Use of Proceeds."

                                  RISK FACTORS

         See "Risk Factors" for a discussion of certain factors that should be considered before tendering Original Notes in exchange for Exchange Notes. These risk factors are generally applicable to the Original Notes as well as the Exchange Notes.

                  --------------------------------------------

         The principal executive offices of the Company are located at 90 Orville Drive, Bohemia, New York 11716, and the Company's telephone number is
(516) 567-9500.

                    SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                                   THE COMPANY

         The following table sets forth certain unaudited summary pro forma combined financial data of the Company for the periods ended and as of the dates indicated as described in the Unaudited Pro Forma Combined Financial Data. The unaudited summary pro forma combined statement of income data give effect to the Transaction as if it had occurred at the beginning of the periods indicated. The unaudited summary pro forma combined balance sheet data give effect to the Transaction as if it had occurred on June 30, 1997. "Other Data" below, not directly derived from the Unaudited Pro Forma Combined Financial Data, or the NBTY or H&B historical consolidated financial statements, have been presented to provide additional analysis. The consolidated financial statements of H&B prepared in accordance with U.K. GAAP used in preparing the Unaudited Pro Forma Combined Financial Data have been adjusted to present such information in accordance with U.S. GAAP and translated into U.S. dollar equivalent financial statements using the exchange rate in effect at June 30, 1997, which was one pound sterling to 1.665 U.S. dollars. For further information regarding the effect, if any, of the difference between U.K. GAAP and U.S. GAAP, see Note 3 of H&B's Consolidated Financial Statements included elsewhere in this Prospectus. The Summary Pro Forma Combined Financial Data do not purport to represent what the Company's results of operations or financial condition would have actually been had the Transaction been consummated as of such dates or to project the Company's results of operations or financial condition for any future period. The Summary Pro Forma Combined Financial Data have been derived from and should be read in conjunction with the Unaudited Pro Forma Combined Financial Data and the notes thereto, the separate historical consolidated financial statements of NBTY and H&B and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.




                                                         NINE MONTHS
                                                            ENDED                YEAR ENDED
                                                        JUNE 30, 1997        SEPTEMBER 30, 1996
                                                        -------------        ------------------
                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

STATEMENT OF INCOME DATA:
   Net Sales.......................................      $ 311.8                $ 345.3
   Gross profit (a)................................        157.3                  169.8
   Income from operations..........................         33.5                   29.3
   Interest expense, net...........................         12.5                   17.2
   Net income......................................         11.6                    6.1
   Net income per share............................      $   0.58               $   0.31
OTHER DATA:
   EBITDA (b)......................................      $  47.3                $  45.9
   EBITDA margin (b)...............................         15.2%                  13.3%
   Capital expenditures............................      $  18.8                $  27.1
   Number of retail stores (at end of period)......        516                    444
   Ratio of total debt to EBITDA...................          -                      -
   Ratio of EBITDA to interest expense.............          3.8x                   2.7x
   Ratio of earnings to fixed charges (c)..........          2.1x                   1.5x

BALANCE SHEET DATA (END OF PERIOD):
   Working capital.................................      $  47.6
   Total assets....................................        370.5
   Total debt......................................        179.5
   Stockholders' equity............................        113.3


--------------
(a)  Gross profit is defined as net sales less cost of sales.
(b) EBITDA is defined as net income before interest expense, income taxes and depreciation and amortization. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA margin is computed as EBITDA as a percentage of net sales.
(c) For the purposes of computing these ratios, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt financing costs and one-third of rental expenses.

                        SUMMARY HISTORICAL FINANCIAL DATA
                                   NBTY, INC.

         The following table sets forth summary financial data of NBTY for each of the five fiscal years in the period ended September 30, 1996 and for the nine month periods ended June 30, 1997 and 1996. The statement of income data for the five fiscal years in the period ended September 30, 1996 are derived from NBTY's audited historical financial statements included elsewhere in this Prospectus. The statement of income data for the nine month periods ended June 30, 1997 and 1996 has been derived from the unaudited financial statements of NBTY. "Other Data" below, not directly derived from NBTY's historical financial statements, have been presented to provide additional analysis. In the opinion of management, the unaudited data includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. Interim results for the nine month period ended June 30, 1997 are not necessarily indicative of results that can be expected in future periods. The summary financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Historical Results of Operations -- NBTY," "Selected Historical Financial Data -- NBTY" and the historical financial statements and notes thereto included elsewhere in this Prospectus.



                                           NINE MONTHS ENDED
                                               JUNE 30,                         YEAR ENDED SEPTEMBER 30,
                                          -------------------    ---------------------------------------------------------
                                           1997        1996        1996        1995         1994         1993         1992
                                           ----        ----        ----        ----         ----         ----         ----
                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

STATEMENT OF INCOME DATA:
   Net Sales ...................     $   184.1    $   142.1    $   194.4    $   178.8    $   156.1    $   138.4    $   100.9
   Gross Profit (a) ............          95.9         70.0         98.8         84.9         76.2         70.4         50.3
   Catalog printing, postage and
       promotion ...............          14.6         13.2         17.6         19.3         14.8         11.5          7.5
   Selling, general and
       administrative ..........          53.9         42.8         58.6         56.7         49.2         42.8         35.5
   Income from operations ......          27.4         14.0         22.6          8.9         12.2         16.1          7.3
   Interest expense, net .......           1.3          1.0          1.4          1.1          0.9          1.2          1.3
   Net income ..................          16.1          8.1         13.4          5.1          7.8          9.7          3.7
   Net income per share ........     $     0.80   $     0.41   $     0.67   $     0.26   $     0.38   $     0.53   $     0.25

OTHER DATA:
EBITDA (b) .....................     $    32.7    $    18.6    $    29.4    $    14.3    $    17.7    $    20.8    $    10.2
EBITDA margin (b) ..............          17.8%        13.1%        15.1%         8.0%        11.3%        15.0%        10.1%
Capital expenditures ...........     $    11.1    $    11.5    $    15.8    $    11.5    $    11.6    $    13.9    $     4.6
Same store sales growth ........          15.1%        23.1%        31.0%        16.0%         7.5%        31.9%        --
Number of retail stores (at
  end of period).................        106           58           55           19            7            3              2
Ratio of earnings to fixed
  charges (c)....................         14.4x        10.7x        11.7x         6.6x        10.7x        10.8x         4.6x


------------
(a)  Gross profit is defined as net sales less cost of sales.

(b) EBITDA is defined as net income before interest expense, income taxes and depreciation and amortization. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA margin is computed as EBITDA as a percentage of net sales.

(c) For the purposes of computing these ratios, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt financing costs and one-third of rental expenses.

                        SUMMARY HISTORICAL FINANCIAL DATA

                         HOLLAND & BARRETT HOLDINGS LTD.

     The following table sets forth summary financial data of H&B for each of the three fiscal years in the period ended June 30, 1997. The statement of income data for the three fiscal years in the period ended June 30, 1997 are derived from H&B's audited historical consolidated financial statements included elsewhere in this Prospectus. The Summary Historical Financial Data have been presented in accordance with U.K. GAAP in pounds sterling. "Other Data," not directly derived from the H&B historical consolidated financial statements, have been presented to provide additional analysis. In the opinion of management, the unaudited data includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. The summary financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Historical Results of Operations--H&B," "Selected Historical Financial Data--H&B" and the historical consolidated financial statements and notes thereto included elsewhere in this Prospectus.


                                                                       YEAR ENDED JUNE 30,
                                                          -----------------------------------------------
                                                            1997              1996                1995
                                                            ----              ----               ----
                                                                  (POUNDS STERLING IN MILLIONS)
STATEMENT OF INCOME DATA:
   Turnover (a)......................................   (Pound            (Pound             (Pound
                                                         Sterling)102.9    Sterling)90.6      Sterling)77.1
   Gross profit......................................              49.3             42.7               36.0
   Distribution costs................................              39.4             33.9               28.7
   Administrative expense............................               2.2              1.5                1.5
   Operating profit..................................               7.7              7.3                5.8
   Interest payable and other similar charges (b)....               0.3              0.4                0.6
   Profit on ordinary activities after taxation (c)..               4.8              4.4                3.5
OTHER DATA:
   EBITDA (d)........................................   (Pound            (Pound             (Pound
                                                         Sterling) 11.0    Sterling)10.0      Sterling) 7.4
   EBITDA margin (d).................................              10.7%            11.0%               9.6%
   Capital expenditures..............................   (Pound            (Pound             (Pound
                                                         Sterling)  6.8    Sterling) 6.8      Sterling) 6.1
   Same store sales growth...........................               2.8%             8.0%               -
   Number of retail stores (at end of period)........             410              389                347


------------
(a)  Turnover represents net sales.

(b)  Interest payable and other similar charges includes  non-operating charges.

(c)  Profit on ordinary activities after taxation represents net income.

(d) EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization and other non-operating charges. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA margin is computed as EBITDA as a percentage of turnover.

                                  RISK FACTORS

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE TENDERING ORIGINAL NOTES IN EXCHANGE FOR EXCHANGE NOTES. THE RISK FACTORS SET FORTH BELOW ARE GENERALLY APPLICABLE TO THE ORIGINAL NOTES AS WELL AS THE EXCHANGE NOTES.

EFFECT OF  UNFAVORABLE  PUBLICITY

         The Company believes the nutritional supplement market is affected by national media attention regarding the consumption of nutritional supplements. There can be no assurance that future scientific research or publicity will be favorable to the nutritional supplement market or any particular product, or consistent with earlier favorable research or publicity. Future research reports or publicity that are perceived as less favorable or that question such earlier research or publicity could have a material adverse effect on the Company. Because of the Company's dependence upon consumer perceptions, adverse publicity, whether or not accurate, associated with illness or other adverse effects resulting from the consumption of the Company's products or any similar products distributed by other companies could have a material adverse effect on the Company. Such adverse publicity could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products appropriately. See "Business -- Litigation."

GOVERNMENT  REGULATION

         UNITED STATES. The manufacturing, packaging, labeling, advertising, distribution and sale of the Company's products are subject to regulation by Federal, state and local agencies, the most active of which is the U.S. Food and Drug Administration ("FDA"). The FDA regulates the Company's dietary supplements, principally under amendments to the Federal Food, Drug, and
Cosmetic Act embodied in the Dietary Supplement Health and Education Act ("DSHEA"). Under DSHEA, new dietary ingredients (those not used in dietary supplements marketed before October 15, 1994) require premarket submission to the FDA of evidence of a history of their safe use, or other evidence establishing  that  they are  reasonably  expected  to be safe.  There can be no assurance that the FDA will accept the evidence of safety for any new dietary ingredient that the Company may decide to use, and the FDA's refusal to accept such evidence could result in regulation of such dietary ingredients as food additives, requiring the FDA pre-approval based on newly conducted, costly safety testing. Also, while DSHEA authorizes the use of statements of nutritional support in the labeling of dietary supplements, the FDA is required to be notified of such statements, and there can be no assurance that the FDA will deem a given statement of nutritional support made by the Company to be adequately substantiated as required by DSHEA, or that the FDA will not consider such a statement to be a drug claim rather than acceptable statements of nutritional support, necessitating approval of a costly new drug application, either of which findings could result in relabeling to delete or modify such a statement.

         DSHEA also authorizes the FDA to promulgate good manufacturing practice regulations ("GMP") for dietary supplements, which would require special quality controls for the manufacture, packaging, storage and distribution of supplements. There can be no assurance, if such GMP rules are issued, that the Company will be able to comply with them without incurring material expense to do so. DSHEA further authorizes the FDA to promulgate regulations governing the labeling of dietary supplements, including claims for supplements pursuant to recommendations made by the Presidential Commission on Dietary Supplement Labels. Such rules are expected to be issued, which will require relabeling of the Company's dietary supplements, and may require additional record keeping and claim substantiation testing, and even reformulation, recall or discontinuance of certain of the Company's supplements, and there can be no assurance that such requirements will not involve material expenses to the Company. Moreover, there can be no assurance that new laws or regulations imposing more stringent regulatory requirements on the dietary supplement industry will not be enacted or issued.

         NBTY is currently subject to a Federal Trade Commission ("FTC") consent decree and a U.S. Postal Service consent order, prohibiting certain advertising claims for certain of the Company's products. Violations of these orders could result in substantial monetary penalties, which could have a material effect on the Company's business. See "Business--Government Regulation."

         UNITED KINGDOM. In the U.K., the manufacture, advertising, sale and marketing of food products is regulated by a number of government agencies including the Ministry of Agriculture, Fisheries and Food ("MAFF") and the Department of Health. In addition, there are various independent committees and agencies that report to the government, such as the Food Advisory Committee, which reports to MAFF and suggests appropriate courses of action by the relevant government department where there are areas of concern relating to food, and the Committee on Toxicity, which reports to the Department of Health. The relevant legislation governing the sale of food includes the Food Safety Act 1990, which sets out general provisions relating to the sale of food; for example, this law makes it unlawful to sell food that is harmful to human health. In addition, there are various statutory instruments and EC regulations governing specific areas such as the use of sweeteners, coloring and additives in food. Trading standards officers under the control of the Department of Trade and Industry also regulate matters such as the cleanliness of the properties on which food is produced and sold. There can be no assurance that more stringent regulations will not be promulgated or that, if more stringent regulations are promulgated, the Company will be able to meet such regulations without incurring material expense to do so.

         Food that has medicinal properties may fall under the jurisdiction of the Medicines Control Agency ("MCA"), a regulatory authority whose responsibility is to ensure that all medicines sold or supplied for human use in the U.K. meet acceptable standards of safety, quality and efficacy. These standards are determined by the 1968 Medicines Act together with an increasing number of European Commission ("E.C.") regulations and directives laid down by the European Union ("E.U."). The latter take precedence over national law. The MCA has a "borderline department" that determines when food should be treated as a medicine and should therefore fall under the relevant legislation relating to medicines. The MCA operates as the agent of the licensing authority (the United Kingdom Health Ministers) and its activities cover every facet of medicines controlled in the U.K., including involvement in the development of common standards of medicines controlled in Europe. The MCA is responsible, for example, for licensing, inspection and enforcement to ensure that legal requirements concerning manufacture, distribution, sale, labeling, advertising and promotion are upheld. Although the general tendency has been to liberalize restrictions on nutritional products and consider them food supplements rather than medicines, there can be no assurance that all new U.K. or E.U. regulations will be favorable for the Company. Any move by the U.K. or E.U. to restrict existing products or potencies, as well as the development of new products or potencies, could have a material adverse effect on the Company. Further, the Company is unable to predict what effect, if any, the Labour Party's victory in the 1997 U.K. elections will have on the Company, nor can the Company predict what effect, if any, the regulations of the E.U. will have on the Company.

RISKS ASSOCIATED  WITH  INTERNATIONAL  MARKETS

         The Company may experience difficulty entering new international markets due to greater regulatory barriers, the necessity of adapting to new regulatory systems, and problems related to entering new markets with different cultural bases and political systems. Giving effect to the Acquisition, approximately 45% of the Company's pro forma net sales for the nine months ended June 30, 1997 would have been generated outside the U.S. Operating in international markets exposes the Company to certain risks, including, among other things: (i) changes in or interpretations of foreign regulations that may limit the Company's ability to sell certain products or repatriate profits to the U.S.; (ii) exposure to currency fluctuations; (iii) the potential imposition of trade or foreign exchange restrictions or increased tariffs; and (iv) political instability. As the Company continues to expand its international operations, these and other risks associated with international operations are likely to increase. See "Business--Business Strategy" and "--Government Regulation."

RETAIL STORE ROLL-OUT

         The Company is currently pursuing an aggressive retail store roll-out schedule, pursuant to which the Company anticipates opening an additional 80 Vitamin World stores per year. This strategy relies on the Company's ability to continue to increase its comparable store sales figures as well as the continued growth in the retail segment of the Company's business. There can be no assurance that the Company's roll-out strategy will be successful, or that circumstances beyond the Company's control, such as unforeseen delays in the construction process for new stores, will not hinder the Company's strategy. See "Business--Business Strategy."

LEVERAGE;  RESTRICTIVE COVENANTS

         The Company has significant debt service obligations. As of June 30, 1997, after giving effect to the Transaction, the Company would have had outstanding debt of approximately $179.9 million and stockholders' equity of approximately $113.3 million. See "The Transaction," "Use of Proceeds" and "Capitalization." For the nine months ended June 30, 1997, the Company's ratio of earnings to fixed charges, on a pro forma basis, would have been 2.1x.

         The degree to which the Company is leveraged could have important consequences to the holders of the Exchange Notes, including: (i) the Company's ability to obtain additional financing for working capital, capital expenditures or acquisitions may be limited; (ii) a portion of the Company's cash flow from operations will be dedicated to the payment of the principal of, premium, if any, and interest on its indebtedness, thereby reducing funds available for investments; (iii) certain of the Company's borrowings, including all borrowings under the Company's Revolving Credit Facility, are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates; and (iv) the Company may be more vulnerable to economic downturns and be limited in its ability to withstand competitive pressures. Certain of the Company's competitors may currently operate on a less leveraged basis and therefore could have significantly greater operating and financing flexibility than the Company. The Company's ability to make scheduled payments of the principal of, premium, if any, or interest on, or to refinance, its indebtedness will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels, and financial, competitive, business and other factors, many of which are beyond its control. See "--Risks Associated with International Markets."

         The Company believes that, based upon current levels of operations, it will be able to meet its debt service obligations, including payments of the principal of, premium, if any, and interest on the Exchange Notes when due. However, if the Company cannot generate sufficient cash flow from operations to meet its debt service obligations, then the Company may be required to refinance its indebtedness and may be forced to adopt an alternative strategy that could include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There is no assurance that refinancings would be permitted by the terms of the Revolving Credit Facility or the Indenture or, along with the alternative strategies, could be effected on satisfactory terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The Revolving Credit Facility and the Indenture contain numerous restrictive covenants that limit the discretion of the Company's management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make certain other payments, investments, loans and guarantees and to sell or otherwise dispose of assets and merge or consolidate with another entity. The Revolving Credit Facility contains a number of financial covenants that require the Company to meet certain financial ratios and financial condition tests. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of the Revolving Credit Facility" and "Description of the Exchange Notes--Certain Covenants." The Company's ability to meet these financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet such ratios or such tests. A failure to comply with the obligations in the Revolving Credit Facility or the Indenture could result in an event of default under the Revolving Credit Facility or an Event of Default (as defined) under the
Indenture which, if not cured or waived, could permit acceleration of the relevant indebtedness and acceleration of indebtedness under other instruments that may contain cross-acceleration or cross-default provisions. If the indebtedness under the Revolving Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Exchange Notes. Other indebtedness of the Company and its subsidiaries that may be incurred in the future may contain financial or other covenants more restrictive than those applicable to the Exchange Notes.

SUBORDINATION

         The Exchange Notes will be general unsecured obligations of the Company. The payment of principal of, premium, if any, and interest on, and any other amounts owing in respect of, the Exchange Notes will be subordinated to the prior payment in full of all existing and future Senior Indebtedness of the Company. In addition, repayment of the Revolving Credit Facility, but not the Exchange Notes, is secured by the pledge of all tangible and intangible assets of the Company. In the event of the bankruptcy, liquidation, dissolution, reorganization and other winding up of the Company, the assets of the Company will be available to pay obligations on the Exchange Notes only after all Senior Indebtedness has been paid in full; accordingly, there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Notes then outstanding. In addition, under certain circumstances, the Company may not pay principal of, premium, if any, or interest on, or pay other amounts owing in respect of, the Exchange Notes, or purchase, redeem or otherwise retire the Exchange Notes, in the event of certain defaults with respect to certain classes of Senior Indebtedness. As of June 30, 1997, after giving pro forma effect to the Transaction, there would have been approximately $31.1 million of Senior Indebtedness outstanding (excluding unused commitments). Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of the Exchange Notes--Certain Covenants--Limitation on Indebtedness."

LIMITATIONS ON CHANGE OF CONTROL

         Upon the occurrence of a Change of Control, the Company will be required to make an offer for cash to repurchase the Exchange Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all of the Exchange Notes that the Company might be required to purchase. Certain events involving a Change of Control may result in an event of default under the Revolving Credit Facility or other indebtedness of the Company that may be incurred in the future. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Exchange Notes, the Company could seek the consent of its lenders to purchase the Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. There can be no assurance that such consent or refinancing would be obtained, or, if obtained, would be available on terms favorable to the Company. If the Company does not obtain such consent or repay such borrowings, the Company would remain prohibited from purchasing the Exchange Notes. In such case, the Company's failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indenture. See "Description of the Exchange Notes--Subordination" and "--Change of Control."

DEPENDENCE ON KEY PERSONNEL

         The Company's continued success will largely depend on the efforts and abilities of its executive officers and certain other key employees, including key H&B personnel. The Company's operations could be adversely affected if, for any reason, such officers or employees did not remain with NBTY or H&B, as
applicable.   See  "Management."

RELIANCE ON CERTAIN SUPPLIERS

         The Company purchases from third party suppliers certain important ingredients and raw materials that the Company cannot manufacture. The principal raw materials used in the manufacturing process are natural and synthetic vitamins, purchased from bulk manufacturers in the United States, Japan and Europe. Although raw materials are available from numerous sources, one supplier currently provides approximately 10% of the Company's purchases; an unexpected interruption of supply could cause the Company's results of operations to be adversely affected. No other supplier accounts for 10% or more of the Company's
raw  material   purchases.

COMPETITION

         The market for vitamins and other nutritional supplements is highly competitive in all of the Company's channels of distribution. Numerous companies compete with the Company in the development, manufacture and marketing of vitamins and nutritional supplements. In the U.S., the Company's NATURE'S BOUNTY and NATURAL WEALTH brands compete for sales to drug store chains and supermarkets with heavily advertised national brands manufactured by large pharmaceutical companies, as well as Your Life, Nature Made and Sundown, sold by Leiner Health Products, Inc., Pharmavite Corp. and Rexall Sundown, Inc., respectively. The Vitamin World stores compete with specialty vitamin stores, such as General Nutrition Centers ("GNC") stores, health food stores and other retail stores. With respect to mail order sales, management believes PURITAN'S PRIDE is the largest mail order supplier of vitamins and other nutritional supplements in the U.S. and competes with a large number of smaller, usually less geographically diverse, mail order companies, some of which manufacture their own products and some of which sell products manufactured by others. Increased competition from companies that distribute through the wholesale channel could have a material adverse effect on the Company as they may have greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than those of the Company. See "Business--Competition."

         As in the U.S., the market for sales of vitamins, minerals and other nutritional supplements in the U.K. is highly competitive. H&B's principal competitors are large pharmacy chains, including Superdrug, Boots and Lloyds, and major supermarket chains such as Tesco, Sainsbury's and ASDA. There are also approximately 1,300 independent retailers of health foods and nutritional supplements in the U.K. market. In addition, GNC has recently entered the U.K. market and currently operates approximately 30 stores in the U.K. The Company expects other large U.S.-based companies to enter the U.K. market as well. There can be no assurance that H&B will be able to effectively compete with such other companies, nor can there be any assurance that unfavorable market trends in the U.K. will not develop.

ABILITY TO IMPLEMENT BUSINESS STRATEGY

         Implementation of the Company's business strategy involves certain risks, including risks associated with integrating and operating H&B's business, the expansion of retail locations in the U.S., increased manufacturing demands to supply products for H&B distribution and the manufacture and sale of new products. There can be no assurance that the Company will be successful in implementing its business strategy. The failure of the Company to successfully implement its business strategy could have a material adverse effect on its financial performance and its ability to pay principal of, premium, if any, and interest on the Notes and meet its other obligations under the Indenture.

PROTECTION OF TRADEMARKS

         The Company owns trademarks registered with the United States Patent and Trademark Office and many foreign jurisdictions for its NATURE'S BOUNTY, GOOD `N NATURAL, HUDSON, AMERICAN HEALTH, PURITAN'S Pride, VITAMIN WORLD and NATURAL WEALTH brands, among others, and with the appropriate U.K. authorities for its HOLLAND & BARRETT trademark, among others, and has rights to use other names essential to its business. The Company's policy is to pursue registrations for all trademarks associated with its key products. U.S. registered trademarks have a perpetual life, as long as they are renewed on a timely basis and used properly as trademarks, subject to the rights of third parties to seek cancellation of the trademarks if they claim priority or confusion of usage. The Company regards its trademarks and other proprietary rights as valuable assets and believes they have significant value in the marketing of its products. The Company vigorously protects its trademarks against infringement. There can be no assurance that, to the extent the Company does not have patents or trademarks on its products, another company will not replicate one or more of the Company's products. Further, there can be no assurance that in those foreign jurisdictions in which the Company conducts business the protection available to the Company will be as extensive as the protection available to the Company in the U.S. See "Business--Trademarks."

ABSENCE OF PUBLIC MARKET

         The Original Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. Prior to the

Exchange Offer, there has not been any public market for the Original Notes. The Original Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in the Exchange Offer. The market for Original Notes not tendered for exchange in the Exchange Offer is likely to be more limited than the existing market for Original Notes. The holders of Original Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Original Notes. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

         The Exchange Notes are new securities for which there currently is no market. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the Exchange Notes, it is not obligated to do so and any such market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the effectiveness of the Shelf Registration Statement (if filed). Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Original Notes have been designated for trading in the PORTAL market. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for their quotation through an automated dealer quotation system.

         The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

FAILURE TO EXCHANGE ORIGINAL NOTES FOR EXCHANGE NOTES

         Exchange Notes will be issued in exchange for Original Notes only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. See "The Exchange Offer - Procedures for Tendering." Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Original Notes for exchange. Original Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Exchange and Registration Rights Agreement will terminate. In addition, any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in the distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirement of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected due to the limited amount, or "float," of the Original Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Original Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

         This Prospectus includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including those regarding financial position, business strategy, projected costs, and plans and objectives of management for future operations, are forward looking statements.

Although the Company believes that the expectations reflected in such forward looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed herein under "Risk Factors" and elsewhere in this Prospectus including under "Forward Looking Statements" on page (iv) hereof. All subsequent written and oral forward looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by the Cautionary Statements.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         The Original Notes were sold by the Company on September 23, 1997, to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Original Notes to qualified institutional buyers (as defined in Rule 144A) ("QIBs") in reliance on Rule 144A. As a condition to the Purchase Agreement, the Company and the Initial Purchaser entered into the Exchange and Registration Rights Agreement on the date of the Initial Offering (the "Issue Date").

         The following description of the Exchange and Registration Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Exchange and Registration Rights Agreement, a copy of which has been filed as an exhibit to the Exchange Offer Registration Statement (as defined). See "Available Information."

         Pursuant to the Exchange and Registration Rights Agreement, the Company agreed to (i) file with the Securities and Exchange Commission (the "Commission") on or prior to 60 days after the Issue Date a registration statement (the "Exchange Offer Registration Statement") relating to the Exchange Offer and (ii) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date. As soon as practicable after the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities (as defined) who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Transfer Restricted Securities for the Exchange Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Original Notes. If a change in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or do not permit any holder of the Original Notes (including the Initial Purchaser) to participate in the Exchange Offer, the Company will use its reasonable best efforts to file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Original Note until (i) the date on which such Original Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer; (ii) the date on which such Original Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or (iii) the date on which such Original Note is distributed to the public in accordance with Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

         The Company will use its reasonable best efforts to have the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement (each, a "Registration Statement") declared effective by the Commission as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the Commission, the Company will commence the Exchange Offer and will use its reasonable best efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 185 days after the Issue Date. If applicable, the Company will use its best efforts to keep the Shelf Registration Statement effective for a period of two years after the Issue Date, or such shorter period as may be required to permit holders to sell the Original Notes in accordance with Rule 144 under the Securities Act. If
(i) either an Exchange Offer Registration Statement or Shelf Registration Statement is not filed with the Commission on or prior to 60 days after the Issue Date; (ii) either an Exchange Offer Registration Statement or a Shelf Registration Statement is not declared effective within 150 days after the Issue Date; or (iii) the Exchange Offer is not consummated on or prior to 185 days after the Issue Date in respect of tendered Original Notes and a Shelf Registration Statement has not been declared effective or a Shelf Registration Statement is filed and declared effective within 150 days after the Issue Date but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 60 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iii), a "Registration Default"), the Company will pay liquidated damages ("Liquidated Damages") to each holder of Transfer Restricted Securities, during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount of the Original Notes constituting Transfer Restricted Securities held by such holder until a Registration Statement is filed, an
Exchange  Offer  Registration  Statement  or  Shelf  Registration  Statement  is
declared effective or the Exchange Offer is consummated or the Shelf Registration Statement is declared effective or again becomes effective, as the case may be. All accrued Liquidated Damages shall be paid to holders in the same manner as interest payments on the Original Notes on semi-annual payment dates which correspond to interest payment dates for the Original Notes. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

         The Exchange and Registration Rights Agreement also provides that the Company (i) shall make available for a period of 180 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and (ii) shall pay all expenses incident to the Exchange Offer (including the expense of one counsel to the holders of the Original Notes) and will indemnify certain holders of the Original Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Exchange and Registration Rights Agreement (including certain indemnification rights and obligations).

         Each holder of Original Notes who wishes to exchange such Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business; (ii) it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes; and (iii) it is not an affiliate of the Company or an Exchanging Dealer (as defined) not complying with the requirements of the next paragraph, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

         If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market making activities or other trading activities (an "Exchanging Dealer"), must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

         Holders of the Original Notes will be required to make certain representations to the Company (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Original Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth in the preceding paragraphs. A holder who sells Original Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

         Following the consummation of the Exchange Offer, holders of the Original Notes who were eligible to participate in the Exchange Offer but who did not tender their Original Notes will not have any further registration rights and such Original Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Original Notes could be adversely affected. See "Risk Factors - Absence of Public Market."

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer. However, Original Notes may be tendered only in integral multiples of $1,000.

         The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Original Notes, (ii) the issuance of the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and
(iii) the holders of the Exchange Notes will not be entitled to certain rights under the Exchange and Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Original Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture.

         As of the date of this Prospectus, $150,000,000 aggregate principal amount of Original Notes are outstanding. The Company has fixed the close of business on ___________ as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

         Holders of Original Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission thereunder.

         The Company shall be deemed to have accepted validly tendered Original Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

         If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

         Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The term "Expiration Date" shall mean 5:00 p.m., New York City time, on ______________ unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

         In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by written notice and will mail to the registered holders of Original Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         The Company reserves the right, in its sole discretion, (i) to delay accepting any Original Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

         Interest on the Exchange Notes issued pursuant to the Exchange Offer will accrue from the last interest payment date on which interest was paid on the Original Notes surrendered in exchange therefor or, if no interest has been paid on the Original Notes, from the Issue Date. Holders whose Original Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Original Notes.

         Interest on the Exchange Notes is payable semi-annually in arrears on each March 15 and September 15, commencing on March 15, 1998.

PROCEDURES FOR TENDERING

         Only a holder of Original Notes may tender such Original Notes in the Exchange Offer. For a holder to validly tender Original Notes pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must be received by the Exchange Agent at the address set forth under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, prior to 5:00 p.m., New York City time, on the Expiration Date, either (a) certificates for tendered Original Notes must be received by the Exchange Agent at such address or (b) such Original Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Exchange Agent, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal). The term "Agent's Message" means a message transmitted by the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

         By executing the Letter of Transmittal (or transmitting an Agent's Message in lieu thereof), each holder will make to the Company the representations set forth above under the heading "-- Purpose and Effect of the Exchange Offer."

         The tender of Original Notes by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION

DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

         Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

         Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

         If the Letter of Transmittal is signed by a person other than the registered holder of any Original Notes listed therein, such Original Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Original Notes with the signature thereon guaranteed by an Eligible Institution.

         If the Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company or their authority to so act must be submitted with the Letter of Transmittal.

         The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Original Notes at the Book-Entry Transfer Facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Original Notes by causing such Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account with respect to the Original Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Original Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee (or, in the case of book-entry transfer, an Agent's Message in lieu thereof) and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Original Notes and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Original Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured prior to the Expiration Date. Neither the Company, the Exchange Agent nor any other person is obligated to give notice of any defect or irregularity with respect to any tender of Original Notes, nor shall any of them incur any liability for failure to give any such notice. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

         Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available, (ii) who cannot deliver their Original Notes, the Letter of Transmittal (or, in the case of book-entry transfer, an Agent's Message) or any other required documents to the Exchange Agent, or (iii) who cannot complete the procedures for book-entry transfer (including delivery of an Agent's Message), prior to the Expiration Date, may effect a tender if:

         (a) the tender is made through an Eligible Institution;

         (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (i) an Agent's Message with respect to guaranteed delivery that is accepted by the Company, or (ii) a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Original Notes (or a confirmation of book-entry transfer of such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

         (c) such properly completed and executed Letter of Transmittal or facsimile thereof (or, in the case of book-entry transfer, an Agent's Message), as well as the certificate(s) representing all tendered Original Notes in proper form for transfer (or a confirmation of book-entry transfer of such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

         Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Original Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

         Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         To withdraw a tender of Original Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn (including the certificate number(s) and principal amount of such Original Notes, or, in the case of Original Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Original Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for exchange will be retendered to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

         Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Original Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if:

         (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries;

         (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

         (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

         If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Original Notes (see "-- Withdrawal of Tenders"), or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn. The Company is not aware of any federal or state consents that must be obtained, other than obtaining the effectiveness of the Exchange Offer Registration Statement, prior to consummation of the Exchange Offer.

EXCHANGE AGENT

         IBJ Schroder Bank & Trust Company has been appointed as Exchange Agent (the "Exchange Agent") for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


        BY OVERNIGHT DELIVERY:                        BY MAIL:                               BY HAND:
  IBJ Schroder Bank & Trust Company       IBJ Schroder Bank & Trust Company      IBJ Schroder Bank & Trust Company
           One State Street                          P.O. Box 84                         One State Street
          New York, NY 10004                    Bowling Green Station                   New York, NY 10004
  Attn: Securities Processing Window           New York, NY 10274-0084          Attn: Securities Processing Window
         Subcellar One (SC-1)              Attn: Reorganization Operations             Subcellar One (SC-1)
                                                     Department

                                           FACSIMILE TRANSMISSION NUMBER:
                                                   (212) 858-2611

                                                CONFIRM BY TELEPHONE:
                                                   (212) 858-2103


FEES AND EXPENSES

         The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

         The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

         The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

         The Exchange Notes will be recorded at the same carrying value as the Original Notes, which is face value, less the original issue discount (net of amortization) as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. Certain expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

         The Original Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Original Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

         With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives Exchange Notes in exchange for Original Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquired Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Exchanging Dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such Exchanging Dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

         As contemplated by these no-action letters and the Exchange and Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging, and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Exchanging Dealer that receives an Exchange Note for its own account in exchange for Original Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Exchanging Dealers, see "Plan of Distribution."

                                 USE OF PROCEEDS

         This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Exchange and Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Original Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes (which replace the Original Notes), except as otherwise described herein. The Original Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the pro forma statements or capitalization tables.

         The $148.8 million of gross proceeds from the Initial Offering (before deductions of underwriting discounts and other expenses of the Initial Offering), together with cash on hand of $15.2 million and borrowings under the Revolving Credit Facility, estimated to be approximately $12.5 million, were used to pay (i) the Promissory Notes and (ii) fees and expenses, estimated to be approximately $7.5 million, incurred in connection with the Transaction. See "Description of the Revolving Credit Facility."

                                 THE TRANSACTION

         On August 7, 1997, NBTY acquired all of the issued and outstanding capital stock of H&B from Lloyds for an aggregate purchase price of approximately $169.0 million. Prior to the Acquisition, H&B operated as a subsidiary of Lloyds. Lloyds was acquired by GEHE in January 1997 and, pursuant to GEHE's strategy of divesting Lloyds of non-core assets, GEHE determined to divest the H&B subsidiary. NBTY issued to Lloyds the Promissory Notes totaling approximately $169.0 million as consideration for the purchase of the capital stock of H&B.

         In connection with the Acquisition, NBTY (i) entered into a $50.0 million Revolving Credit Facility, which provides for borrowings for working capital and general corporate purposes, and (ii) issued $150.0 million of Original Notes pursuant to the Initial Offering. On a pro forma basis, after giving effect to the Transaction, the Company's unused availability under the Revolving Credit Facility was approximately $37.5 million. See "Capitalization" and "Description of the Revolving Credit Facility." NBTY paid in full the Promissory Notes on October 17, 1997, using proceeds from the Initial Offering and the Financing.

         The sources and uses of funds for the Transaction, which assume that the Transaction had occurred on June 30, 1997, are as follows:

                                                       (DOLLARS IN MILLIONS)
SOURCES:
Cash on hand..........................................         $ 15.2
Revolving Credit Facility(a)..........................           12.5
Original Notes........................................          148.8
                                                               -----
    Total Sources of Funds............................         $176.5
                                                               ======
USES:
Payment of Promissory Notes...........................         $169.0
Transaction fees and expenses.........................            7.5
                                                               ------
    Total Uses of Funds...............................         $176.5
                                                               ======

------------
(a) Upon consummation of the Transaction, the Company had available $37.5 million under the Revolving Credit Facility that may be drawn for working capital and general corporate purposes, including capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

         The following table sets forth the unaudited historical capitalization of each of NBTY and H&B as of June 30, 1997 and as adjusted to give pro forma effect to the Transaction as if it had been consummated on June 30, 1997. See "Use of Proceeds" and "The Transaction." This table should be read in conjunction with the Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1997 and the related notes thereto and the separate historical financial statements and related notes thereto of NBTY and H&B, all included elsewhere in this Prospectus.


                                                                    AS OF JUNE 30, 1997
                                               -----------------------------------------------------------
                                                                               PRO FORMA         PRO FORMA
                                               NBTY            H&B(a)        ADJUSTMENTS(b)      COMBINED
                                               ----            ------        --------------      ---------
                                                                 (DOLLARS IN MILLIONS)
Current  portion of long-term  debt         $    1.0        $    17.1           $ (17.1)          $   1.0
    and capital leases.............

Long-term debt:....................
    Existing indebtedness(c).......             17.6             --                --                17.6
    Revolving Credit Facility(d)...             --               --                12.5              12.5
    Notes offered hereby...........             --               --               148.8             148.8
                                                                                 -------           -------

    Total debt.....................             18.6             17.1             144.2             179.9
                                            --------         --------            -------           -------

Stockholders' equity:..............
    Common stock...................              0.1              1.7              (1.7)              0.1
    Additional paid-in capital.....             56.3              7.6              (7.6)             56.3
    Retained earnings..............             60.1             21.2             (21.2)             60.1
    Treasury shares and other......             (3.2)             --                --               (3.2)
                                            ---------       ---------           --------          --------

    Total stockholders' equity.....            113.3             30.5             (30.5)            113.3
                                            --------         --------            -------          --------

    Total capitalization............        $  131.9        $    47.6           $  113.7          $  293.2
                                            ========        =========           ========          ========

------------
(a) The capitalization of H&B as of June 30, 1997 has been adjusted to present such information in accordance with U.S. GAAP and translated into the U.S. dollar equivalent using the exchange rate in effect at June 30, 1997 of
    1.665 U.S. dollars to each pound sterling. For further information regarding the effect of the difference between U.K. GAAP and U.S. GAAP, see Note 3 of H&B's Consolidated Financial Statements included elsewhere in this Prospectus.

(b) The pro forma adjustments reflect the purchase price of the Acquisition and related fees and expenses associated with the Transaction totaling $176.5 million, of which $15.2 million was paid with available cash and $161.3 million was paid through the Financing.

(c) Existing indebtedness relates primarily to capital lease obligations and mortgages on NBTY's manufacturing facilities.

(d) Upon consummation of the Transaction, the Company had available $37.5 million under the Revolving Credit Facility that may be drawn for working capital and general corporate purposes, including capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                       SELECTED HISTORICAL FINANCIAL DATA
                                   NBTY, INC.

         The following table sets forth selected financial data of NBTY as of and for each of the five fiscal years in the period ended September 30, 1996 and for the nine month periods ended June 30, 1997 and 1996. The statement of income and balance sheet data as of and for each of the five fiscal years in the period ended September 30, 1996 are derived from NBTY's audited historical consolidated financial statements included elsewhere in this Prospectus. The statement of income and balance sheet data as of and for the nine month periods ended June 30, 1997 and 1996 have been derived from the unaudited historical financial statements of NBTY. In the opinion of management, the unaudited data includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. Interim results for the nine month period ended June 30, 1997 are not necessarily indicative of results that can be expected in future periods. "Other Data," not directly derived from NBTY's financial statements, have been presented to provide additional analysis. The Selected Historical Financial Data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Historical Results of Operations -- NBTY," "Summary Historical
Financial Data -- NBTY" and the historical financial statements and notes thereto included elsewhere in this Prospectus.


                                    NINE MONTHS ENDED                             YEAR ENDED
                                        JUNE 30,                                SEPTEMBER 30,
                                    -----------------       -----------------------------------------------------
                                      1997     1996           1996         1995       1994         1993      1992
                                      ----     ----           ----         ----       ----         ----      ----
                                                  (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
  Net sales......................  $ 184.1   $ 142.1         $194.4      $ 178.8    $ 156.1      $ 138.4    $100.9
  Cost of sales..................     88.2      72.1           95.6         93.9       79.9         68.0      50.6
                                    -------  -------         ------      -------     ------      -------    ------
  Gross profit...................     95.9      70.0           98.8         84.9       76.2         70.4      50.3
  Catalog printing, postage and
    promotion                         14.6      13.2           17.6         19.3       14.8         11.5       7.5
  Selling, general and
    administrative                    53.9      42.8           58.6         56.7       49.2         42.8      35.5
                                   -------   -------         ------      -------     ------      -------   -------
  Income from operations.........     27.4      14.0           22.6          8.9       12.2         16.1       7.3
  Interest expense, net..........      1.3       1.0            1.4          1.1        0.9          1.2       1.3
  Miscellaneous income (expense),
     net ........................      0.7       0.6            1.2          0.6        1.3          0.7      (0.2)
                                   -------   -------         ------      -------    -------      -------   -------
  Income before income taxes.....     26.8      13.6           22.4          8.4       12.6         15.6       5.8
  Income taxes...................     10.7       5.5            9.0          3.3        4.8          5.9       2.1
                                   -------   -------         ------      -------    -------      -------   -------
  Net  income....................  $  16.1   $   8.1         $  13.4     $   5.1    $   7.8      $   9.7    $  3.7
                                   =======  =======          =======     =======    =======      =======    ======
  Net income  per  share.........  $   0.80  $  0.41         $  0.67     $  0.26    $   0.38     $   0.53   $  0.25
                                   ========  =======         =======     ========  ========     ========   =======

OTHER DATA:
   EBITDA(a).....................  $  32.7   $ 18.6          $ 29.4      $  14.3    $  17.7      $  20.8    $ 10.2
   EBITDA margin(a)..............     17.8%    13.1%           15.1%         8.0%      11.3%        15.0%     10.1%
   Capital expenditures..........  $  11.1   $ 11.5          $ 15.8      $  11.5    $  11.6      $  13.9    $  4.6
   Same store sales growth.......     15.1%    23.1%           31.0%        16.0%       7.5%        31.9%     --
   Number of retail stores (at
   end of period)................    106       58              55           19          7            3         2
   Ratio of earnings to fixed         14.4x    10.7x           11.7x         6.6x      10.7x        10.8x      4.6x
   charges (b) ..................

BALANCE SHEET DATA (END OF PERIOD):
   Working capital...............  $  61.9   $ 49.8          $ 52.3      $  40.7    $  39.5      $  42.9    $ 13.1
   Total assets..................    173.7    138.6           145.6        123.5      115.1        102.6      58.3
   Total debt....................     18.6     19.6            19.3         11.3       13.3          8.5      21.2
   Stockholders' equity..........    113.3     91.6            96.9         82.6       78.0         70.0      16.5


------------
(a) EBITDA is defined as net income before interest expense, income taxes and depreciation and amortization. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA margin is computed as EBITDA as a percentage of net sales.

(b) For the purposes of computing these ratios, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt financing costs and one-third of rental expenses.

                       SELECTED HISTORICAL FINANCIAL DATA
                         HOLLAND & BARRETT HOLDINGS LTD.

         The following table sets forth selected financial data of H&B as of and for each of the three fiscal years in the period ended June 30, 1997. The statement of income and balance sheet data set forth below are derived from H&B's audited historical consolidated financial statements included elsewhere in this Prospectus. Such Statements and the Selected Historical Financial Data have been presented in accordance with U.K. GAAP in pounds sterling. "Other Data"
below, not directly derived from the H&B historical consolidated financial statements, have has been presented to provide additional analysis. The Selected Historical Financial Data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Historical Results of Operations--H&B," "Summary Historical Financial Data--H&B" and the historical consolidated financial statements and notes thereto included elsewhere in this Prospectus.


                                                                                  YEAR ENDED JUNE 30,
                                                                     --------------------------------------
                                                                     1997         1996         1995
                                                                         (POUNDS STERLING IN MILLIONS)


STATEMENT OF INCOME DATA:
   Turnover(a).......................................                (Pound          (Pound      (Pound
                                                                     Sterling)       Sterling)    Sterling)
                                                                        102.9         90.6         77.1
   Cost of sales.....................................                    53.6         47.9         41.1
                                                                       ------        -----       ------
   Gross profit......................................                    49.3         42.7         36.0
   Distribution costs................................                    39.4         33.9         28.7
   Administrative expense ...........................                     2.2          1.5          1.5
                                                                      -------       ------      -------
   Operating profit..................................                     7.7          7.3          5.8
   Interest payable and other similar charges(b).....                     0.3          0.4          0.6
                                                                      -------       ------      -------
   Profit on ordinary activities before taxation.....                     7.4          6.9          5.2
   Taxation and profit on ordinary activities .......                     2.6          2.5          1.7
                                                                      -------       ------      -------
   Profit on ordinary activities after taxation(c)...                 (Pound        (Pound       (Pound
                                                                     Sterling)      Sterling)    Sterling)
                                                                          4.8          4.4          3.5
                                                                     ========       =======      ========
OTHER DATA:
   EBITDA(d).........................................                (Pound       (Pound       (Pound
                                                                     Sterling)    Sterling)    Sterling)
                                                                         11.0         10.0          7.4
   EBITDA margin(d)..................................                    10.7%        11.0%         9.6%
   Capital expenditures..............................                (Pound       (Pound       (Pound
                                                                     Sterling)    Sterling)    Sterling)
                                                                          6.8          6.8          6.1
   Same store sales growth...........................                     2.8%         8.0%        --
   Number of retail stores (at end of period)........                   410          389          347

BALANCE SHEET DATA (END OF PERIOD):
   Working capital(e)................................                (Pound           --           --
                                                                     Sterling)
                                                                          0.6
   Total assets .....................................                    50.8         --           --
   Total debt........................................                    11.1         --           --
   Shareholders' funds...............................                    16.9         --           --

----------------
(a)  Turnover represents net sales.

(b)  Interest payable and other similar charges includes  non-operating charges.

(c)  Profit on ordinary activities after taxation represents net income.

(d) EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization and other non-operating charges. EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA margin is computed as EBITDA as a percentage of turnover.

(e) Working capital is presented in accordance with U.K. GAAP. As such, cash on hand, non-trading intercompany receivables and payables, and corporation taxes payable are excluded from the calculation of working capital.

                   UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

         The following Unaudited Pro Forma Combined Financial Data of the Company are based on, and should be read in conjunction with, the Consolidated Financial Statements of NBTY and H&B and the notes thereto included elsewhere in this Prospectus, and have been adjusted to give pro forma effect to the Transaction.

         The Unaudited Pro Forma Combined Statement of Income of the Company for the nine months ended June 30, 1997 and for the year ended September 30, 1996 give pro forma effect to the Transaction as if it had occurred on October 1, 1995. The Unaudited Pro Forma Combined Income Statement for the nine month period ended June 30, 1997 has been prepared by combining the Consolidated Statement of Income of NBTY for the nine month period ended June 30, 1997 with the Consolidated Profit and Loss Account of H&B for the nine month period ended March 31, 1997. The Unaudited Pro Forma Combined Statement of Income for the year ended September 30, 1996 has been prepared by combining the Consolidated Statement of Income of NBTY for the year ended September 30, 1996 with the Consolidated Profit and Loss Account of H&B for the year ended June 30, 1996.

         The Unaudited Pro Forma Combined Balance Sheet as of June 30, 1997 has been prepared by combining the June 30, 1997 consolidated balance sheets of NBTY and H&B and give pro forma effect to the Transaction as if it had occurred on such date.

         The pro forma adjustments are based upon available information and certain assumptions that NBTY believes are reasonable. Other data included on the pro forma statements of income have been presented to provide additional analysis. The Acquisition has been accounted for using the purchase method of accounting. Allocations of the purchase price have been determined based upon preliminary information and estimates of fair value and are subject to change. Differences between the amounts included herein and the final allocations are not expected to have a material effect on the Unaudited Pro Forma Combined Financial Data. The Unaudited Pro Forma Combined Financial Data do not purport to represent what the Company's results of operations would have been if such events had occurred at the dates indicated, nor do such statements purport to project the results of the Company's operations for any future period.

                                          NBTY, INC. AND SUBSIDIARIES
                               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                                     NINE MONTH PERIOD ENDED JUNE 30, 1997


                                                                             PRO FORMA      PRO FORMA
                                               NBTY            H&B          ADJUSTMENTS     CONSOLIDATED
                                               ----            ---          -----------     ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales ............................   $    184,108     $    127,659            --            $    311,767
                                         ------------     ------------    ------------          ------------

Costs and expenses:
   Cost of sales .....................         88,205           66,245            --                 154,450
   Catalog printing, postage and
      promotion ......................         14,581             --              --                  14,581
   Selling, general and administrative         53,885           51,357    $      3,996(b)            109,238
                                         ------------     ------------    ------------          ------------
                                              156,671          117,602           3,996               278,269
Income from operations ...............         27,437           10,057          (3,996)               33,498
Other income (expense):
   Interest, net .....................        (l,294)              103         (11,325)(c)(d)        (12,516)
   Miscellaneous, net ................           (80)            --                532
                                         ------------     ------------    ------------          ------------
                                                                                                         612
                                                 (682)              23         (11,325)              (11,984)
Income before income taxes ...........         26,755           10,080         (15,321)               21,514
Income taxes .........................         10,702            3,698          (4,530)(e)             9,870
                                         ------------     ------------    ------------          ------------
Net income ...........................   $     16,053     $      6,382    $    (10,791)         $     11,644
                                         ============     ============    ============          ============
Net income per share .................                                    $       0.80          $       0.58
                                                                          ============          ============
Weighted average common shares
   outstanding .......................     20,052,391                                             20,052,391
                                           ==========                                           ============


Other Data:
   EBITDA(f) .........................                                                          $       47.3
   EBITDA margin(f) ..................                                                                  15.2%
   Capital expenditures ..............                                                          $       18.8








            See Notes to Unaudited Pro Forma Combined Financial Data.



                                                     NBTY, INC. AND SUBSIDIARIES
                                          UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                                                    YEAR ENDED SEPTEMBER 30, 1996




                                                                          PRO FORMA       PRO FORMA
                                              NBTY             H&B        ADJUSTMENTS     CONSOLIDATED
                                              ----             ---        ------------    ------------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...........................       $ 194,403       $ 150,902             --        $  345,305
                                           ---------       ---------                       ----------
Costs and expenses:
   Cost of sales....................          95,638          79,867             --           175,505
   Catalog printing, postage and
      promotion                               17,635              --             --            17,635
   Selling, general and administrative        58,515          58,999          5,328(b)        122,842
                                           ---------       ---------    -----------        ----------
                                             171,788         138,866          5,328           315,982
Income from operations..............          22,615          12,036         (5,328)           29,323
Other income (expense):
   Interest, net....................          (1,445)           (654)       (15,100)(c)(d)    (17,199)
   Miscellaneous, net...............           1,203              --             --             1,203
                                           ----------      ----------   -----------        ----------
                                                (242)           (654)       (15,100)          (15,996)
Income before income taxes..........          22,373          11,382        (20,428)           13,327
Income taxes........................           9,021           4,236         (6,040)(e)         7,217
                                           ----------      ----------   -----------        ----------
Net income..........................       $  13,352      $    7,146    $   (14,388)       $    6,110
                                           ==========      ==========   ===========        ==========
Net income per share................       $    0.67                                      $      0.31
                                           ==========                                      ==========
Weighted average common shares
   outstanding......................      19,975,678                                       19,975,678
                                          ===========                                      ==========

Other Data:
    EBITDA(f)........................................................................      $     45.9
    EBITDA margin(f).................................................................            13.3%
    Capital expenditures.............................................................      $     27.1








            See Notes to Unaudited Pro Forma Combined Financial Data.


                                                     NBTY, INC. AND SUBSIDIARIES
                                             UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                                         AS OF JUNE 30, 1997




                                                                                   PRO FORMA        PRO FORMA
                                                        NBTY            H&B     ADJUSTMENTS(a)(g)  CONSOLIDATED
                                                        ----        ---------   -----------------  ------------
                                                                       (DOLLARS IN THOUSANDS)

                     ASSETS:
Current assets:
   Cash and cash equivalents ..................      $   2,915      $   9,437       $  (9,437)      $   2,915
   Short term investments .....................         15,541           --           (15,238)            303
   Accounts receivable, net ...................         13,012            163            --            13,175
   Accounts receivable, other .................           --            4,739          (4,545)            194
   Inventories ................................         58,682         19,113            --            77,795
   Deferred income taxes ......................          3,155           --              --             3,155
   Prepaid catalog and other current assets ...          7,649         12,887            --            20,536
                                                     ---------      ---------       ---------       ---------
        Total current assets ..................        100,954         46,339         (29,220)        118,073
Property, plant and equipment, net ............         68,448         38,275            --           106,723
Intangible assets, net ........................          3,748          2,207         133,189         139,144
Deferred financing costs ......................           --             --             6,000           6,000
Other assets ..................................            515           --              --               515
                                                     ---------      ---------       ---------       ---------
        Total assets ..........................      $ 173,665      $  86,821       $ 109,969       $ 370,455
                                                     =========      =========       =========       =========

       LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Current portion of long-term debt and
        capital lease obligations .............      $     995      $  17,131       $ (17,131)      $     995
   Accounts payable ...........................         22,807         26,429            --            49,236
   Taxes payable ..............................           --            5,144          (3,643)          1,501
   Accrued expenses ...........................         15,259          3,500            --            18,759
                                                     ---------      ---------       ---------       ---------
        Total current liabilities .............         39,061         52,204         (20,774)         70,491
Long-term debt ................................         14,782           --         $ 161,262         176,044
Obligations under capital leases ..............          2,864           --              --             2,864
Deferred income taxes .........................          2,827          4,098            --             6,925
Other liabilities .............................            793           --              --               793
                                                     ---------      ---------       ---------       ---------
        Total liabilities .....................         60,327         56,302         140,488         257,117
Commitments and contingencies
Stockholders' equity:
    Common stock ..............................            161          1,748          (1,748)            161
    Capital in excess of par ..................         56,304          7,637          (7,637)         56,304
    Retained earnings .........................         60,062         21,134         (21,134)         60,062
                                                     ---------      ---------       ---------       ---------
                                                       116,527         30,519         (30,519)        116,527

Less treasury shares at cost ..................          2,663           --              --             2,663
Stock subscriptions receivable ................            526            526
                                                     ---------      ---------       ---------       ---------
     Total stockholders' equity ...............        113,338         30,519         (30,519)        113,338
                                                     ---------      ---------       ---------       ---------
     Total liabilities and stockholders' equity      $ 173,665      $  86,821       $ 109,969       $ 370,455
                                                     =========      =========       =========       =========


            See Notes to Unaudited Pro Forma Combined Financial Data.

                           NBTY INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

(a) On August 7, 1997 NBTY, Inc. and Subsidiaries ("NBTY") acquired Holland & Barrett Holdings Ltd. ("H&B") for approximately $169,000. Prior to the Acquisition, H&B operated as a subsidiary of Lloyds Chemists plc, ("Lloyds") which was recently acquired by GEHE AG. NBTY completed the acquisition by issuing two promissory notes (the "Promissory Notes") for approximately $169,000 at an interest rate of 4.5% to Lloyds. NBTY paid the Promissory Notes and Transaction costs of $7,500 through proceeds of $148,762 realized from the Initial Offering, borrowings under the Revolving Credit Facility of $12,500 and available cash of $15,238. Pursuant to the terms of the Acquisition agreement, NBTY will not be receiving cash and certain receivables aggregating $13,982 and will not be assuming approximately $20,774 in liabilities of H&B.
(b) Represents amortization of the excess purchase price over the net assets acquired of $3,996 and $5,328 for the nine months and year end periods, respectively, which are amortized over a twenty-five year period on a straight-line basis.
(c) Reflects the amortization of $450 and $600 for the nine month and year end periods, respectively, of the deferred financing costs of $6,000, which are amortizable over the life of the debt.
(d) Reflects (i) additional interest expense relating to the Notes of $9,703 and $12,938 for the nine month and year end periods, respectively, at an annual interest rate of 8.625%, (ii) additional interest expense on the Revolving Credit Facility of $704 and $938 for the nine month and year end periods, respectively, at an annual interest rate of 7.5%, (iii) amortization of $93 and $124 for the nine month and year end periods, respectively, of the original issue discount of $1,238, and (iv) a decrease in interest income of $375 and $500 for the nine month and year end periods, respectively, earned on cash utilized to pay for the Acquisition.
(e) Represents the tax effect of the pro forma adjustments, excluding the amortization of goodwill which is not deductible for tax purposes.
(f) EBITDA is defined as net income before interest expense, income taxes and depreciation and amortization. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA margin is computed as EBITDA as a percentage of net sales.
(g) To reflect the use of $15,238 of available cash and the proceeds of $148,762 from the issuance of $150,000 of the Notes and borrowings of $12,500 under the Revolving Credit Facility in order to fund the acquisition of H&B, related acquisition costs of approximately $1,500 and financing costs of approximately $6,000. Pursuant to the terms of the Acquisition agreement, NBTY will not be receiving cash and certain receivables aggregating $13,982 and will not be assuming approximately $20,774 in liabilities of H&B.
(h) The historical consolidated financial statements of H&B used in the Unaudited Pro Forma Combined Financial Data have been adjusted to present such information in accordance with U.S. GAAP and translated into U.S. dollar equivalent financial statements using the exchange rate in effect at June 30, 1997 which was one pound sterling to 1.665 U.S. dollars. For further information regarding the effect of the difference between U.K. GAAP and U.S. GAAP, see Note 3 of the H&B Historical Consolidated Financial Statements included elsewhere in this Prospectus. Certain reclassifications have been made to the historical consolidated financial statements of H&B to conform to the NBTY presentation.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis of the historical results of operations and financial condition of NBTY and H&B cover periods before completion of the Transaction. Accordingly, the discussion and analysis of such historical periods does not reflect the significant impact that the Transaction will have on the Company. See "Unaudited Pro Forma Combined Financial Data." This discussion and analysis should be read in conjunction with the historical financial statements of NBTY and H&B and the notes thereto included elsewhere in this Prospectus.

HISTORICAL RESULTS OF OPERATIONS--NBTY

     GENERAL

         NBTY, founded in 1971, is one of the leading manufacturers and distributors of nutritional supplements in the U.S., marketing a complete line of vitamins, minerals and other nutritional supplements offered at value prices to its customers. NBTY markets its multi-branded products primarily through (i) one of the industry's leading mail order programs under its PURITAN'S PRIDE brand name to its proprietary list of over two million active customers, (ii) 115 Vitamin World retail stores strategically located primarily in factory outlet malls across the U.S., and (iii) wholesale distribution to drug store chains, supermarkets, independent pharmacies and health food stores such as Eckerd, Osco and Albertson's under the NATURE'S BOUNTY, NATURAL WEALTH, HUDSON, AMERICAN HEALTH and GOOD `N NATURAL brand names. Management believes that this unique three-tiered distribution system enables NBTY to most effectively market its products and lends stability, when compared to certain of its competitors, to its revenues and EBITDA. NBTY's revenues from mail order, retail and wholesale sales were approximately 42%, 16% and 42%, respectively, of total NBTY revenues for the nine month period ended June 30, 1997. NBTY's revenues and EBITDA for the nine month period ended June 30, 1997 were approximately $184 million and $33 million, respectively, and same store sales growth for the same period was approximately 15%.

         The following table sets forth certain historical operating results of NBTY as a percentage of sales:


                                                     NINE MONTHS ENDED                  YEAR ENDED
                                                           JUNE 30,                    SEPTEMBER 30,
                                                    -------------------       -----------------------------
                                                     1997         1996         1996        1995        1994
                                                     ---          ----         ----        ----        ----

Net sales                                           100.0%       100.0%       100.0%      100.0%      100.0%
Costs and expenses:
   Cost of sales............................         47.9         50.7         49.2        52.5        51.2
   Catalog printing, postage and promotion..          7.9          9.3          9.1        10.8         9.5
   Selling, general and administrative......         29.3         30.1         30.1        31.7        31.5
                                                     ----         ----        -----       -----       -----
                                                     85.1         90.1         88.4        95.0        92.2
                                                     ----         ----        -----       -----       -----
Income from operations......................         14.9          9.9         11.6         5.0         7.8
Interest expense and other..................         (0.4)        (0.3)        (0.1)       (0.3)        0.2
                                                    ------       ------       ------     -------      -----
Income before income taxes..................         14.5          9.6         11.5         4.7         8.0
Income taxes................................          5.8          3.9          4.6         1.8         3.0
                                                    -----        -----        -----       -----       -----
Net income..................................          8.7%         5.7%         6.9%        2.9%        5.0%
                                                    ======       ======       ======      ======      ======

   NINE MONTHS ENDED JUNE 30, 1997 COMPARED TO NINE MONTHS ENDED JUNE 30, 1996

         Net sales in the nine months ended June 30, 1997 were $184.1 million, compared with $142.1 million for the nine months ended June 30, 1996, an increase of $42.0 million or 29.6%. Sales increases were across all channels of distribution. Mail order sales were $78.0 million, compared to $62.9 million for the prior comparable period (an increase of $15.1 million or 24.0%) due to increased response to promotional efforts; wholesale sales were $77.4 million, compared to $64.4 million for the prior comparable period (an increase of $13.0 million or 20.2%) due to increased shelf space and consumer demand; and retail sales were $28.7 million, compared to $14.8 million (an increase of $13.9 million or 93.9%) due to an increase in the number of retail stores for the prior comparable period. Comparable same store sales for stores open for more than one year were up $1.8 million (or 15.1%) over the nine months ended June 30, 1996. Approximately 70 new SKUs were introduced over the past nine months. Sales for NBTY's new mail order operation in the U.K. were $1.6 million in 1997 and $0.5 million in 1996.

         Cost of sales for the nine months ended June 30, 1997 was $88.2 million (or 47.9% of sales), compared to $72.1 million for the prior comparable period (or 50.7% of sales). The decrease was associated with lower raw material costs due to discounts obtained for long-term purchase commitments, manufacturing efficiencies, and changes in product mix due to the introduction of new higher margin products.

         Catalog printing, postage and promotion expenses were $14.6 million for the nine months ended June 30, 1997 (an increase of $1.4 million or 10.6%) from $13.2 million for the nine months ended June 30, 1996. As a percentage of sales, catalog printing, postage and promotion expenses were 7.9% for the nine months ended June 30, 1997 and 9.3% for the prior comparable nine months. The increase in expenditures was primarily attributable to national television advertising and the increased number of catalogs printed and mailed for the mail order division.

         Selling, general and administrative expenses were $53.9 million, or 29.3% as a percentage of sales for the nine months ended June 30, 1997, compared with $42.8 million, or 30.1% as a percentage of sales for the prior comparable period, an increase of $11.1 million (or 26.0%). This increase was primarily due to increases in indirect salaries, building, freight and outside services expenses. These expenses increased due to the retail store expansion and the opening of the international mail order operations.

         NBTY's net income was $16.1 million for the nine month period ended June 30, 1997, and $8.1 million for the nine months ended June 30, 1996.

         YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO YEAR ENDED SEPTEMBER 30, 1995

         Net sales for fiscal year 1996 were $194.4 million, an increase of $15.6 million or 8.7% over fiscal year 1995. Of the $15.6 million increase, $8.8 million was attributable to increased retail sales; $1.8 million was attributable to increased wholesale sales; and $13.2 million was attributable to mail order sales, less a decrease of $8.2 million from Beautiful Visions, a cosmetic catalog which was sold in October 1995.

         Cost of sales for fiscal year 1996 was $95.6 million, an increase of $1.9 million or 2.0% over fiscal year 1995. Gross profit increased to 50.8% in fiscal year 1996 from 47.5% in fiscal year 1995. This increase was due to various factors, including lower raw material costs due to discounts obtained for long-term purchase commitments, manufacturing efficiencies, and changes in product mix due to the introduction of new higher margin products.

         Catalog printing, postage and promotion expenses for 1996 were $17.6 million, a decrease of $1.7 million over 1995. Such costs, as a percentage of net sales, were 9.1% in 1996 compared with 10.8% in 1995. The decrease was mainly due to the discontinuance of the Beautiful Visions mail order operation.

         Selling, general and administrative expenses for fiscal year 1996 were $58.6 million, an increase of $1.9 million over fiscal year 1995. As a percentage of net sales, these costs were 30.1% in fiscal year 1996 as compared to 30.7% in fiscal year 1995. Decreases in fringe benefits and other miscellaneous costs were offset by increases due to the retail store expansion and professional fees.

         NBTY's net income was $13.4 million for fiscal year 1996, and $5.1 million for fiscal year 1995.

         YEAR ENDED SEPTEMBER 30, 1995 COMPARED TO YEAR ENDED SEPTEMBER 30, 1994

         Net sales for fiscal year 1995 were $178.8 million, an increase of $22.7 million or 14.5% over fiscal year 1994. Of the $22.7 million increase, $12.5 million was attributable to wholesale and retail sales and $10.2 million was attributable to mail order sales. In October 1995, Beautiful Visions, a cosmetic catalog operation, was sold. Sales for such operation in fiscal year 1995 were $8.2 million, a decrease of $5.0 million from the prior fiscal year.

         Cost of sales for fiscal year 1995 was $93.9 million, an increase of $14.0 million or 17.5% over fiscal year 1994. Gross profit decreased to 47.5% in fiscal year 1995 from 48.8% in fiscal year 1994. This decrease as a percentage of net sales was due to various factors which included pricing pressures and write-downs for labels and unsold Beautiful Visions inventory.

         Catalog printing, postage and promotion for fiscal year 1995 was $19.3 million, an increase of $4.5 million or 30.3% over fiscal year 1994. This cost, as a percentage of net sales, was 10.8% in fiscal year 1995 compared with 9.5% in fiscal year 1994. The increase was mainly due to expanded trade advertising and costs associated with promotional programs to independent stores and chain stores.

         Selling, general and administrative expenses for fiscal year 1995 was $56.7 million, an increase of $7.5 million or 15.3% over fiscal year 1994. As a percentage of net sales, these costs remained relatively constant at 31.7% in fiscal year 1995 and 31.5% in fiscal year 1994. The increase was primarily a result of increases in salaries, wages, fringe benefits and professional services.

         NBTY's net income was $5.1 million for fiscal year 1995, and $7.8 million for fiscal year 1994.

HISTORICAL RESULTS OF OPERATIONS--H&B

  GENERAL

         H&B markets a broad line of nutritional supplement products, including vitamins, minerals and other nutritional supplements (approximately 58% of revenues for fiscal year 1997), and food products, including fruits and nuts, confectionery and other items (approximately 42% of revenues for fiscal year
1997). H&B's strategic retail locations in prime shopping areas and broad product offering have enabled it to become one of the U.K.'s largest nutritional supplement retailers. The Consolidated Financial Statements of H&B have been prepared in accordance with U.K. GAAP. For further information regarding the effect of the difference between U.S. GAAP and U.K. GAAP, see note 3 of the Consolidated Financial Statements of H&B included elsewhere in this Prospectus.

         The following table sets forth certain historical operating results of H&B in accordance with U.K. GAAP as a percentage of sales:

                                                       YEAR ENDED JUNE 30,
                                                       -------------------
                                                       1997           1996
                                                       ----           ----

Turnover..........................................     100.0%         100.0%
Cost of sales.....................................      52.1           52.9
                                                       -----         ------
Gross profit......................................      47.9           47.1
Distribution costs................................      38.3           37.4
Administrative expenses...........................       2.1            1.7
                                                      ------         ------
Operating profit..................................       7.5            8.0
                                                      ------         ------
Profit on ordinary activities after taxation......       4.7%           4.8%
                                                      ======         =======

   YEAR ENDED JUNE 30, 1997 COMPARED TO YEAR ENDED JUNE 30, 1996 (DOLLARS AND POUNDS STERLING IN MILLIONS)

         For the fiscal years ended June 30, 1997 and 1996, sales were (Pound Sterling) 102.9 (or $171.3) and (Pound Sterling) 90.6 (or $150.9), respectively, an increase of 13.5%. The number of retail stores operating at the end of fiscal years 1997 and 1996 was 410 and 389, respectively. For the fiscal year ended June 30, 1997, same store sales for comparable stores increased 3%.

         Gross profit for the fiscal year ended 1997 was (Pound Sterling) 49.3 (or $82.1) or 47.9% as a percentage of sales, and for the fiscal year ended June 30, 1996, gross profit was (Pound Sterling) 42.7 (or $71.0) or 47.1% as a percentage of sales.

         Payroll costs for the fiscal year ended June 30, 1997 were (Pound Sterling) 13.8 (or $23.0) and (Pound Sterling) 11.5 (or $19.1) for the fiscal year ended June 30, 1996. Payroll costs increased mainly due to the increased number of employees. Operating profits for the fiscal year ended June 30, 1997 were (Pound Sterling) 7.7 (or $12.8) and (Pound Sterling) 7.3 (or $12.2) for the fiscal year ended June 30, 1996. As a percentage of sales, operating profits were 7.5% for the fiscal year ended June 30, 1997, and 8.0% for the fiscal year ended June 30, 1996. Profit on ordinary activities before taxation was (Pound Sterling) 7.4 (or $12.4) for the fiscal year ended June 30, 1997, and (Pound Sterling) 6.9 (or $11.5) for the fiscal year ended June 30, 1996.

         Capital expenditures for the years ended June 30, 1997 and 1996 remained constant at (Pound Sterling) 6.8 (or $11.3).

LIQUIDITY  AND CAPITAL RESOURCES

         As a result of the Transaction, interest payments on the Notes and on the Revolving Credit Facility represent significant liquidity requirements for the Company. The Company anticipates that the Notes will require annual interest payments of approximately $12.9 million. See "Unaudited Pro Forma Combined Financial Data."

         In addition to its debt service obligations, the Company will require liquidity for capital expenditures and working capital needs. Total capital expenditures for the Company are expected to be approximately $23.0 million for fiscal year 1998, of which $7.0 million will be related to maintenance capital expenditures.

         The Company believes that the cash flow generated from its operations, together with amounts available under the Revolving Credit Facility, should be sufficient to fund its debt service requirements, working capital needs, anticipated capital expenditures and other operating expenses for the foreseeable future. The Revolving Credit Facility provides the Company with available borrowings up to an aggregate principal amount of $50.0 million. On a pro forma basis, after giving effect to the Transaction, the Company's unused availability under the Revolving Credit Facility would have been $37.5 million. The Company's future operating performance and ability to service or refinance the Notes and to refinance the Revolving Credit Facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control. See "Risk Factors."

         The Revolving Credit Facility and the Notes impose certain restrictions on the Company's ability to make capital expenditures and limit the Company's ability to incur additional indebtedness. Such restrictions could limit the Company's ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business or acquisition opportunities. The covenants contained in the Revolving Credit Facility and the Notes also, among other things, limit the ability of the Company to dispose of assets, repay indebtedness or amend other debt instruments, pay distributions, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances and make acquisitions.

                                    BUSINESS

OVERVIEW

         NBTY, founded in 1971 by Arthur Rudolph, is one of the leading manufacturers and distributors of nutritional supplements in the U.S., marketing a complete line of vitamins, minerals and other nutritional supplements offered at value prices to its customers. NBTY markets its multi-branded products primarily through (i) one of the industry's leading mail order programs under its PURITAN'S PRIDE brand name to its proprietary list of over two million active customers, (ii) 115 Vitamin World retail stores strategically located primarily in factory outlet malls across the U.S., and (iii) wholesale distribution to drug store chains, supermarkets, independent pharmacies and health food stores such as Eckerd, Osco and Albertson's under the NATURE'S BOUNTY, NATURAL WEALTH, HUDSON, AMERICAN HEALTH and GOOD `N NATURAL brand names. Management believes that this unique three-tiered distribution system enables NBTY to most effectively market its products and lends stability, when compared to certain of its competitors, to its revenues and EBITDA. NBTY's revenues from mail order, retail and wholesale sales were approximately 42%, 16% and 42%, respectively, of total NBTY revenues for the nine month period ended June 30, 1997. NBTY's revenues and EBITDA for the nine month period ended June 30, 1997 were approximately $184 million and $33 million, respectively, and same store sales growth for the same period was approximately 15%.

         NBTY acquired H&B, one of the leading nutritional supplement retailers in the U.K. with 410 locations, on August 7, 1997. The Acquisition provides the Company with significant strategic opportunities to enhance H&B's revenues and profitability and increase its market share. H&B markets a broad line of nutritional supplement products, including vitamins, minerals and other nutritional supplements (approximately 58% of H&B's revenues for fiscal year
1997) and food products, including fruits and nuts, confectionery and other items (approximately 42% of H&B's revenues for fiscal year 1997). H&B's strategic retail locations in prime shopping areas and broad product offering have enabled it to become one of the U.K.'s largest nutritional supplement retailers. H&B's revenues and EBITDA for the fiscal year ended June 30, 1997 were approximately $171 million and $18 million, respectively, and same store sales growth for the same period was approximately 3%.

         The Company expects to derive substantial opportunities from the combination of NBTY's and H&B's operations. Pro forma for the Acquisition, the Company's revenues for mail order, retail and wholesale sales would have been approximately 25%, 50% and 25%, respectively, of total Company revenues for the nine month period ended June 30, 1997. Management believes that cross-selling an expansive selection of NBTY-manufactured products into H&B's 410 retail stores will enable H&B to offer a broader product selection at lower prices than its competitors and, at the same time, enhance H&B's margins. In addition, management expects to reduce per unit production costs in NBTY's manufacturing facilities through increased capacity utilization derived from this vertical integration. The Company also plans to increase the efficiency of its H&B operations by integrating NBTY's state-of-the-art POS system throughout H&B's retail stores that will allow for more effective management of inventory and purchasing. The Company's vertically integrated structure and three-tiered distribution system, combined with its breadth of well recognized, value oriented brand names, position it to pursue continued growth and competitive success in each of its distribution channels.

COMPETITIVE STRENGTHS

         The Company believes that the following competitive strengths provide it with a solid foundation to further enhance growth, profitability and the Company's position as an industry leader:

   o VERTICALLY INTEGRATED OPERATIONS. As a result of the Acquisition, the Company will increase its degree of vertical integration by manufacturing nutritional supplements in NBTY facilities for sale through H&B's retail stores. Due to NBTY's existing level of vertical integration, NBTY is able to price its products at its stores approximately 20-40% lower than its largest competitor yet still maintain gross margins in excess of approximately 50%. The Acquisition will allow the Company to further increase its margins by providing NBTY-manufactured products throughout all 410 H&B retail stores.

   o EFFICIENT, MULTI-CHANNEL DISTRIBUTION NETWORK. NBTY's three-tiered U.S. distribution network (mail order, retail and wholesale), supplemented by H&B's strong retail position in the U.K. nutritional supplement market, allows the Company to access a broader base of nutritional supplement buyers and is unique among the Company's competitors. Management believes this diverse network lowers distribution risk and lends stability to both revenues and EBITDA.

   o STRONG PORTFOLIO OF RETAIL STORES. NBTY's 115 Vitamin World stores, in combination with H&B's 410 stores, comprise a retail network that is strategically located in the high growth U.S. and U.K. markets. These stores delivered approximately 15% and 4% same store sales growth during the nine month period ended June 30, 1997 in the U.S. and the U.K., respectively. In addition to providing a platform for growth, management believes the Company's established retail stores pose significant barriers to entry for new competitors due to the Company's penetration of U.S. factory outlet malls and prime U.K. locations.

   o LEADING MAIL ORDER SUPPLIER. Management believes NBTY is the industry leader in the U.S. mail order nutritional supplement market with over two million active customers and response rates that management believes to be in excess of the mail order industry average. The Company's position as a leading mail order nutritional supplement distributor allows the Company to lower its per customer distribution costs, thereby enhancing margins. The Company plans to further expand its mail order operations in the U.K. by utilizing its mail order distribution warehouse in Southampton, England, which became fully operational in January 1997.

   o INNOVATIVE NEW PRODUCT DEVELOPMENT. NBTY continually pursues new product development in response to customer demand. In 1997 alone, NBTY introduced 100 new SKUs through its product development and merchandising groups working directly with managers at the retail level. Management believes its retail stores provide the Company with rapid access to customer demand information and allow the Company to test market new products before initiating a complete product launch across all distribution channels.

   o EXPERIENCED MANAGEMENT TEAM. Scott Rudolph, Chairman of the Board, President and Chief Executive Officer, has 11 years of experience with NBTY and 21 years in the nutritional supplement industry. Mr. Rudolph's skilled management team averages over 14 years of industry experience (primarily with NBTY) in the mail order, retail and wholesale distribution channels.

BUSINESS STRATEGY

         The Company's strategy is to target the growing value-conscious consumer segment in order to increase sales and improve profitability, thereby strengthening its position as an industry leader through the following key initiatives:

   o INCREASE HIGH MARGIN RETAIL SALES. As a result of the Acquisition, NBTY's 115 retail stores have been augmented by H&B's 410 U.K. stores. In the U.S., the Company plans to open approximately 80 new stores per year under its proven store format, substantially increasing its penetration of the factory outlet mall base. By increasing overall foot traffic through its growing base of stores, the Company expects to increase its revenues and profitability, and enhance its market share. In the U.K, the Company expects to increase nutritional supplement sales by offering its products at lower prices than its compeititors.

   o INCREASE HIGH MARGIN MAIL ORDER SALES. Management believes NBTY's PURITAN'S PRIDE mail order operation is the industry's leader with approximately two million active mail order customers. NBTY is currently in the process of automating its mail order shipping department, which will enable NBTY to fulfill mail order requests with greater speed and efficiency. NBTY expects to continue to strengthen its mail order sales through frequent promotions in order to further improve its response rate, which management believes is already above the mail order industry average. NBTY also expects to continue to add customers through the selective acquisition of companies that have similar or complementary products. In addition, NBTY's recently increased manufacturing capability will enable it to successfully compete for additional mail order


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       customers  through  its  ability to quickly  introduce  and  deliver  new products  in  response  to  consumer  demand.

   o EMPHASIZE HIGHER MARGIN PRODUCTS. In addition to manufacturing and distributing high sales volume products (such as vitamins C and E), the Company also manufactures and distributes higher margin, specialty products. These popular specialty products, such as melatonin and St. John's Wort, are targeted primarily at dedicated nutritional supplement users and typically provide higher margins than more established products and broaden the Company's product line.

   o ENHANCE OPERATING EFFICIENCIES. The Acquisition will enable the Company to increase its level of vertical integration by selling nutritional supplements manufactured by NBTY through the H&B retail stores in the U.K. Management expects to supply approximately 75% of H&B's nutritional supplements from NBTY's U.S. manufacturing operations, thereby increasing NBTY's manufacturing margins and increasing H&B's margins while reducing per unit production costs in NBTY's manufacturing facilities through increased capacity utilization. Additionally, the Company intends to achieve significant operating efficiencies from the integration of its POS system into the H&B stores, which will significantly improve inventory management, production scheduling and administrative functions.

   o RAPID NEW PRODUCT INTRODUCTION. Management believes that NBTY is among the leaders in its industry in the timely introduction of products in response to consumer demands. During 1997 alone, NBTY introduced more than 100 new SKUs. Given the changing nature of consumer demands for new products and the growing publicity of the value of vitamins, minerals and other nutritional supplements in the promotion of general health, management believes that NBTY will continue to attract new customers based upon its ability to rapidly respond to consumer demands with high quality, value oriented products. As a result of the Company's ongoing manufacturing expansion, the Company will be poised to further develop new products that meet consumers' demand.

COMPANY HISTORY

         NBTY. The business of NBTY as a direct marketer of vitamins was begun in 1971 under the name of NATURE'S BOUNTY, Inc. by Arthur Rudolph, NBTY's former chairman, and NBTY completed its initial public offering of stock that same year. NBTY first developed its manufacturing capabilities in 1974 in order to capitalize on efficiencies gained through vertical integration. NBTY began its mail order operation in 1974, opened its first retail store in 1979 and has grown through a series of strategic acquisitions that included the acquisition, in 1989, of GNC's mail order operation. It changed its name to NBTY, Inc. in 1995.

         H&B. H&B, founded in 1920, was acquired in the late 1960s by Booker plc. Under the direction of Booker plc, the H&B network was expanded to 183 stores through new store openings as well as through the acquisition of independent health food stores. In 1991, H&B was acquired by Lloyds. Under the direction of Lloyds, H&B was expanded to 410 stores through continued store openings and acquisitions of independent health food stores. Lloyds was acquired by GEHE in January 1997 and, pursuant to GEHE's strategy of divesting Lloyds of non-core assets, GEHE determined to divest the H&B subsidiary.

INDUSTRY OVERVIEW

         The U.S. retail market for vitamins, minerals and other nutritional supplements ("VMS") has grown at a compound annual rate of approximately 15%, from $3.7 billion in 1992 to $6.5 billion in 1996, according to the 1997 Packaged Facts Survey. This growth has stemmed primarily from the availability of new supplements and wider distribution as well as from a positive regulatory environment. In addition to these factors driving the growth of the nutritional supplement industry, recent scientific research suggesting important health benefits derived from the regular consumption of vitamins and other nutritional supplement products has fueled an increasing societal interest in preventive health measures.

         The continued aging of the U.S. population, together with an increased focus on preventive health measures, is expected to result in a continuing



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increase in demand for nutritional supplement products. According to the Simmons
Market Research Bureau, 54% of the U.S. adult population regularly uses vitamins, minerals or supplements. Further, based on U.S. Bureau of the Census data, the 45-and-older age group, which accounted for approximately 32% of the U.S. population in 1990, is expected to grow to 40% of the U.S. population by 2010.

         Vitamins and other nutritional supplements are sold primarily through the following channels of distribution: health food stores, drug stores, supermarkets and other grocery stores, discount stores, mail order and direct sales organizations. Mass market retailers (drug stores, grocery stores and discount stores), health food stores and mail order and direct selling account for approximately 46%, 38%, and 16%, respectively, of industry sales. The mass marketers traditionally offer more mainstream VMS products, such as multivitamins, individual vitamins (such as Vitamins A, C and E), and minerals (such as calcium, potassium and magnesium), while the health food stores, mail order and direct selling companies traditionally offer greater product breadth, including the more sophisticated supplement products.

         The retail and wholesale segments of the VMS industry are highly fragmented. There are approximately 11,000 health food and vitamin chain stores in the U.S., of which approximately 70% are independently owned and operated and approximately 30% are associated with one of several regional or national chains.

PRODUCTS

         NBTY. NBTY manufactures and markets over 650 different products, including vitamins, minerals, herbs, amino acids, sports nutrition products, diet aids and other nutritional supplements. Management believes that NBTY's unique production process enables the Company to manufacture smaller, easier to swallow products than its competitors. Products are then packaged in recyclable plastic bottles with tamper-evident hinged caps. As a result, NBTY's products appeal to the needs of today's environmentally and safety conscious consumer. NBTY assures total customer satisfaction by employing rigorous quality assurance programs in its state-of-the-art laboratories.

         H&B. H&B's product range is classified into two categories: nutritional supplement products, which generated approximately 58% of total sales in fiscal year 1997, and food products, which generated approximately 42% of total sales in fiscal year 1997. Nutritional supplement products include herbal and alternative remedies, sports nutrition, aromatherapy, and diet products. Food product lines include fruit and nuts, confectionery, chilled and frozen foods, beverages and milk, vegetarian foods, herbal teas, water and juices, honeys and spreads, breakfast foods, condiments, and biscuits.

MANUFACTURING AND QUALITY CONTROL

         NBTY. As a result of its ongoing manufacturing expansion, NBTY operates technologically advanced manufacturing and production facilities, located on Long Island in Bohemia, New York, consisting of approximately 625,000 square feet in four modern buildings, of which 100,000 square feet is devoted to manufacturing, 72,000 square feet to office space, 1,500 square feet to a quality assurance and testing laboratory and the balance to warehouse and distribution. All manufacturing is conducted in accordance with the good manufacturing practices ("GMP") of the FDA and other applicable regulatory standards. NBTY believes that the capacity of its manufacturing and distribution facilities is adequate to meet the requirements of its current business and will be adequate to meet the requirements of anticipated increases in net sales as a result of the Acquisition.

         NBTY's manufacturing process places special emphasis on quality control. All raw materials used in production are initially held in quarantine during which time NBTY's laboratory employees assay the product against the manufacturer's certificate of analysis. Once cleared, a lot number is assigned, samples are retained and the material is processed by formulating, mixing and granulating, compression and sometimes coating operations. After the tablet is manufactured, laboratory employees test its weight, purity, potency, dissolution and stability. When a product such as vitamin tablets is ready for bottling, the automated equipment counts the tablets, inserts them into bottles, adds a tamper-resistant cap with an inner safety seal and affixes a label. NBTY uses computer-generated documentation for picking and packing for order fulfillment.


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

         H&B.  H&B  has  been a  direct  seller  of a wide  range  of  food  and nutritional supplement products and health food products and has not historically manufactured its products. Prior to the Acquisition, H&B purchased all of its products direct from wholesale manufacturers and third party representatives and sold certain of these products under the H&B name.

SALES AND ADVERTISING

         NBTY. NBTY has approximately 400 sales employees located throughout the U.S. in its Vitamin World stores, and 70 employees who sell to NBTY's wholesale distributors. In addition, NBTY sells through commissioned sales representative organizations. In fiscal year 1996 and for the nine months ended June 30, 1997, NBTY spent approximately $12.8 million and $10.6 million, respectively, on advertising in print and media, including cooperative advertising. NBTY creates its own advertising materials through a staff of approximately 22 employees.


         H&B. During fiscal year 1997 H&B employed an average of 1,979 sales employees in its retail stores. H&B runs advertisements weekly in four national newspapers. It also conducts approximately 17 promotions per year at its retail locations in addition to managers' specials. Six times per year H&B publishes a glossy magazine with helpful articles and promotional materials.

RAW MATERIALS

         The principal raw materials used in the manufacturing process are natural and synthetic vitamins, purchased from bulk manufacturers in the U.S., Japan and Europe. NBTY purchases raw materials from numerous sources. One supplier currently provides approximately 10% of NBTY's purchases, and no other supplier accounts for 10% or more of NBTY's raw material purchases. NBTY believes that the loss of its largest supplier would have a temporary adverse effect upon its operations but that, over time, NBTY would be able to replace such source of supply.

PROPERTIES

         NBTY. NBTY owns a total of approximately 625,000 square feet of plant facilities located at 60, 90, 105 and 115 Orville Drive in Bohemia, New York and 4320 Veterans Memorial Highway, Holbrook, New York. In addition, NBTY leases approximately 10,000 square feet of warehouse space in Southampton, England, and approximately 10,000 square feet of warehouse space in Reno, Nevada. NBTY operates 115 retail stores under the name Vitamin World. The stores have an average selling area of 1,200 square feet. Generally, NBTY leases the stores for three to five years at annual base rents ranging from $12,000 to $94,000 and percentage rents in the event sales exceed a specified amount.

         H&B. H&B leases all of the locations of its 410 retail stores for terms varying between 10 and 25 years at varying rents. No percentage rents are payable. H&B leases approximately 9,000 square feet of space in Hinckley for executive and administrative staff and also leases a 44,500 square foot facility in Hinckley for warehouse and distribution space.

COMPETITION

         UNITED STATES. The market for vitamins and other nutritional supplements is highly competitive in all of NBTY's channels of distribution. With respect to mail order sales, management believes that PURITAN'S PRIDE is the largest mail order supplier of vitamins and other nutritional supplements and competes with a large number of smaller, usually less geographically diverse, mail order companies, some of which manufacture their own products and some of which sell products manufactured by other companies. In its retail Vitamin World stores, the Company competes regionally with specialty vitamin stores, such as GNC and local drug stores, health food stores, supermarkets, department stores and mass merchandisers. NBTY's NATURE'S BOUNTY and NATURAL WEALTH brands compete with numerous vitamin distributors and manufacturers for sales to drug store chains and supermarkets with heavily advertised national brands manufactured by large pharmaceutical companies, as well as Your Life, Nature Made and Sundown, marketed by Leiner Health Products, Inc., Pharmavite Corp. and Rexall Sundown, Inc., respectively. It is not possible to estimate accurately the number of competitors since the nutritional supplement industry is fragmented.


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

         Management believes that NBTY competes favorably with other mail order sellers of similar products on the basis of price and customer service, including speed of delivery and new product offerings. Management believes that NBTY competes favorably with the large pharmaceutical companies and other companies that sell to wholesalers, on the basis of price, breadth of product line, reputation and customer service, including innovative packaging and displays and other services. Management believes that NBTY derives a competitive advantage from its ability to manufacture and package its own vitamin and nutritional supplement products, which affords it the flexibility to respond to the shifting demands of each channel of distribution and, consequently, the ability to achieve the manufacturing and operating efficiencies resulting from larger production runs of products that can be packaged for sale in one or more such channel.

         UNITED KINGDOM. As in the U.S., the market for sales of vitamins, minerals and other nutritional supplements is highly competitive. H&B's principal competitors are large pharmacy chains, including Superdrug, Boots and Lloyds, and major supermarket chains such as Tesco, Sainsbury's and ASDA. There are also approximately 1,300 independent retailers of health foods and nutritional supplements in the U.K. market. In addition, GNC has recently entered the U.K. market and currently operates approximately 30 stores in the U.K. As a result of the Acquisition, H&B intends to compete more effectively with its competition through improved store formats, greater product offerings and value pricing.

GOVERNMENT REGULATION

         UNITED STATES. The manufacturing, packaging, labeling, advertising, distribution and sale of NBTY's products are subject to regulation by one or more federal agencies, the most active of which is the FDA. The Company's products are also subject to regulation by the FTC, the Consumer Product Safety Commission, the U.S. Department of Agriculture and the Environmental Protection Agency, and by various agencies of the states and localities and foreign countries in which NBTY's products are sold. In particular, the FDA, pursuant to the Federal Food, Drug, and Cosmetic Act ("FDCA") regulates the production, packaging, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, and over-the-counter ("OTC") drugs. In addition, the FTC has jurisdiction to regulate advertising of dietary supplements and OTC drugs, while the U.S. Postal Service regulates advertising claims with respect to such products sold by mail order.

         The FDCA has been amended several times with respect to dietary supplements, most recently by the Dietary Supplement Health and Education Act of 1994 ("DSHEA") and the Nutrition Labeling and Education Act of 1990 ("NLEA"). DSHEA, enacted on October 15, 1994, introduced a new statutory framework governing the composition and labeling of dietary supplements. With respect to composition, DSHEA creates a new class of "dietary supplements," dietary ingredients consisting of vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, extracts or combinations of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were on the market before October 15, 1994 may be sold without FDA pre-approval and without notifying the FDA. On the other hand, a new dietary ingredient (one not on the market before October 15, 1994) requires proof that it has been used as an article of food without being chemically altered, or evidence of a history of use or other evidence of safety establishing that it is reasonably expected to be safe. The FDA must be supplied with such evidence at least 75 days before the initial use of a new dietary ingredient. There can be no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that the Company may decide to use, and the FDA's refusal to accept such evidence could result in regulation of such dietary ingredients as food additives requiring FDA pre-approval prior to marketing.

         As for labeling, DSHEA permits "statements of nutritional support" for dietary supplements without FDA pre-approval. Such statements may describe how particular dietary ingredients affect the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being (but may not state that a dietary supplement will diagnose, mitigate, treat, cure or prevent a disease). A company making a statement of nutritional support must possess substantiating


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evidence for the statement,  disclose on the label that the FDA has not reviewed that statement and that the product is not intended for use for a disease, and notify the FDA of the statement within 30 days after its initial use. However, there can be no assurance that the FDA will not determine that a given statement of nutritional support that the Company makes is not adequately substantiated as required by DSHEA, or is a drug claim rather than a nutritional support statement requiring the Company's submission and the FDA's approval of a new
drug  application   ("NDA").   Either  determination  could  entail  costly  and
time-consuming clinical studies and in either situation the Company may have to delete or modify the statement or claim involved. In addition, DSHEA allows the dissemination of "third party literature", publications such as reprints of scientific articles linking particular dietary ingredients with health benefits. Third party literature may be used in connection with the sale of dietary supplements to consumers at retail or by mail order. Such a publication may be so distributed if, among other things, it is not false or misleading, no particular manufacturer or brand of dietary supplement is mentioned, and a balanced view of available scientific information on the subject matter is presented. There can be no assurance, however, that all pieces of third party literature that may be disseminated in connection with the Company's products will be determined by the FDA to satisfy each of these requirements, and any such failure could subject the product involved to regulation as a new drug.

         Management anticipates that the FDA may promulgate good manufacturing practice ("GMP") regulations authorized by DSHEA, which are specific to dietary supplements. GMP regulations would require supplements to be prepared, packaged and held in compliance with such rules, and may require similar quality control provisions contained in the GMP regulations for drugs. The Company currently manufactures its vitamins and nutritional supplement products pursuant to the applicable food GMP rules. There can be no assurance that, if the FDA adopts GMP regulations specific to dietary supplements, NBTY will be able to comply with such GMP rules upon promulgation or without incurring material expense to do so.


         The FDA has finalized regulations to implement certain labeling provisions of DSHEA. In addition, further DSHEA labeling regulations are expected to be proposed by the FDA once the agency receives the final report of the expert Commission on Dietary Supplement Labels, established by DSHEA to provide recommendations on labeling claims for supplements. The Commission on Dietary Supplements issued its draft report in June 1997. It is uncertain when the final report will be issued or when the FDA will propose further regulations. NBTY cannot determine what effect such regulations, when promulgated, will have on its business in the future. There can be no assurance that such regulations will not require expanded or different labeling for NBTY's vitamins and nutritional products or, among other things, require the recall, reformulation or discontinuance of certain products, additional recordkeeping, warnings, notification procedures and expanded documentation of the properties of certain products and scientific substantiation regarding ingredients, product claims, safety or efficacy.

         NLEA prohibits the use of any health claim (as distinguished from "statements of nutritional support" permitted by DSHEA) for foods, including dietary supplements, unless the health claim is supported by significant scientific agreement and is pre-approved by the FDA. To date, the FDA has approved the use of health claims for dietary supplements only in connection with the use of calcium for osteoporosis and the use of folic acid for neural tube defects.

         The FDA has broad authority to enforce the provisions of the FDCA applicable to dietary supplements, including the power to seize adulterated or misbranded products or unapproved new drugs, to request their recall from the market, to enjoin their further manufacture or sale, to publicize information about a hazardous product, to issue warning letters and to institute criminal proceedings. Although the regulation of dietary supplements is less restrictive than that imposed upon drugs and food additives, there can be no assurance that dietary supplements will continue to be subject to the less restrictive statutory scheme and regulations currently in effect. Further, there can be no assurance that, if more stringent statutes are enacted or regulations are promulgated, the Company will be able to comply with such statutes and regulations without incurring material expense to do so.

         The OTC pharmaceutical products distributed by the Company are subject to regulation by a number of Federal and State governmental agencies. In particular, the FDA regulates the formulation, manufacture, packaging and labeling of all OTC pharmaceutical products pursuant to a monograph system

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

specifying OTC active drug ingredients that are generally recognized as safe and effective for particular therapeutic conditions. Compliance with applicable FDA monographs is required for the lawful interstate sale of OTC drugs. The FDA has the same above-noted enforcement powers for violations of the FDCA by drug manufacturers as it does for such violations by dietary supplement producers.

         The FTC, which exercises jurisdiction over the advertising of dietary supplements, has in the past several years instituted enforcement actions against several dietary supplement companies for false and misleading advertising of certain products. These enforcement actions have resulted in consent decrees and the payment of fines by the companies involved. In addition, the FTC has increased its scrutiny of infomercials. The Company is currently subject to an FTC consent decree for past advertising claims for certain of its products, and the Company is required to maintain compliance with this decree under pain of civil monetary penalties. Further, the U.S. Postal Service has issued cease and desist orders against certain mail order advertising claims made by dietary supplement manufacturers, including NBTY, and NBTY is required to maintain compliance with this order, also under pain of civil monetary penalties.

         The Company is also subject to regulation under various international, state and local laws that include provisions regulating, among other things, the marketing of dietary supplements and the operations of direct sales programs. The Company may be subject to additional laws or regulations administered by the FDA or other federal, state or foreign regulatory authorities, the repeal of laws or regulations that considers favorable, such as DSHEA, or more stringent interpretations of current laws or regulations, from time to time in the future. The Company is unable to predict the nature of such future laws, regulations, interpretations or applications, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. These regulations could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, imposition of additional recordkeeping requirements, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation. Any or all of such requirements could have a material adverse effect on the Company's results of operations and financial condition. See "Risk Factors--Government Regulation."

         UNITED KINGDOM. In the U.K., the manufacture, advertising, sale and marketing of food products is regulated by a number of government agencies including the Ministry of Agriculture, Fisheries and Food and the Department of Health. In addition, there are various independent committees and agencies that report to the government, such as the Food Advisory Committee, which reports to MAFF and suggests appropriate courses of action by the relevant government department where there are areas of concern relating to food, and the Committee on Toxicity, which reports to the Department of Health. The relevant legislation governing the sale of food includes the Food Safety Act 1990, which sets out general provisions relating to the sale of food; for example, this law makes it unlawful to sell food that is harmful to human health. In addition, there are various statutory instruments and E.C. regulations governing specific areas such as the use of sweeteners, colouring and additives in food. Trading standards officers under the control of the Department of Trade and Industry also regulate matters such as the cleanliness of the properties on which food is produced and sold.

         Food that has medicinal properties may fall under the jurisdiction of the Medicines Control Agency, a regulatory authority whose responsibility is to ensure that all medicines sold or supplied for human use in the U.K. meet acceptable standards of safety, quality and efficacy. These standards are determined by the 1968 Medicines Act together with an increasing number of E.C. regulations and directives laid down by the European Union. The latter take precedence over national law. The MCA has a "borderline department" which determines when food should be treated as a medicine and should therefore fall under the relevant legislation relating to medicines. The MCA operates as the agent of the licensing authority (the United Kingdom Health Ministers) and its activities cover every facet of medicines controlled in the U.K. including involvement in the development of common standards of medicines controlled in Europe. The MCA is responsible, for example, for licensing, inspection and enforcement to ensure that legal requirements concerning manufacture, distribution, sale, labeling, advertising and promotion are upheld.

TRADEMARKS

         NBTY. NBTY owns trademarks registered with the United States Patent and Trademark Office and many foreign jurisdictions for its NATURE'S BOUNTY, GOOD `N NATURAL, HUDSON, AMERICAN HEALTH, NATURAL WEALTH, PURITAN'S PRIDE and Vitamin World trademarks and has rights to use other names essential to its business. U.S. registered trademarks have a perpetual life, as long as they are renewed on a timely basis and used properly as trademarks, subject to the rights of third parties to seek cancellation of the marks. NBTY regards its trademarks and other proprietary rights as valuable assets and believes they have significant value in the marketing of its products. NBTY vigorously protects its trademarks against infringement.

         H&B.  H&B  owns  trademarks   registered  with  the  appropriate   U.K.
authorities for its Holland & Barrett trademark and has rights to use other names essential to its business.

EMPLOYEES

         NBTY. As of June 30, 1997, NBTY employed approximately 1,460 persons, of whom approximately 350 are in executive and administrative capacities, 70 are in wholesale sales, 400 are in the Vitamin World stores and the balance are in manufacturing, shipping and packaging. None of NBTY's employees are represented by a labor union. NBTY believes that its relationship with its employees is excellent.

         H&B. During fiscal year 1997, H&B employed an average of 2,195 persons, of whom 99 worked in executive or administrative capacities, 1,979 worked in retail stores and 117 worked in warehouse and distribution. Other administrative, clerical and buying services were provided by Lloyds personnel pursuant to a central services arrangement. There is no trade union representation at H&B. H&B management believes that its relationship with its employees is excellent.

LITIGATION

         NBTY. NBTY and certain other companies in the industry have been named as defendants in cases arising out of the ingestion of products containing L-Tryptophan. NBTY had been named in more than 265 such lawsuits, of which four are still pending against NBTY. The other 261 lawsuits have been settled at no cost to NBTY. NBTY's supplier of L-Tryptophan agreed to indemnify NBTY and the other companies named in the lawsuits through the final resolution of all cases involving L-Tryptophan. In addition, the supplier has posted, for the benefit of NBTY and the other companies named in the lawsuits, a revolving, irrevocable letter of credit of $20 million to be used in the event that the supplier is unable or unwilling to satisfy any claims or judgments. While not all of these suits quantify the amount demanded, NBTY believes that the amount required to either settle these cases or to pay judgments rendered therein will be paid by the supplier or by NBTY's product liability insurance carrier.

         In October 1994, litigation was commenced in the U.S. District Court, Eastern District of New York, against NBTY and two of its officers. An Amended Complaint was filed in October 1996, alleging that false and misleading statements and representations were made concerning NBTY's sales and earnings estimates for the fiscal years ending September 30, 1993 and 1994 and the fiscal quarters of 1994. The allegations are that NBTY improperly (i) recognized revenue on a sale to a customer in September 1993, (ii) capitalized and amortized certain promotional costs in 1994, (iii) reported positive sales trends in mid-1994 by an improper comparison to prior year sales, and (iv) expressed comfort with an independent analyst's projection of modest earnings for 1994 when earnings later proved to be less than analysts predicted. Plaintiffs' case has been certified as a class action. NBTY and its officers denied the allegations of the Amended Complaint and have vigorously contested the claim. In order to avoid the further commitment of senior management time and to limit further litigation expense, on October 17, 1997, NBTY signed a Memorandum of Understanding to settle the class action. While vigorously denying any liability, under the terms of the settlement, the Company will pay a total of $8 million, comprised of $4.4 million in cash and $3.6 million in stock. The settlement requires the approval of the Court to be finalized. An undetermined portion of that payment will be covered by insurance reimbursement under a Directors and Officer Indemnity Policy, which was purchased prior to the commencement of the lawsuit.

         H&B. H&B is not involved in any litigation believed to be material to its business or operations.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

         Set forth below are the names and other relevant information regarding executive and certain other of officers of the Company as of August 29, 1997.


                                                                                           COMMENCEMENT
                                                                              YEAR FIRST    OF TERM AS
                                                                              ELECTED      EXECUTIVE OR
NAME                      AGE       POSITION                                  DIRECTOR     OTHER OFFICER
----                      ---       --------                                  --------     -------------

Scott Rudolph                39     Chairman of the Board, President and
                                    Chief Executive Officer                      1986          1986
Harvey Kamil                 53     Executive Vice President, Chief
                                    Financial Officer and Secretary               --           1982
Barry Drucker                49     Senior Vice President--Sales                  --           1985
Patricia E. Ciccarone        41     Vice President--Vitamin World                 --           1992
James P. Flaherty            40     Vice President--Advertising                   --           1988
James A. Taylor              56     Vice President--Production                    --           1982
Arthur Rudolph               69     Director                                     1971           --
Aram Garabedian              62     Director                                     1971           --
Bernard G. Owen              69     Director                                     1971           --
Alfred Sacks                 69     Director                                     1971           --
Murray Daly                  70     Director                                     1988           --
Glenn Cohen                  38     Director                                     1994           --
Nathan Rosenblatt            40     Director                                     1994           --

         The Directors of the Company are elected to serve a three-year term or until their respective successors are elected and qualified. Officers of the Company hold office until the meeting of the Board of Directors immediately following the next annual shareholders meeting or until removal by the Board, whether with or without cause.

         SCOTT RUDOLPH is the Chairman of the Board of Directors, President and Chief Executive Officer and is a shareholder of the Company. Mr. Rudolph founded U.S. Nutrition Corp., a mail order vitamin company in 1976, which was purchased by NBTY in 1986. He is the Chairman of Dowling College, Long Island, New York. He joined NBTY in 1986. He is the son of Arthur Rudolph.

         HARVEY KAMIL is Executive Vice President, Chief Financial Officer and Secretary. He is on the Board of Directors of the Council for Responsible Nutrition. He joined NBTY in 1982.

         BARRY DRUCKER is Senior Vice President--Sales. He joined NBTY in 1976.

         PATRICIA E. CICCARONE is Vice President--Vitamin World. She previously served as Director of Stores for Park Lane, a 500 store hosiery chain. She joined NBTY in 1988.

         JAMES P.  FLAHERTY  is Vice  President--Advertising.  He joined NBTY in
1979.

         JAMES E. TAYLOR is Vice President--Production. He joined NBTY in 1981.

         ARTHUR RUDOLPH founded Arco Pharmaceuticals, Inc., NBTY's predecessor, in 1960 and served as NBTY's Chief Executive Officer and Chairman of the Board of Directors since that date until his resignation in September 1993. He remains a member of the Board of Directors and was responsible for the formation of NBTY in 1971. He is the father of Scott Rudolph.

         ARAM GARABEDIAN has been a real estate developer in Rhode Island since 1988. He was associated with NBTY and its predecessor, Arco Pharmaceuticals, Inc., for 20 years in a sales capacity and as an Officer. He has served as a Director since 1971.

         BERNARD G. OWEN has been associated with Cafiero, Cuchel and Owen Insurance Agency, Pitkin, Owen Insurance Agency and Wood-HEW Travel Agency for more than the past five years. He currently serves as Chairman of these firms.

         ALFRED SACKS has been engaged as President of Al Sacks, Inc., an insurance agency, for the past thirty years.

         MURRAY DALY, formerly a Vice President of J. P. Egan Office Equipment Co., is currently a consultant to the office equipment industry.

         GLENN COHEN has been the President of Glenn-Scott Landscape and Design for more than five years.

         BUD SOLK has been President of Chase/Ehrenberg & Rosene, Inc., an advertising and marketing agency located in Chicago, Illinois since 1995.
Previously, Mr. Solk was President of Bud Solk Associates, Inc., which he founded in 1958.

         NATHAN ROSENBLATT is the President and Chief Executive Officer of Ashland Maintenance Corp., a commercial maintenance organization located in Long Island, New York.

EMPLOYMENT AGREEMENTS

         Scott Rudolph, Chairman of the Board, President and Chief Executive Officer of the Company, entered into an employment agreement effective February 1, 1994, as amended, to terminate January 31, 2004, providing for annual compensation of $450,000 with annual cost of living index increases, bonuses and other fringe benefits accorded other executives of NBTY.

         Harvey Kamil, Executive Vice President, Chief Financial Officer and Secretary of the Company, entered into an employment agreement effective February 1, 1994, to terminate January 31, 2004, providing for annual compensation of $250,000 with annual cost of living index increases, bonuses and other fringe benefits accorded other executives of NBTY.

         Each of the above agreements also provides for the immediate acceleration of the payment of all compensation for the term of the contract and the registration and sale of all issued stock, stock options and shares underlying options in the event of a change of control, a tender offer for shares of NBTY, which offer was not authorized by the Board of Directors, or involuntary (i) termination of employment, (ii) reduction of compensation, or
(iii) diminution of responsibilities or authority. Additionally, three rnembers of H&B's senior executive staff have 12 month service contracts which require that they provide the Company with three months notice prior to termination of the contract.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following information with respect to the outstanding shares of common stock beneficially owned by (i) each director of the Company, (ii) the chief executive officer and the five other most highly compensated executive officers, (iii) all beneficial owners of more than five percent of common stock known to the Company, and (iv) the directors and executive officers as a group, is furnished as of August 25, 1997, except as otherwise indicated.



                                                                             NUMBER OF SHARES OF       PERCENT OF
NAME OF BENEFICIAL OWNERS                                                       COMMON STOCK              CLASS
-------------------------                                                       ------------           ----------

Scott Rudolph(b)..............................................                    3,147,686                16.0%
Arthur Rudolph(b).............................................                      647,982                 3.5
Aram Garabedian...............................................                       14,000                 *
Bernard G. Owen...............................................                       27,500                 *
Alfred Sacks..................................................                           --                --
Murray Daly...................................................                       15,009                 *
Glen Cohen....................................................                       29,000                 *
Bud Solk......................................................                       14,000                --
Nathan Rosenblatt.............................................                           --                --
Harvey Kamil..................................................                      689,780                 3.7
Barry Drucker.................................................                      100,131                 *
James P. Flaherty.............................................                       44,408                 *
James H. Taylor...............................................                       41,483                 *
Patricia E. Ciccarone.........................................                        1,781                 *
All directors and Executive Offficers as a group (14 persons)(b)                  4,099,778                20.4
NBTY, Inc. Profit Sharing Plan................................                    1,062,228                 5.7

(*) Indicates ownership of less than one percent of class.
-----------------

(a) Each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned. Each named person or group is deemed to be the beneficial owner of securities which may be acquired within 60 days through the exercise or conversion of options, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage beneficially owned by such person or group. Such securities are not deemed to be outstanding for the purpose of computing the percentage of class beneficially owned by any other person or group. Accordingly, the indicated number of shares includes shares issuable upon exercise of options (including employee stock options) and any other beneficial ownership of securities held by such person or group.

(b) Includes shares held in a Trust created by Arthur Rudolph for the benefit of Scott Rudolph and others.

                  DESCRIPTION OF THE REVOLVING CREDIT FACILITY

         The Revolving Credit Facility is provided by a syndicate of banks and other financial institutions led by The Chase Manhattan Bank, as administrative agent (the "Agent"), and provides for borrowings in an aggregate principal amount of up to $50.0 million (of which up to $5.0 million is available in the form of letters of credit and up to $5.0 million may be extended in the form of swingline loans). The Company used a portion of the Revolving Credit Facility to pay the Promissory Notes. The following summary of the Revolving Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Revolving Credit Facility.

         SECURITY,   GUARANTEES.  The  obligations  of  the  Company  under  the
Revolving Credit Facility are unconditionally and irrevocably guaranteed, jointly and severally, by each direct and indirect domestic subsidiary of the Company and each subsequently acquired or organized subsidiary of the Company. In addition, the obligations of the Company under the Revolving Credit Facility and the guarantees thereunder are secured by substantially all of the non-real estate assets of the Company and the guarantors.

         INTEREST. The Revolving Credit Facility is a six-year facility and bears interest at a rate per annum equal (at the Company's option) to: (i) the Agent's Eurodollar rate plus an applicable margin, (ii) an alternate base rate plus an applicable margin or (iii) the Agent's Eurocurrency rate plus an applicable margin. Principal amounts under the Revolving Credit Facility not paid when due shall bear interest at a default rate equal to 2.00% per annum above the otherwise applicable rate. Other amounts not paid when due under the Revolving Credit Facility shall bear interest at the interest rate then applicable to alternate base rate loans under the Revolving Credit Facility plus 2.00% per annum.

         PREPAYMENTS. Voluntary prepayments of borrowings under the Revolving Credit Facility and voluntary reductions of the unutilized portions of the Revolving Credit Facility are permitted at any time in minimum principal amounts to be agreed upon.

         FEES. The Company is required to pay the lenders, on a quarterly basis, a commitment fee ranging from 0.25% to 0.50% per annum on the undrawn portion of the commitments, based upon the Company's ratio of (i) consolidated total debt as of the date of determination and (ii) consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended as of such date of determination. The Company is also required to pay (a) a per annum letter of credit fee, on a quarterly basis, equal to the applicable Eurodollar loan margin on the amount available to be drawn under standby letters of credit, (b) a fee, on a quarterly basis, equal to 0.25% of the aggregate face amount of outstanding commercial letters of credit, (c) a fronting bank fee, and (d) agent, arrangement and other similar fees.

         COVENANTS. The Revolving Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries, subject to certain exceptions, to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, make distributions or pay dividends on partnership interests or capital stock, redeem and repurchase partnership interests or capital stock, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company or its subsidiaries, make capital expenditures or engage in certain transactions with affiliates and otherwise restrict certain business activities. In addition, the Company is required to comply with specified financial ratios and tests, including minimum fixed charge coverage ratios, maximum leverage ratios and minimum net worth tests.

         The Revolving Credit Facility also contains provisions that prohibit any modification of the Indenture in any manner adverse to the lenders and that limit the Company's ability to refinance or otherwise prepay the Exchange Notes without the consent of such lenders.

         EVENTS OF DEFAULT. The Revolving Credit Facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain other indebtedness, certain events of bankruptcy and insolvency, Employee

Retirement Income Security Act of 1974 events, judgment defaults, actual or asserted invalidity of any security documents or guarantees, change of control, the voluntary creation of security interests relating to partnership interests in the Company or the voluntary creation of any prohibition on the creation of such security interests.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Original Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

         The Company believes that the exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Original Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Original Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging Original Notes for Exchange Notes pursuant to the Exchange Offer.

                        DESCRIPTION OF THE EXCHANGE NOTES

         The Original Notes were, and the Exchange Notes will be, issued under an Indenture (the "Indenture"), dated as of September 23, 1997, by and between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Exchange and Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Original Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The Original Notes issued in the Initial Offering and the Exchange Notes offered hereby are referred to collectively as the "Notes."

         The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." References in this "Description of the Exchange Notes" section and the "Registration Rights," "Book-Entry; Delivery and Form" and "Plan of Distribution" sections to "the Company" mean only NBTY, Inc. and not any of its Subsidiaries.

GENERAL

         The Notes are unsecured, senior subordinated obligations of the Company. The Original Notes were and the Exchange Notes will be, issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Pursuant to the Indenture, the Trustee, initially, will serve as registrar and paying agent. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

RANKING

         The Notes rank junior to, and are subordinated in right of payment to, all existing and future Senior Indebtedness of the Company, PARI PASSU in right of payment with all senior subordinated Indebtedness of the Company and senior in right of payment to all Subordinated Indebtedness of the Company. At June 30, 1997, on a pro forma basis after giving effect to the Transaction, the Company would have had approximately $31.1 million of Senior Indebtedness outstanding (excluding unused commitments) and no senior subordinated Indebtedness, other than the Notes. All debt incurred under the Revolving Credit Facility is Senior Indebtedness of the Company, is guaranteed by the Company's domestic Subsidiaries and is secured by substantially all of the assets of the Company and its Subsidiaries.

MATURITY, INTEREST AND PRINCIPAL OF THE NOTES

         The Notes are limited to $150 million aggregate principal amount and will mature on September 15, 2007. Cash interest on the Notes will accrue at a rate of 8-5/8% per annum and will be payable semi-annually in arrears on each September 15 and March 15, commencing on March 15, 1998, to the holders of record of Notes at the close of business on September 1 and March 1, respectively, immediately preceding such interest payment date. Interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

         The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after September 15, 2002, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on September 15, of the years indicated below:

                                                                      REDEMPTION
YEAR                                                                     PRICE
---                                                                   ----------
2002.................................................                   104.313%
2003.................................................                   102.875%
2004.................................................                   101.438%
2005 and thereafter..................................                   100.000%

         In addition, at any time and from time to time on or prior to September 15, 2000, the Company may redeem in the aggregate up to 33-1/3% of the originally issued aggregate principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings by the Company at a redemption price in cash equal to 108.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); PROVIDED, HOWEVER, that at least 66-2/3% of the originally issued aggregate principal amount of the Notes must remain outstanding immediately after giving effect to each such redemption (excluding any Notes held by the Company or any of its Affiliates). Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Public Equity Offering of the Company.

SELECTION AND NOTICE OF REDEMPTION

         In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED, HOWEVER, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, however, that if a partial redemption is made with the net cash proceeds of a Public Equity Offering by the Company, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of


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

the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION OF THE NOTES

         The payment of the principal of, premium, if any, and interest on the Notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full in cash of all Senior Indebtedness.

         Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any payment from funds deposited in accordance with, and held in trust for the benefit of Holders pursuant to, "Legal Defeasance and Covenant Defeasance" (a "Defeasance Trust Payment")), upon any dissolution or winding up or total liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness then due shall first be paid in full in cash before the Holders of the Notes or the Trustee on behalf of such Holders shall be entitled to receive any payment by the Company of the principal of, premium, if any, or interest on the Notes, or any payment by the Company to acquire any of the Notes for cash, property or securities, or any distribution by the Company with respect to the Notes of any cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment). Before any payment may be made by, or on behalf of, the Company of the principal of, premium, if any, or interest on the Notes upon any such dissolution or winding up or total liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment), to which the Holders of the Notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

         No direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) by or on behalf of the Company of principal of, premium, if any, or interest on the Notes, whether pursuant to the terms of the Notes, upon acceleration, pursuant to an Offer to Purchase or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by the Trustee of written notice (a "Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of the holders of such Designated Senior Indebtedness, then, unless and until such event of default has

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

been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full in cash or the benefits of these provisions have been waived by the holders of such Designated Senior Indebtedness, no direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) will be made by or on behalf of the Company of principal of, premium, if any, or interest on the Notes, whether pursuant to the terms of the Notes, upon acceleration, pursuant to an Offer to Purchase or otherwise, to such Holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such notice by the Trustee and ending 179 days thereafter. Notwithstanding anything in the subordination provisions of the Indenture or the Notes to the contrary, (x) in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given, (y) there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Period is in effect and (z) not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. No event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment Blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days.

         The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indenture described under this "Subordination of the Notes" heading will not be construed as preventing the occurrence of any Event of Default in respect of the Notes. See "Events of Default" below.

         By reason of the subordination provisions described above, in the event of insolvency of the Company, funds which would otherwise be payable to Holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash, and the Company may be unable to meet fully or at all its obligations with respect to the Notes.

     At the time of the issuance of the Notes, the Revolving Credit Facility will be the only outstanding Senior Indebtedness of the Company. Subject to the restrictions set forth in the Indenture, in the future the Company may issue additional Senior Indebtedness.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

         Following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall notify the Holders of the Notes of such occurrence in the manner prescribed by the Indenture and shall, within 20 days after the Change of Control Date, make an Offer to Purchase all Notes then outstanding at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

         If a Change of Control occurs which also constitutes an event of default under the Revolving Credit Facility, the lenders under the Revolving Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the Revolving Credit Facility. Accordingly, any claims of such lenders with respect to the assets of the Company will be prior to any claim of the Holders of the Notes with respect to such assets.

         If the Company makes an Offer to Purchase, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed a Default or an Event of Default.


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

         Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

CERTAIN COVENANTS

         LIMITATION ON INDEBTEDNESS. The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except for Permitted Indebtedness; PROVIDED, HOWEVER, that the Company may Incur Indebtedness if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness and the application of the proceeds therefrom, the Consolidated Coverage Ratio would be greater than (x) 2.375 to 1.00 if such Indebtedness is Incurred prior to the first anniversary of the Issue Date; (y) 2.5 to 1.00 if such Indebtedness is Incurred on or after the first anniversary of the Issue Date and prior to the second anniversary of the Issue Date; and (z) 2.625 to 1.00 if such Indebtedness is Incurred thereafter. Notwithstanding the foregoing, after October 17, 1997, the Company shall not permit to be outstanding the Promissory Notes or the letters of credit issued to collateralize such Promissory Notes.

         The limitations contained in the preceding paragraph will not apply to the Incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

         (a) Indebtedness under the Notes;

         (b) Indebtedness of the Company Incurred under the Revolving Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $60 million;

         (c) Indebtedness of any Subsidiary of the Company owed to and held by the Company or any Wholly Owned Subsidiary, and Indebtedness of the Company owed to and held by any Wholly Owned Subsidiary that is unsecured and subordinated in right of payment to the payment and performance of the Company's obligations under any Senior Indebtedness, the Indenture and the Notes; PROVIDED, HOWEVER, that an Incurrence of Indebtedness that is not permitted by this clause (c) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness of the Company or any Subsidiary of the Company referred to in this clause (c) to a Person (other than the Company or a Wholly Owned Subsidiary),
(ii) any sale or other disposition of Equity Interests of any Subsidiary which holds Indebtedness of the Company or another Subsidiary;

         (d) Interest Rate Protection Obligations; PROVIDED, HOWEVER, that such Interest Rate Protection Obligations have been entered into for bona fide business purposes and not for speculation;

         (e) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company or any Subsidiary of the Company and other Indebtedness of the Company, in an aggregate principal amount at any one time outstanding not to exceed $20 million;

         (f) Indebtedness of the Company under Currency Agreements; PROVIDED, HOWEVER, (i) that such Currency Agreements have been entered into for bona fide business purposes and not for speculation and (ii) that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

         (g) Indebtedness to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness (other than Indebtedness Incurred under clauses (b), (c), (d), (e),


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

(f) or (h) of this covenant); PROVIDED, HOWEVER, that (i) any such refinancing shall not exceed the sum of the principal amount (or accreted amount (determined in accordance with GAAP), if less) of the Indebtedness being refinanced, plus the amount of accrued interest thereon, plus the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith, (ii) Indebtedness representing a refinancing of Indebtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced; (iii) Indebtedness that is pari passu with the Notes may only be refinanced with Indebtedness that is made pari passu with or subordinate in right of payment to the Notes and Subordinated Indebtedness may only be refinanced with Subordinated Indebtedness; and (iv) Indebtedness of the Company may only be refinanced by Indebtedness of the Company and Indebtedness of a Subsidiary of the Company may only be refinanced by Indebtedness of Subsidiaries or by the Company; and

         (h) guarantees by a Subsidiary of the Company of Senior Indebtedness Incurred by the Company so long as the Incurrence of such Indebtedness is otherwise permitted by the terms of the Indenture.

         LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS. The Company shall not, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and subordinate in right of payment to any other Indebtedness of the Company.

         LIMITATION ON RESTRICTED PAYMENTS. The Company shall not, and shall not cause or permit any Subsidiary of the Company to, directly or indirectly,

         (i) declare or pay any dividend or any other distribution on any Equity Interests of the Company or any Subsidiary of the Company or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Subsidiary of the Company (other than any dividends, distributions and payments made to the Company or any Wholly Owned Subsidiary of the Company and dividends or distributions payable to any Person solely in Qualified Equity Interests of the Company or in options, warrants or other rights to purchase Qualified Equity Interests of the Company);

         (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Subsidiary of the Company); or

         (iii)  make  any   Investment  in  any  Person  (other  than  Permitted
     Investments)

(any such payment or any other action (other than any exception thereto) described in (i), (ii) or (iii) (a "Restricted Payment"), unless

         (a) no Default or Event of Default shall have occurred and be continuing at the time or immediately after giving effect to such Restricted Payment;

         (b) immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of "Limitation on Indebtedness" above; and

         (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of (1) 50% of cumulative Consolidated Net Income determined for the period (taken as one period) from the beginning of the first fiscal quarter commencing after the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the


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

Company is available (or if such cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus (2) the aggregate net cash proceeds received by the Company either (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to a Subsidiary of the Company) of its Qualified Equity Interests after the Issue Date (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary of the Company until and to the extent such borrowing is repaid), plus (3) the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness of the Company or any Subsidiary of the Company Incurred after the Issue Date which has been converted into or exchanged for Qualified Equity Interests of the Company (minus the amount of any cash or property distributed by the Company or any Subsidiary of the Company upon such conversion or exchange), plus (4) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to 100% of the net cash proceeds thereof (or dividends, distributions or interest payments received in cash thereon).

         The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the Indenture; (ii) the purchase, redemption, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary of the Company) of, Qualified Equity Interests of the Company; PROVIDED, HOWEVER, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for such retired Equity Interests are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time) and are not used to redeem the Notes pursuant to "--Optional Redemption" above; (iii) the purchase, redemption or other acquisition for value of shares of capital stock of the Company (other than Disqualified Capital Stock) or options on such shares held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) upon the death, disability, retirement or termination of employment of such current or former officers or employees pursuant to the terms of an employee benefit plan or any other agreement pursuant to which such shares of capital stock or options were issued or pursuant to a severance, buy-sell or right of first refusal agreement with such current or former officer or employee; PROVIDED, HOWEVER, that the aggregate cash consideration paid, or distributions made, pursuant to this clause (iii) do not in any one fiscal year exceed $1 million; and (iv) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with "--Disposition of Proceeds of Asset Sales" below; provided however, that in the case of each of clauses (ii), (iii) and
(iv), no Default or Event of Default shall have occurred and be continuing or would arise therefrom.

         In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i) and (iv) of the immediately preceding paragraph shall be included as Restricted Payments. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

         LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company shall not, and shall not cause or permit any Subsidiary of the Company to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distributions to the Company or any other Subsidiary of the Company on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Subsidiary of the Company, (b) make loans or advances to, or guarantee any Indebtedness or other obligations of, or make any Investment in, the Company or any other Subsidiary of the Company or (c) transfer any of its properties or assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) the Revolving Credit Facility as in effect on the Issue Date, any other agreement of the


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

Company or its Subsidiaries outstanding on the Issue Date as in effect on the Issue Date and any other agreement of the Company or its Subsidiaries outstanding from time to time governing Senior Indebtedness provided that such encumbrances or restrictions are no more adverse to the Company than those contained in the Revolving Credit Facility as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings thereof; PROVIDED, HOWEVER, that any such amendment, restatement, renewal, replacement or refinancing is no more restrictive with respect to such encumbrances or restrictions than those contained in the agreement being amended, restated, reviewed, replaced or refinanced; (ii) applicable law; (iii) any instrument governing Indebtedness or Equity Interests of an Acquired Person acquired by the Company or any Subsidiary of the Company as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); PROVIDED, HOWEVER, that such encumbrances and restrictions are not applicable to the Company or any Subsidiary of the Company, or the properties or assets of the Company or any Subsidiary of the Company, other than the Acquired Person; (iv) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices; (v) Purchase Money Indebtedness for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired; (vi) any agreement for the sale or disposition of the Equity Interests or assets of any Subsidiary of the Company; PROVIDED, HOWEVER, that such encumbrances and restrictions described in this clause (vi) are only applicable to such Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "Disposition of Proceeds of Asset Sales" below to the extent applicable thereto; (vii) refinancing Indebtedness permitted under clause (g) of the second paragraph of "Limitation on Indebtedness" above; PROVIDED, HOWEVER, that such encumbrances and restrictions contained in the agreements governing such Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing such Indebtedness being refinanced immediately prior to such refinancing; or (viii) the Indenture.

         LIMITATION ON LIENS. The Company shall not, and shall not cause or permit any Subsidiary of the Company to, directly or indirectly, Incur any Liens of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes and all other amounts due under the Indenture, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Notes prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien, except for (i) Liens securing Senior Indebtedness and (ii) Permitted Liens.

         DISPOSITION OF PROCEEDS OF ASSET SALES. The Company shall not, and shall not cause or permit any Subsidiary of the Company to, directly or indirectly, make any Asset Sale, unless (i) the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and
(ii) at least 85% of such consideration consists of (A) cash or Cash Equivalents or (B) properties and capital assets that replace the properties and assets that were the subject of such Asset Sale or in properties and capital assets that will be used in the business of the Company and its Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (as determined in good faith by the Company's Board of Directors) ("Replacement Assets"), provided that if the property or assets subject to such Asset Sale were directly owned by the Company such Replacement Assets also shall be so directly owned. The amount of any Indebtedness (other than any Subordinated Indebtedness) of the Company or any Subsidiary of the Company that is actually assumed by the transferee in such Asset Sale and from which the Company and its Subsidiaries are fully and unconditionally released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or its Subsidiaries.

         The Company or such Subsidiary of the Company,  as the case may be, may
(i) apply the Net Cash Proceeds of any Asset Sale within 180 days of receipt thereof to repay Senior Indebtedness and permanently reduce any related commitment, or (ii) make an Investment in Replacement Assets; PROVIDED, HOWEVER, that such Investment occurs or the Company or a Subsidiary of the Company enters into contractual commitments to make such Investment, subject only to customary


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conditions (other than the obtaining of financing), on or prior to the 180th day following the receipt of such Net Cash Proceeds and Net Cash Proceeds contractually committed are so applied within 270 days following the receipt of such Net Cash Proceeds.

         To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied as described in clause (i) or (ii) of the immediately preceding paragraph within the time periods set forth therein (the "Net Proceeds Utilization Date") (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 20 days after such Net Proceeds Utilization Date, make an Offer to Purchase all outstanding Notes up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date; PROVIDED, HOWEVER, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $5 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $5 million, shall be applied as required pursuant to this paragraph.

         With respect to any Offer to Purchase effected pursuant to this covenant, among the Notes, to the extent the aggregate principal amount of Notes tendered pursuant to such Offer to Purchase exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such Notes shall be purchased pro rata based on the aggregate principal amount of such Notes tendered by each Holder. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of Notes tendered by the Holders of the Notes pursuant to such Offer to Purchase, the Company may retain and utilize any portion of the Unutilized Net Cash Proceeds not required to be applied to repurchase Notes tendered pursuant to such Offer for any purpose consistent with the other terms of the Indenture.

         In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

         Each Holder shall be entitled to tender all or any portion of the Notes owned by such Holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount and subject to any proration among tendering Holders as described above.

         MERGER, SALE OF ASSETS, ETC. The Indenture provides that the Company shall not consolidate with or merge with or into any other entity and the Company shall not and shall not cause or permit any Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company's and its Subsidiaries' properties and assets (determined on a consolidated basis for the Company and its Subsidiaries) to any entity in a single transaction or series of related transactions, unless: (i) either (x) the Company shall be the Surviving Person or (y) the Surviving Person (if other than the Company) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed on the part of the Company; and (ii) immediately thereafter, no Default or Event of Default shall have occurred and be continuing.

         For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Subsidiaries of the Company the Equity Interests of which constitutes all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.


                                       65
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         TRANSACTIONS  WITH  AFFILIATES.  The Company  shall not,  and shall not cause or permit any Subsidiary of the Company to, directly or indirectly, conduct any business or enter into any transaction (or series of related transactions) with or for the benefit of any of their respective Affiliates or any officer, director or employee of the Company or any Subsidiary of the Company (each an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms which are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party and (ii) if such Affiliate Transaction (or series of
related   Affiliate   Transactions)   involves   aggregate   payments  or  other
consideration having a Fair Market Value in excess of $500,000, such Affiliate Transaction is in writing and a majority of the disinterested members of the Board of Directors of the Company shall have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with the foregoing provisions. In addition, any Affiliate Transaction involving aggregate payments or other consideration having a Fair Market Value in excess of $2.5 million will also require a written opinion from an Independent Financial Advisor (filed with the Trustee) stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or its Subsidiaries involved in such Affiliate Transaction, as the case may be.

         Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and any Wholly Owned Subsidiary or between or among Wholly Owned Subsidiaries; (ii) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or agents of the Company or any Subsidiary of the Company as determined in good faith by the Company's Board of Directors; (iii) any transactions undertaken pursuant to any contractual obligations in existence on the Issue Date (as in effect on the Issue Date); and (iv) any Restricted Payments made in compliance with "Limitation on Restricted Payments" above.

         LIMITATION ON THE SALE OR ISSUANCE OF EQUITY INTERESTS OF SUBSIDIARIES. The Company shall not sell any Equity Interest of a Subsidiary of the Company, and shall not cause or permit any Subsidiary of the Company, directly or indirectly, to issue or sell or have outstanding any Equity Interests, except to the Company or a Wholly Owned Subsidiary. Notwithstanding the foregoing, the Company is permitted to sell all the Equity Interest of a Subsidiary of the Company as long as the Company is in compliance with the terms of the covenant described under "Disposition of Proceeds of Asset Sales" and, if applicable, "Merger, Sale of Assets, Etc." above.

         PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) (i) transmit (or cause to be transmitted) by mail to all Holders, as their names and addresses appear in the Note register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the SEC pursuant to the preceding sentence, or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any Holder. In addition, for so long as any Notes remain outstanding and prior to the later of the consummation of the Exchange Offer and the filing of the Initial Shelf Registration Statement, if required, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such Holder.

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

EVENTS OF DEFAULT

         The occurrence of any of the following will be defined as an "Event of Default" under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Notes" above); (b) failure to pay any interest on any Note when due, continued for 30 days or more (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Notes" above); (c) default in the payment of principal of or interest on any Note required to be purchased pursuant to any Offer to Purchase required by the Indenture when due and payable or failure to pay on the Purchase Date the Purchase Price for any Note validly tendered pursuant to any Offer to Purchase (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Notes" above); (d) failure to perform or comply with any of the provisions described under "Certain Covenants-Merger, Sale of Assets, etc." above; (e) failure to perform any other covenant, warranty or agreement of the Company under the Indenture or in the Notes, continued for 30 days or more after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes; (f) default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount of $5.0 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure by the Company or any of its Subsidiaries to pay principal when due at the stated maturity of any such Indebtedness and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Subsidiaries in an amount of $5.0 million or more (net of any amounts covered by reputable and creditworthy insurance companies) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; or (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries.

         Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee.

         If an Event of Default with respect to the Notes (other than an Event of Default described in clause (h) of the preceding paragraph) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes, by notice in writing to the Company may declare the unpaid principal of (and premium, if any) and accrued interest to the date of acceleration on all the outstanding Notes to be due and payable immediately and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in the Indenture or the Notes to the contrary, will become immediately due and payable. If an Event or Default specified in clause (h) of the preceding paragraph occurs under the Indenture, the Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

         Any such declaration with respect to the Notes may be rescinded and annulled by the Holders of a majority in aggregate principal amount of the outstanding Notes upon the conditions provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver" below.

         The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Notes outstanding, give the Holders of the Notes thereof notice of all uncured Defaults or Events of Default thereunder known to it; PROVIDED, HOWEVER, that, except in the case of a Default or an Event of Default in payment with respect to the Notes or a Default or Event of Default in complying with "Certain Covenants-Merger, Sale of Assets, etc." above, the Trustee shall be protected in


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

withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders of the Notes.

         No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default thereunder and unless the Holders of at least 25% of the aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding, and the Trustee shall have not have received from the Holders of a majority in aggregate principal amount of such outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of such a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

         The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATOR, MANAGER AND STOCKHOLDERS

         No director, officer, employee, incorporator, manager or stockholder of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

         In order to exercise  either Legal  Defeasance or Covenant  Defeasance,
(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or

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

there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;
(vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the Indenture and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of the deposit and that no Holder is an insider of the Company, after the 91st day following the date of the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied. Notwithstanding the foregoing, the opinion of counsel required by clause (ii) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable on the maturity date within one year or
(z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

GOVERNING LAW

         The Indenture and the Notes will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

         Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes); PROVIDED, HOWEVER, that no such modification or amendment to the Indenture may, without the consent of the Holder of each Note affected thereby, (a) change the maturity of the principal of or any installment of interest on any such Note or alter the optional redemption or repurchase provisions of any such Note or the Indenture in a manner adverse to the Holders of the Notes; (b) reduce the principal amount of (or the premium of) any such Note; (c) reduce the rate of or extend the time for payment of interest on any such Note; (d) change the place or currency of payment of principal of (or premium) or interest on any such Note; (e) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto) or the right of the Holders of Notes to institute suit for the enforcement of any payment on or with respect to any such Note or the modification and amendment provisions of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be modified, amended, supplemented or waived without the consent of each Holder affected); (f) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default in respect thereof; (g) waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration); (h) modify the ranking or priority of any Note or modify the definition of Senior Indebtedness or amend or modify the subordination provisions of the Indenture in any manner adverse to the Holders of the Notes; or (i) modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make an Offer to Purchase in a manner materially adverse to the Holders of Notes affected thereby otherwise than in accordance with the Indenture.

         The Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Notes, on behalf of all Holders, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the Notes), except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Notes tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Note that is affected.

THE TRUSTEE

         Except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

         The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; PROVIDED, HOWEVER, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (a) assumed in connection with an Acquisition from such Person or (b) existing at the time such Person becomes a Subsidiary of the Company or is merged or consolidated with or into the Company or any Subsidiary of the Company.

         "ACQUIRED PERSON" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

         "ACQUISITION" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Subsidiary of the


                                       70
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Company to any other Person,  or any acquisition or purchase of Equity Interests of any other Person by the Company or any Subsidiary of the Company, in either case pursuant to which such Person shall become a Subsidiary of the Company or shall be consolidated with or merged into the Company or any Subsidiary of the Company or (ii) any acquisition by the Company or any Subsidiary of the Company of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

         "ASSET SALE" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company, in one transaction or a series of related transactions, of (i) any Equity Interest of any Subsidiary of the Company (other than directors' qualifying shares, to the extent mandated by applicable law);
(ii) any assets of the Company or any Subsidiary of the Company which constitute substantially all of an operating unit or line of business of the Company or any Subsidiary of the Company; or (iii) any other property or asset of the Company or any Subsidiary of the Company outside of the ordinary course of business (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings). For the purposes of this definition, the term "Asset Sale" shall not include (a) any transaction consummated in compliance with "Certain Covenants--Merger, Sale of Assets, etc." above and the creation of any Lien not prohibited by "Certain Covenants--Limitation on Liens" above; (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Subsidiary of the Company, as the case may be; and (c) any transaction consummated in compliance with "Certain Covenants--Limitation on Restricted Payments" above. In addition, solely for purposes of "Certain Covenants--Disposition of Proceeds of Asset Sales" above, any sale, conveyance, transfer, lease or other disposition of (i) the Company's cosmetic pencil business or (ii) any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $100,000 in any fiscal year, shall be deemed not to be an Asset Sale.

         "ATTRIBUTABLE INDEBTEDNESS" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted according to GAAP at the cost of indebtedness implied in the lease) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

         "BOARD RESOLUTION" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

         "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

         "CASH EQUIVALENTS" means: (a) U.S. dollars; (b) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and


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surplus in excess of $500 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, and in each case maturing within six months after the date of acquisition; and (f) in the case of any Subsidiary of the Company whose jurisdiction of incorporation is not the United States or any
state  thereof  or  the  District  of  Columbia,   Investments:  (i)  in  direct
obligations of the sovereign nation (or any agency thereof) in which such foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof) or (ii) of the type and maturity described in clauses (a) and (b) above of foreign obligors, which Investment or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

         "CHANGE OF CONTROL" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company): (i) any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Equity Interests of the Company; (ii) the Company consolidates with, or merges with or into, another Person (other than a Wholly Owned Subsidiary) or the Company or any of its Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis) to any Person (other than the Company or any Wholly Owned Subsidiary), other than any such transaction where immediately after such transaction the Person or Persons that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) immediately prior to such transaction, directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests of the Company "beneficially own" (as so determined), directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests of the surviving or transferee Person; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "--Merger, Sale of Assets, etc."

         "CHANGE OF CONTROL DATE" has the meaning set forth under "Offer to Purchase upon Change of Control" above.

         "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the four quarter period of the most recent four consecutive fiscal quarters ending prior to the date of such determination (the "Four Quarter Period") to (ii) Consolidated Interest Expense for such Four Quarter Period; PROVIDED, HOWEVER, that (1) if the Company or any Subsidiary of the Company has incurred any Indebtedness since the beginning of such Four Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if


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such Indebtedness had been Incurred on the first day of such Four Quarter Period and the discharge of any other Indebtedness repaid, repurchased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such Four Quarter Period, (2) if since the beginning of such Four Quarter Period the Company or any Subsidiary of the Company shall have made any Asset Sale, the Consolidated EBITDA for such Four Quarter Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such Four Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four Quarter Period and Consolidated Interest Expense for such Four Quarter Period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Subsidiary of the Company repaid, repurchased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Sale for such Four Quarter Period (or, if the Equity Interests of any Subsidiary of the Company are sold, the Consolidated Interest Expense for such Four Quarter Period directly attributable to the Indebtedness of such Subsidiary to the extent the
Company  and  its  continuing   Subsidiaries  are  no  longer  liable  for  such
Indebtedness after such sale), (3) if since the beginning of such Four Quarter Period the Company or any Subsidiary of the Company (by merger or otherwise) shall have made an Investment in any Subsidiary of the Company (or any Person that becomes a Subsidiary of the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such Four Quarter Period and (4) if since the beginning of such Four Quarter Period any Person (that subsequently became a Subsidiary or was merged with or into the Company or any Subsidiary of the Company since the beginning of such Four Quarter Period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Subsidiary of the Company during such Four Quarter Period, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of assets occurred on, with respect to any Investment or acquisition, the first day of such Four Quarter Period and, with respect to any Asset Sale, the day prior to the first day of such Four Quarter Period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with Regulation S-X under the Securities Act as in effect on the date of such calculation. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement under which Interest Rate Protection Obligations are outstanding applicable to such Indebtedness if such agreement under which such Interest Rate Protection Obligations are outstanding has a remaining term as at the date of determination in excess of 12 months); PROVIDED, HOWEVER, that the Consolidated Interest Expense of the Company attributable to interest on any Indebtedness Incurred under a revolving credit facility computed on a pro forma
basis  shall  be  computed   based  upon  the  average  daily  balance  of  such
Indebtedness during the Four Quarter Period.

         "CONSOLIDATED EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Income Tax Expense for such period; (ii) Consolidated Interest Expense for such period; and (iii) Consolidated Non-cash Charges for such period less (A) all non-cash items increasing Consolidated Net Income for such period and (B) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period.

         "CONSOLIDATED INCOME TAX EXPENSE" means, with respect to the Company for any period, the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED INTEREST EXPENSE" means, with respect to the Company for any period, without duplication, the sum of (i) the interest expense of the


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Company and its  Subsidiaries  for such period as determined  on a  consolidated
basis  in  accordance  with  GAAP,  including,   without  limitation,   (a)  any
amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (e) all capitalized interest and all accrued interest, (f) non-cash interest expense and (g) interest on Indebtedness of another Person that is guaranteed by the Company or any Subsidiary of the Company actually paid by the Company or any Subsidiary of the Company and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED NET INCOME" means, for any period, the consolidated net income (loss) of the Company and its Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such person is not a Subsidiary of the Company, except the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (loss) of any person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (but not loss) of any Subsidiary of the Company if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company to the extent of such restrictions; (iv) any gain or loss realized upon the sale or other disposition of any asset of the Company or its Subsidiaries (including pursuant to any sale/leaseback transaction) outside of the ordinary course of business including, without limitation, on or with respect to Investments (and excluding dividends, distributions or interest thereon); (v) any extraordinary gain or loss; (vi) the cumulative effect of a change in accounting principles after the Issue Date; and
(vii) any restoration to income of any contingency reserve of an extraordinary, non-recurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date.

         "CONSOLIDATED NON-CASH CHARGES" means, with respect to any Person, for any period the sum of (A) depreciation, (B) amortization and (C) other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding, for purposes of clause (C) only, such charges which require an accrual of or a reserve for cash charges for any future period.)

         "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in currency values.

         "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "DESIGNATED SENIOR INDEBTEDNESS" means (a) any Indebtedness outstanding under the Revolving Credit Facility and (b) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $25.0 million, if the instrument governing such Senior Indebtedness expressly states that such Indebtedness is "Designated Senior Indebtedness" for purposes of the Indenture and a Board Resolution setting forth such designation by the Company has been filed with the Trustee.

         "DISPOSITION" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

         "DISQUALIFIED EQUITY INTEREST" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which


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it is exchangeable at the option of the holder  thereof),  or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the earlier of the maturity date of the Notes or the date on which no Notes remain outstanding.

         "EQUITY INTEREST" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

         "EXPIRATION DATE" has the meaning set forth in the definition of "Offer to Purchase" below.

         "FAIR MARKET VALUE" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; PROVIDED, HOWEVER, that the Fair Market Value of any such asset shall be determined conclusively by the Board of Directors of the Company acting in good faith, and shall be evidenced by resolutions of the Board of Directors of the Company delivered to the Trustee.

         "FOUR QUARTER PERIOD" has the meaning set forth in the definition of "Consolidated Coverage Ratio" above.

         "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

         "GUARANTEE" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

         "HOLDERS" means the registered holders of the Notes.

         "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Subsidiary of the Company (or is merged into or consolidated with the Company or any Subsidiary of the Company), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Subsidiary of the Company (or being merged into or consolidated with the Company or any Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Subsidiary or merges into or consolidates with the Company or any Subsidiary.

         "INDEBTEDNESS" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed; (b)


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every obligation of such Person evidenced by bonds,  debentures,  notes or other similar  instruments,  including  obligations  incurred in  connection  with the
acquisition  of  property,   assets  or  businesses;   (c)  every  reimbursement
obligation  of  such  Person  with  respect  to  letters  of  credit,   bankers'
acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business); (e) every Capital Lease Obligation of such Person; (f) every net obligation under
Interest  Rate  Protection   Obligations  or  similar   agreements  or  Currency
Agreements of such Person; (g) Attributable Indebtedness; (h) every obligation of the type referred to in clauses (a) through (g) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and (i) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) through
(h) above. Indebtedness (i) shall not be calculated taking into account any cash and cash equivalents held by such Person; (ii) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents; (iii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be Incurred or outstanding in an amount equal to the accreted value thereof at the date of determination; and (iv) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business.

         "INDEPENDENT FINANCIAL ADVISOR" means a nationally recognized accounting, appraisal, investment banking firm or consultant (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

         "INSOLVENCY OR LIQUIDATION PROCEEDING" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

         "INTEREST" means, with respect to the Notes, the sum of any cash interest and any Liquidated Damages (as defined under "Registration Rights" below) on the Notes.

         "INTEREST RATE PROTECTION OBLIGATIONS" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "INVESTMENT" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or  acquisition  of capital stock,  bonds,  notes,  debentures or other securities or evidences of Indebtedness issued by, any other Person. For purposes of the "Limitation on Restricted Payments" covenant above, the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; PROVIDED, HOWEVER, that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. In determining the

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amount of any  Investment  involving a transfer  of any  property or asset other than cash, such property shall be valued at its fair market value at the time of such transfer, as determined in good faith by the Board of Directors (or comparable body) of the Person making such transfer.

         "ISSUE DATE" means the original issue date of the Notes.

         "LIEN" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

         "MATURITY DATE" means the date, which is set forth on the face of the Notes, on which the Notes will mature.

         "NET CASH PROCEEDS" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Subsidiary of the Company in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof; (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale; (d) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale; including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been reversed or are not otherwise required to be retained as a reserve); and (e) with respect to Asset Sales by Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Subsidiary.

         "NET PROCEEDS UTILIZATION DATE" has the meaning set forth in the second paragraph under "Certain Covenants--Disposition of Proceeds of Asset Sales" above.

         "OBLIGATIONS" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

         "OFFER" has the meaning set forth in the definition of "Offer to Purchase" below.

         "OFFER TO PURCHASE" means a written offer (the "Offer") sent by or on behalf of the Company by first-class mail, postage prepaid, to each holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 Business Days nor more than 60 days after the date of such Offer, and a settlement date (the "Purchase Date") for purchase of Notes to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's

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

obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall also contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state: (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made; (2) the Expiration Date and the Purchase Date; (3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount"); (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price"); (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount; (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase; (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue; (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date; (9) that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing); (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender; (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 principal amount or integral multiples thereof shall be purchased); and
(12) that in the case of any Holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

         An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

         "OPINION OF COUNSEL" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

         "PERMITTED HOLDER" means Scott Rudolph and Arthur Rudolph and members of either of their immediate families and trusts of which such persons are the beneficiaries.


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

         "PERMITTED INDEBTEDNESS" has the meaning set forth in the second paragraph of "Certain Covenants-Limitation on Indebtedness" above.

         "PERMITTED INVESTMENTS" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Interest Rate Protection Obligations and Currency Agreements; (d) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers, in each case arising in the ordinary course of business; (e) Investments in the Company and direct or indirect loans, advances, guarantees or other extensions of credit in the ordinary course of business to or on behalf of a Subsidiary of the Company and cash Investments in a Person that, as a result of or in connection with such Investment, is merged with or into or consolidated with the Company or a Wholly Owned Subsidiary; (f) Investments paid for in Common Stock of the Company; and (g) loans or advances to officers or employees of the Company and its Subsidiaries in the ordinary course of business for bona fide business purposes of the Company and its Subsidiaries (including travel and moving expenses) not in excess of $1 million in the aggregate at any one time outstanding.

         "PERMITTED JUNIOR SECURITIES" means any securities of the Company or any other Person that are (i) equity securities without special covenants or
(ii) debt securities expressly subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the Notes are subordinated as provided in the Indenture, in any event pursuant to a court order so providing and as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the Notes on the date of the Indenture, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the Notes on the date of the Indenture and (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness (as modified by the plan of reorganization of readjustment pursuant to which such securities are issued).

         "PERMITTED LIENS" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; PROVIDED, HOWEVER, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Subsidiary of the Company other than the property or assets subject to the Liens prior to such merger or consolidation; (b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 30 days past due or which are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Issue Date and Liens in favor of the lenders under the Revolving Credit Facility; (d) Liens securing only the Notes; (e) Liens in favor of the Company or any Subsidiary of the Company; (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED, HOWEVER, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (g) easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and its Subsidiaries; (h) Liens resulting from the deposit of cash or notes in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations or obligations under franchise arrangements entered into in the ordinary course of business; (i) Liens securing Indebtedness consisting of Capitalized Lease Obligations, Purchase Money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or its Subsidiaries, or repairs, additions or improvements to such assets, PROVIDED, HOWEVER, that
(I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvements thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or its Subsidiaries (and, in the case


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

of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by "Certain Covenants-Limitation on Indebtedness" above and (IV) such Liens attach within 90 days of such purchase, construction, installation, repair, addition or improvement; and (j) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancings") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto).

         "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "POST-PETITION INTEREST" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

         "PREFERRED EQUITY INTEREST," in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

         "PRINCIPAL" of a debt security means the principal of the security plus, when appropriate, the premium, if any, on the security.

         "PUBLIC EQUITY OFFERING" means, with respect to the Company, an underwritten public offering of Qualified Equity Interests of the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8).

         "PURCHASE AMOUNT" has the meaning set forth in the definition of "Offer to Purchase" above.

         "PURCHASE DATE" has the meaning set forth in the definition of "Offer to Purchase" above.

         "PURCHASE MONEY INDEBTEDNESS" means Indebtedness of the Company or any Subsidiary of the Company Incurred for the purpose of financing in the ordinary course of business all or any part of the purchase price or the cost of construction or improvement of any property; PROVIDED, HOWEVER, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

         "PURCHASE PRICE" has the meaning set forth in the definition of "Offer to Purchase" above.

         "QUALIFIED EQUITY INTEREST" in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

         "REDEMPTION DATE" has the meaning set forth in the third paragraph of "Optional Redemption" above.

         "REPLACEMENT ASSETS" has the meaning set forth in the first paragraph under "Certain Covenants--Disposition of Proceeds of Asset Sales" above.


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

         "REVOLVING CREDIT FACILITY" means the credit and guarantee agreement, dated as of the Issue Date, by and among the Company, the Subsidiaries of the Company identified on the signature pages thereof and any Subsidiary of the Company that is later added thereto, the lenders named therein, and The Chase Manhattan Bank, N.A. as Agent, as amended, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor, whether by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related notes, guarantee and note agreements and other instruments and agreements executed in connection therewith.

         "SALE AND LEASE-BACK TRANSACTION" means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of the Company of any real or tangible personal Property, which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing.

         "SEC" means the Securities and Exchange Commission.

         "SENIOR INDEBTEDNESS" means, at any date, (a) all Obligations of the Company under the Revolving Credit Facility; (b) all Interest Rate Protection Obligations of the Company and all Obligations of the Company under Currency Agreements; (c) all Obligations of the Company under stand-by letters of credit; and (d) all other Indebtedness of the Company, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Company is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes; (b) any Indebtedness among or between the Company and any Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) that portion of any Indebtedness that is Incurred in violation of the Indenture;
(e) Indebtedness evidenced by the Notes; (f) Indebtedness of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company; (g) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements; and (h) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company. No Indebtedness shall be deemed to be subordinated to other Indebtedness solely because such other Indebtedness is secured.

         "SIGNIFICANT SUBSIDIARY" means, at any date of determination, (a) any Subsidiary of the Company that, together with its Subsidiaries (i) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company and its Subsidiaries or (ii) as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of the Company and its Subsidiaries, all as set forth on the consolidated financial statements of the Company and the Subsidiaries for such year prepared in conformity with GAAP, and (b) any Subsidiary of the Company which, when aggregated with all other Subsidiaries of the Company that are not otherwise Significant Subsidiaries and as to which any event described in clause (h) of
"Events of Default" above has occurred, would constitute a Significant Subsidiary under clause (a) of this definition.

         "STATED MATURITY" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

         "SUBORDINATED INDEBTEDNESS" means, with respect to the Company, any Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.


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

         "SUBSIDIARY" means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

         "SURVIVING PERSON" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

         "UNITED  STATES  GOVERNMENT   OBLIGATIONS"  means  direct  non-callable
obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

         "UNUTILIZED NET CASH PROCEEDS" has the meaning set forth in the third paragraph under "Certain Covenants--Disposition of Proceeds of Asset Sales" above.

         "VOTING EQUITY INTERESTS" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

         "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount of such Indebtedness.

         "WHOLLY OWNED SUBSIDIARY" means any Subsidiary of the Company all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.


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


                          BOOK-ENTRY; DELIVERY AND FORM

         Except as described in the next paragraph, the Notes initially will be represented by one or more permanent global certificates in definitive, duly registered form (the "Global Notes"). The Global Notes will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of a nominee of DTC.

         THE GLOBAL NOTES. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, an interest in such Global Notes to the respective accounts of persons who have accounts with DTC and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial
Purchaser and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs and institutional Accredited Investors who are not QIBs may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

         So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

         Payments of the principal of, premium, if any, and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

         The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states that require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

         DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

         DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         CERTIFICATED SECURITIES. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Issuer within 90 days, Certificated Securities will be issued in exchange for the Global Notes.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until ___________, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

         The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Original Notes), other than commissions or concessions of any broker-dealers and will indemnify the holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. The Company will be indemnified by the holders of Original Notes, severally, against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the Exchange Notes offered hereby will be passed upon for the Company by Kirkpatrick & Lockhart LLP, Washington, D.C.

                             INDEPENDENT ACCOUNTANTS

         The consolidated balance sheets as of September 30, 1996 and 1995 and the consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1996 of NBTY, Inc. and Subsidiaries included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants given on the authority of that firm as experts in accounting and auditing.

         The consolidated balance sheets as of June 30, 1997 and 1996 and the consolidated profit and loss accounts, statements of total recognized gains and losses, and cash flows for each of the three years in the period ended June 30, 1997 of Holland & Barrett Holdings Ltd. included in this Prospectus have been included herein in reliance on the report of KPMG, chartered accountants and registered auditors, given on the authority of that firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, covering the Exchange Notes offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         While any Original Notes remain outstanding the Company will make available, upon request, to any holder and any prospective purchaser of Notes the information required pursuant to Rule 144A(d) (4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to Harvey Kamil, Secretary, NBTY, Inc., 90 Orville Drive, Bohemia, New York 11716-2510.

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such material, including the Exchange

Offer Registration Statement, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, as does the Company; the address of such site is http://www.sec.gov. The common stock of NBTY is listed on the Nasdaq Stock Market under the symbol "NBTY." Material filed by NBTY may be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W. Washington, D.C. 20006.

         The Indenture provides that the Company will furnish copies of the periodic reports required to be filed with the Commission under the Exchange Act to the holders of the Notes. If the Company is not subject to the periodic reporting and informational requirements of the Exchange Act, it will, to the extent such filings are accepted by the Commission, and whether or not the Company has a class of securities registered under the Exchange Act, file with the Commission, and provide the Trustee and the holders of the Notes within 15 days after such filings with, annual reports containing the information required to be contained in Form 10-K promulgated under the Exchange Act, quarterly reports containing the information required to be contained in Form 10-Q promulgated under the Exchange Act, and from time to time such other information as is required to be contained in Form 8-K promulgated under the Exchange Act. If filing such reports with the Commission is not accepted by the Commission or prohibited by the Exchange Act, the Company will also provide copies of such reports, at its cost, to prospective purchasers of the Notes and participants in the Exchange Offer promptly upon written request.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by NBTY with the Commission, are incorporated herein by reference:

         1. Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

         2. Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1996, March 31, 1997 and June 30, 1997.

         3. Reports on Form 8-K, dated August 21, 1997, October 17, 1997 and November 4, 1997.

         All documents filed by NBTY with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the sale of the Exchange Notes offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         NBTY will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents not specifically described above. Requests for such documents should be directed to Harvey Kamil, Executive Vice President and Secretary, at the address of NBTY.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
NBTY, INC. AND SUBSIDIARIES
Report of Independent Accountants.......................................... F-2
Consolidated Balance Sheets as of September 30, 1996 and 1995.............. F-3
Consolidated Statements of Income for the Years Ended September 30, 1996,
     1995 and 1994......................................................... F-4
Consolidated Statements of Stockholders' Equity for the Years Ended
    September 30, 1996, 1995 and 1994...................................... F-5
Consolidated Statements of Cash Flows for the Years Ended September 30,
     1996, 1995 and 1994................................................... F-6
Notes to Consolidated Financial Statements................................. F-8

Condensed Consolidated Balance Sheets as of June 30, 1997 (Unaudited)
    and September 30, 1996................................................. F-18
Condensed Consolidated Statements of Income (Unaudited) for the Nine Months
    Ended June 30, 1997 and 1996........................................... F-19
Consolidated Statements of Cash Flows (Unaudited) for the Nine Months Ended
    June 30, 1997 and 1996................................................. F-20
Notes to Condensed Consolidated Financial Statements....................... F-22

HOLLAND & BARRETT HOLDINGS LIMITED
    (FORMERLY HOLLAND & BARRETT RETAIL LIMITED)
    A WHOLLY-OWNED SUBSIDIARY OF GEHE AG
Independent Auditors' Report............................................... F-24
Consolidated Profit and Loss Accounts for the Years Ended June 30, 1997, 1996
    and 1995............................................................... F-25
Consolidated Statements of Total Recognized Gains and Losses for the Years
    Ended June 30, 1997, 1996 and 1995..................................... F-26
Reconciliation of Movements in Group Shareholders' Funds for the Years Ended
    June 30, 1997, 1996 and 1995........................................... F-26
Consolidated Balance Sheets at June 30, 1997 and 1996...................... F-27
Consolidated Cash Flow Statements for the Years Ended June 30, 1997, 1996
     and 1995.............................................................. F-28
Notes to the Consolidated Financial Statements............................. F-29

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of NBTY, Inc.:

We have audited the consolidated financial statements of NBTY, Inc. and Subsidiaries as listed on page F-1. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NBTY, Inc. and Subsidiaries as of September 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.


                                           COOPERS & LYBRAND L.L.P.


Melville, New York
November 5, 1996

NBTY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                           SEPTEMBER 30, 1996 AND 1995



                                                                                  1996           1995
                                                                               ----------     ----------

                                       ASSETS
Current assets:
    Cash and cash equivalents..............................................   $  9,292,374   $ 10,378,476
    Short-term investments.................................................     11,024,624
    Accounts receivable, less allowance for doubtful accounts
        of $793,669 in 1996 and $576,579 in 1995...........................     11,625,112     12,354,545
    Inventories............................................................     38,070,071     36,972,592
    Deferred income taxes..................................................      3,155,163      1,846,875
    Prepaid catalog costs and other current assets.........................      5,682,874      6,170,243
                                                                               -----------    -----------
        Total current assets...............................................     78,850,218     67,722,731
Property, plant and equipment, net.........................................     61,731,625     48,324,576
Intangible assets, net.....................................................      3,974,573      5,813,031
Other assets...............................................................        993,785      1,668,309
                                                                               -----------    -----------
        Total assets.......................................................   $145,550,201   $123,528,647
                                                                               ===========    ===========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt and capital lease obligations........   $    934,887   $    358,675
    Accounts payable.......................................................     10,943,228     16,411,562
    Accrued expenses.......................................................     14,704,507     10,287,989
                                                                               -----------    -----------
        Total current liabilities..........................................     26,582,622     27,058,226
                                                                               -----------    -----------
Long-term debt.............................................................     15,178,412      9,705,534
Obligations under capital leases...........................................      3,219,127      1,218,920
Deferred income taxes......................................................      2,827,198      2,161,537
Other liabilities..........................................................        792,985        768,985
                                                                               -----------    -----------
        Total liabilities..................................................     48,600,344     40,913,202
                                                                               -----------    -----------
Commitments and contingencies
Stockholders' equity:
    Common stock, $.008 par;  authorized  25,000,000  shares;  issued 20,079,676 shares in 1996 and 19,207,676 shares in 1995 and outstanding  18,592,119 shares in 1996 and 17,766,
        119 shares in 1995.................................................        160,638        153,662
    Capital in excess of par...............................................     56,012,910     54,151,206
    Retained earnings......................................................     44,008,465     30,656,586
                                                                               -----------    -----------
                                                                               100,182,013     84,961,454
    Less 1,487,557 and 1,441,557 treasury shares at cost, in
        1996 and 1995, respectively........................................      2,648,256      2,346,009
    Stock subscriptions receivable.........................................        583,900
                                                                               -----------    -----------
        Total stockholders' equity.........................................     96,949,857     82,615,445
                                                                               -----------    -----------
        Total liabilities and stockholders' equity.........................   $145,550,201   $123,528,647
                                                                               ===========    ===========


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NBTY, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994



                                                 1996               1995             1994
                                              -----------       ------------     ------------

Net sales .................................   $ 194,403,040    $ 178,759,871    $ 156,057,056
                                              -------------    -------------    -------------
Costs and expenses:
    Cost of sales .........................      95,638,272       93,875,162       79,891,302
    Catalog printing, postage and promotion      17,634,801       19,261,733       14,786,217
    Selling, general and administrative ...      58,515,059       56,728,368       49,207,943
                                              -------------    -------------    -------------
                                                171,788,132      169,865,263      143,885,462
                                              -------------    -------------    -------------
Income from operations ....................      22,614,908        8,894,608       12,171,594
                                              -------------    -------------    -------------
Other income (expenses):
    Interest, net .........................      (1,445,036)      (1,084,331)        (913,583)
    Miscellaneous, net ....................       1,203,061          571,098        1,284,953
                                              -------------    -------------    -------------
                                                   (241,975)        (513,233)         371,370
                                              -------------    -------------    -------------
Income before income taxes ................      22,372,933        8,381,375       12,542,964
Income taxes ..............................       9,021,054        3,245,517        4,766,526
                                              -------------    -------------    -------------
          Net income ......................   $  13,351,879    $   5,135,858    $   7,776,438
                                              =============    =============    =============
Net income per share ......................   $        0.67    $        0.26    $        0.38
                                              =============    =============    =============
Weighted average common shares outstanding       19,975,678       19,974,270       20,257,325
                                              =============    =============    =============








                 See notes to consolidated financial statements.


                                                    NBTY, INC. AND SUBSIDIARIES


                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                           YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994



                              COMMON STOCK                               TREASURY STOCK
                          -------------------                         ------------------                 STOCK
                           NUMBER OF              CAPITAL IN      RETAINED     NUMBER OF              SUBSCRIPTIONS
                            SHARES     AMOUNT    EXCESS OF PAR    EARNINGS      SHARES       AMOUNT    RECEIVABLE            TOTAL
                            -------    ------    -------------   ----------    ---------     ------    ----------           --------

Balance, September 30,
  1993.................... 18,717,676 $ 149,742    $52,970,926  $ 17,744,290   1,213,404  $ (862,722)                  $ 70,002,236
  Net income for year
    ended
    September 30, 1994....                                         7,776,438                                              7,776,438
  Expenses associated with
     prior year public
    offering of stock.....                            (225,000)                                                            (225,000)
  Exercise of stock
     options..............     60,000        480        29,520                                                               30,000
  Tax benefit from
    exercise of stock
    options...............                             433,200                                                              433,200
                            --------- ----------    ----------    ----------   ---------   ---------  ----------        ------------
Balance, September 30,
  1994.................... 18,777,676    150,222    53,208,646    25,520,728   1,213,404    (862,722)                    78,016,874
  Net income for year
    ended
    September 30, 1995....                                         5,135,858                                              5,135,858
  Exercise of stock
    options...............    430,000      3,440       211,560                                                              215,000
  Tax benefit from exercise
    of stock options......                             731,000                                                              731,000
  Purchase of treasury
    stock, at cost........                                                       228,153  (1,483,287)                    (1,483,287)
                            --------- ----------    ----------    ----------   ---------  ----------   ----------       ------------
Balance, September 30,
  1995.................... 19,207,676    153,662    54,151,206    30,656,586   1,441,557  (2,346,009)                    82,615,445
  Net income for year ended
    September 30, 1996....                                        13,351,879                                             13,351,879
  Exercise of stock
    options...............    872,000      6,976       587,904                                         $  (583,900)          10,980
  Tax benefit from exercise
    of stock options......                           1,273,800                                                            1,273,800
  Purchase of treasury
    stock, at cost........                                                        46,000    (302,247)                      (302,247)
                            --------- ----------    ----------    ----------   ---------   ---------   -----------      ------------

Balance, September 30,
    1996.................. 20,079,676 $  160,638   $56,012,910  $44,008,465    1,487,557  $(2,648,256) $96,949,857     $   (583,900)
                           ========== ==========   ===========  ===========    =========  ============ ===========     =============

                 See notes to consolidated financial statements.

                                       NBTY, INC. AND SUBSIDIARIES

                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                              YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994


                                                                 1996           1995            1994
                                                               ---------      ---------       ---------

Cash flows from operating activities:
  Net income................................................ $ 13,351,879   $  5,135,858    $  7,776,438
  Adjustments to reconcile net income to cash
    provided by operating activities:
    Loss on disposal/sale of property, plant and equipment..          422        374,126             519
      Depreciation and amortization.........................    5,623,277      4,840,570       4,243,985
      Provision (recovery) for allowance for doubtful accounts    217,090        (17,943)         89,968
      Deferred income taxes.................................     (642,627)       684,426       3,046,493
      Changes in assets and liabilities:
        Accounts receivable.................................    1,615,504     (2,119,589)       (454,841)
        Inventories.........................................   (2,035,883)     4,453,583     (10,770,809)
        Income tax receivable...............................                   1,300,198       3,089,929
        Prepaid catalog costs and other current assets......      487,369       (264,253)     (2,297,276)
        Other assets........................................      674,524      1,123,818      (2,465,151)
        Accounts payable....................................   (5,468,334)     3,160,180      (2,828,998)
        Accrued expenses....................................    5,690,318      2,809,518       3,226,894
        Other liabilities...................................       24,000        274,999        (353,225)
                                                               ----------     ----------      ----------
          Net cash provided by operating activities.........   19,537,539     21,755,491       2,303,926
                                                               ----------     ----------      ----------
Cash flows from investment activities:
  Purchase of property, plant and equipment.................  (15,750,517)   (11,547,570)    (11,592,662)
  Increase in intangible assets.............................      (66,691)    (1,063,953)       (253,772)
  Proceeds from sale of property, plant and equipment.......        4,270                         11,000
  Purchase of short-term investments........................  (11,024,624)
  Receipt of payments on notes from sale of direct mail
    cosmetics business......................................      741,303
  Proceeds from sale of direct mail cosmetic business.......      350,000
                                                               ----------     ----------      ----------
          Net cash used in investing activities.............  (25,746,259)   (12,611,523)    (11,835,434)
                                                               ----------     ----------      ----------
Cash flows from financing activities:
  Net (payments) borrowings under line of credit agreement..                  (5,000,000)      5,000,000
  Borrowings under long-term debt agreements................    6,000,000      2,400,000
  Principal payments under long-term debt agreements
    and capital leases......................................     (586,115)      (797,799)       (221,307)
  Purchase of treasury stock................................     (302,247)    (1,292,287)
  Proceeds from stock options exercised.....................       10,980         24,000          30,000
  Proceeds from public offering, less expenses..............                                    (225,000)
                                                               ----------     ----------      ----------
          Net cash provided by (used in) financing activities   5,122,618     (4,666,086)      4,583,693
                                                               ----------     ----------      ----------
Net (decrease) increase in cash and cash equivalents........   (1,086,102)     4,477,882      (4,947,815)
Cash and cash equivalents at beginning of year..............   10,378,476      5,900,594      10,848,409
                                                               ----------     ----------      ----------
Cash and cash equivalents at end of year.................... $  9,292,374   $ 10,378,476    $  5,900,594
                                                               ==========     ==========      ==========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest.................. $  1,454,380   $  1,085,647    $    913,145
                                                               ==========     ==========      ==========
  Cash paid during the period for income taxes.............. $  5,386,714   $  1,648,765    $  2,349,198
                                                               ==========     ==========      ==========


                 See notes to consolidated financial statements.

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING INFORMATION:

         The Company entered into capital leases for machinery and equipment aggregating $2,635,412 during fiscal 1996 and $1,416,472 in fiscal 1995.

         During fiscal 1996, 1995 and 1994, options were exercised with shares of common stock issued to certain officers and directors. Accordingly, the tax benefit of approximately $1,274,000, $731,000 and $433,000 for the years ended September 30, 1996, 1995 and 1994, respectively, was recorded as an increase in capital in excess of par and a reduction in taxes currently payable. (See Note 11.)

         On October 9, 1995, the Company sold certain assets of its direct-mail cosmetics business for approximately $2,495,000. The Company received $350,000 in cash and non-interest bearing notes aggregating approximately $2,145,000 for inventory, a customer list and other intangible assets. The notes will be paid over a three-year period based on a predetermined formula with guaranteed minimum payments. A final payment for the remaining outstanding balance will be made on September 30, 1998.













                 See notes to consolidated financial statements.

                           NBTY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BUSINESS OPERATIONS

         NBTY, Inc., formerly Nature's Bounty, Inc. (the "Company"), manufactures and distributes vitamins, food supplements and health and beauty aids. The processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Environmental Protection Agency and the United States Postal Service.

         PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

         REVENUE RECOGNITION

         The Company recognizes revenue upon shipment or, with respect to its own retail store operations, upon the sale of products. The Company has no single customer that represents more than 10% of annual net sales or accounts receivable as of September 30, 1996.

         INVENTORIES

         Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis. The cost elements of inventory include materials, labor and overhead. One supplier provided approximately 12% of the Company's purchases in 1996.

         PREPAID CATALOG COSTS

         Mail order production and mailing costs are capitalized as prepaid catalog costs and charged to income over the catalog period, which typically approximates three months.

         PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are carried at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets. Expenditures which significantly improve or extend the life of an asset are capitalized.

         Maintenance and repairs are charged to expense in the year incurred. Cost and related accumulated depreciation for property, plant and equipment are removed from the accounts upon sale or disposition and the resulting gain or loss is reflected in earnings.

         INTANGIBLE ASSETS

         Goodwill represents the excess of purchase price over the fair value of identifiable net assets of companies acquired. Goodwill and other intangibles are amortized on a straight-line basis over appropriate periods not exceeding 40 years.

         INCOME TAXES

         The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         CASH AND CASH EQUIVALENTS

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

         SHORT-TERM INVESTMENTS

         Short-term interest bearing investments are those with maturities of less than one year but greater than three months when purchased. These investments are readily convertible to cash and are stated at market value, which approximates cost. Realized gains and losses are included in other income on a specific identification basis in the period they are realized.

         COMMON SHARES AND EARNINGS PER SHARE

         Earnings per share are based on the weighted average number of common shares outstanding during the period. Common stock equivalents are not included in income per share computations since their effect on the calculation is immaterial.

         STOCK-BASED PLANS

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which establishes financial accounting and reporting standards for stock based plans. The Statement, which becomes effective in fiscal 1997, requires the Company to choose between accounting for issuances of stock and other equity instruments to employees based on their fair value or to continue to use an intrinsic value based method and disclosing the pro forma effects such accounting would have had on the Company's net income and earnings per share. The Company will continue to use the intrinsic value based method, which generally does not result in compensation cost.

         RECLASSIFICATIONS

         Certain reclassifications have been made to conform prior year amounts to the current year presentation.

2.       SALE OF DIRECT-MAIL COSMETICS BUSINESS

         On October 9, 1995, the Company sold certain assets of its direct-mail cosmetics business for approximately $2,495,000. The Company received $350,000 in cash and non interest bearing notes aggregating approximately $2,145,000 for inventory, a customer list and other intangible assets. The notes will be paid over a three-year period based on a predetermined formula with guaranteed minimum payments. A final payment for the remaining outstanding balance will be made on September 30, 1998. Revenues applicable to this marginally unprofitable business were $136,648, $8,283,517 and $13,276,045 for fiscal 1996, 1995 and
1994, respectively.

3.        INVENTORIES

                                                    SEPTEMBER 30,
                                           -------------------------------
                                           1996                      1995
                                        -----------                ----------
Raw materials.........................  $17,131,532               $15,898,215
Work-in-process.......................    1,522,803                 1,848,629
Finished goods........................   19,415,736                19,225,748
                                         ----------                ----------
                                        $38,070,071               $36,972,592
                                         ==========                ==========


4.  PROPERTY, PLANT AND EQUIPMENT

                                                      SEPTEMBER 30,
                                               ---------------------------
                                                1996                   1995
                                              ----------            ---------
Land..................................        $ 4,764,965         $ 3,064,965
Buildings and leasehold improvements..         38,087,461          31,830,638
Machinery and equipment...............         28,560,427          22,279,226
Furniture and fixtures................          8,484,103           6,065,382
Transportation equipment..............            640,982             200,982
Computer equipment....................          8,544,945           7,296,395
                                               ----------          ----------
                                               89,082,883          70,737,588
Less accumulated depreciation and
amortization..........................         27,351,258          22,413,012
                                               ==========          ==========
                                              $61,731,625         $48,324,576

         Depreciation and amortization of property, plant and equipment for the years ended September 30, 1996, 1995 and 1994 was approximately $4,974,000, $4,064,000 and $3,190,000, respectively.

         Property, plant and equipment includes approximately $4,052,000 and $1,416,000 for assets recorded under capital leases for fiscal 1996 and 1995, respectively.

5.       INTANGIBLE ASSETS

         Intangible assets, at cost, acquired at various dates are as follows:

                                               SEPTEMBER 30,
                                         -------------------------
                                         1996              1995     AMORTIZATION
                                         ----              -----        PERIOD
Goodwill.........................   $    469,400      $    469,400       20-40
Customer lists...................      8,783,475        10,540,017        6-15
Trademark and licenses...........      1,201,205         1,134,514         2-3
Covenants not to compete.........      1,304,538         1,304,538         5-7
                                      ----------        ----------
                                      11,758,618        13,448,469
    Less accumulated amortization      7,784,045         7,635,438
                                      ----------        ----------
                                    $  3,974,573      $  5,813,031
                                      ==========        ==========

         Amortization included in the consolidated statements of income under the caption "selling, general and administrative expenses" in 1996, 1995 and 1994 was approximately $649,000, $776,000 and $1,054,000, respectively.
         Effective October 1, 1993, the Company changed its estimates of the lives of certain customer lists. Customer list amortization lives that previously averaged 6 years were increased to an average of 15 years. This change was made to better reflect the estimated periods during which an individual will remain a customer of the Company. The change had the effect of reducing amortization expense by approximately $500,000 and increasing the net income by $310,000 in 1994.

6.       ACCRUED EXPENSES

                                                          SEPTEMBER 30,
                                                  ----------------------------
                                                   1996                 1995
                                                    ---                 ----
Payroll and related payroll taxes......        $ 2,730,453          $ 2,166,355
Customer deposits......................          1,862,837            2,034,175
Accrued purchases......................          1,765,420            1,734,844
Income taxes payable...................          2,670,270               39,815
Other..................................          5,675,527            4,312,800
                                                ----------           ----------
                                               $14,704,507          $10,287,989
                                                ==========           ==========

7.       LONG-TERM DEBT




                                                                                   SEPTEMBER 30,
                                                                            --------------------------
                                                                               1996               1995
                                                                               ----               ----

Mortgages:
    First mortgage, payable in monthly principal and interest
          (10.375%) installments (a)...............................        $ 7,447,859        $ 7,566,144
    First mortgage payable in monthly principal and interest
          (9.73%) installments of $25,396 (b)......................          2,257,729          2,338,432
    First mortgage, payable in monthly principal and interest
          (7.375%) installments of $55,196 (c).....................          5,926,038
                                                                            ----------          ---------
                                                                            15,631,626          9,904,576
    Less current portion...........................................            453,214            199,042
                                                                            ----------          ---------
                                                                           $15,178,412        $ 9,705,534
                                                                            ==========          =========

-------------

(a) In September 1990, the Company obtained an $8,000,000 first mortgage, collateralized by the underlying building, issued through the Town of Islip, New York Industrial Development Agency. The taxable bond, held by an insurance company, has monthly principal and interest payments of $74,821 for ten years through 2000, with a final payment of $6,891,258 in September 2000.

(b) In November 1994, the Company purchased a building which it previously occupied under a long-term lease. The purchase price of approximately $3,090,000 was funded with $690,000 in cash and the balance through a 15-year mortgage note payable. This agreement contains restrictive covenants identical to the covenants noted under the revolving credit facility described below.

(c) In April 1996, the Company obtained a $6,000,000 first mortgage with a fixed interest rate of 7.375%, collateralized by the underlying real estate. The mortgage has monthly principal and interest payments of $55,196 for fifteen years through 2011.


     On April 3, 1996,  the Company  renewed a revolving  credit  agreement (the
"Agreement") with two banks that provides for unsecured borrowings up to $15,000,000 which expires March 31, 1999. As of September 30, 1996, there were no borrowings under this Agreement. Under the most restrictive covenants of the Agreement, the Company is required to maintain tangible net worth of at least $84,000,000, a current ratio of at least 1.75 to 1.00 and has a limitation on the amount of capital expenditures.

     Required principal payments of long-term debt are as follows:

YEARS ENDED
SEPTEMBER 30,
----------
1997......................................................      $   453,214
1998......................................................          494,324
1999......................................................          539,266
2000......................................................        7,419,600
2001......................................................          443,875
Thereafter................................................        6,281,347
                                                                 ----------
                                                                $15,631,626
                                                                 ==========

8.       CAPITAL LEASE OBLIGATIONS

         The Company entered into six capital leases for machinery and equipment aggregating $2,635,412 during fiscal 1996 and two capital leases for machinery and equipment aggregating $1,416,472 in fiscal 1995. The leases provide the Company with bargain purchase options at the end of such lease terms.

         Future minimum payments under capital lease obligations as of September 30, 1996 are as follows:

1997...........................................................    $  758,872
1998...........................................................       758,872
1999...........................................................       758,872
2000...........................................................       758,872
2001...........................................................       758,872
Thereafter.....................................................       870,186
                                                                    ---------
                                                                    4,664,546
Less, amount representing interest.............................       963,746
                                                                    ---------
Present value of minimum lease payments
(including $481,673 due within one year).......................    $3,700,800
                                                                    =========


9.       INCOME TAXES

         Provision for income taxes consists of the following:

                                        YEAR ENDED SEPTEMBER 30,
                              --------------------------------------------
                            1996                  1995                 1994
                            ----                  ----                 ----
Federal
    Current..........   $ 7,551,755           $ 2,224,935          $   856,774
    Deferred.........      (501,249)              636,516            3,156,289

State
    Current..........     2,111,926               336,156              515,893
    Deferred.........      (141,378)               47,910              237,570
                          ---------             ---------            ---------
Total provision......   $ 9,021,054           $ 3,245,517          $ 4,766,526
                          =========             =========            =========

         The following is a reconciliation of the income tax expense computed using the statutory federal income tax rate to the actual income tax expense and its effective income tax rate.




                                                              YEAR ENDED SEPTEMBER 30,
                                            ---------------------------------------------------------------
                                                 1996                  1995                   1994
                                           ------------------     ------------------   --------------------
                                                   PERCENT OF             PERCENT OF             PERCENT OF
                                                     PRETAX                 PRETAX                 PRETAX
                                         AMOUNT      INCOME      AMOUNT     INCOME     AMOUNT      INCOME


Income tax expense at
    statutory rate.................   $ 7,830,527     35.0%   $ 2,849,668    34.0%  $ 4,390,037    35.0%
State income taxes, net of
    federal income tax benefit.....     1,280,856      5.7%       253,483     3.0%      489,751     3.9%
Other, individually less than 5%...       (90,329)    (0.4)%      142,366     1.7%     (113,262)   (0.9)%
                                        ---------     ----      ---------    ----     ---------    ----
Actual income tax
    provision......................   $ 9,021,054     40.3%   $ 3,245,517    38.7%  $ 4,766,526    38.0%
                                        =========     ====      =========    ====     =========    ====


      The components of deferred tax assets and liabilities are as follows:

                                                                        1996               1995
                                                                        ----               ----
Deferred tax assets:
  Current:
     Inventory capitalization.................................       $   243,000        $   178,034
     Accrued expenses and reserves not currently deductible...         2,591,137          1,049,584
     Tax credits..............................................           321,026            555,822
     Miscellaneous............................................                               63,435
                                                                       ---------          ---------
           Current deferred tax assets........................         3,155,163          1,846,875
                                                                       ---------          ---------
    Noncurrent:
       Intangibles............................................           334,820            231,701
       Reserves not currently deductible......................           200,070            342,910
                                                                       ---------          ---------
            Total noncurrent.................................            534,890            574,611
                                                                       ---------          ---------

Deferred tax liabilities:
    Property, plant and equipment.............................        (3,362,088)        (2,736,148)
                                                                       ---------          ---------
              Net deferred tax asset (liability)..............       $   327,965        $  (314,662)
                                                                       =========          =========


         Available state tax credits of $321,026 and $555,822 in 1996 and 1995, respectively, are scheduled to expire through fiscal 2002.

10.      COMMITMENTS

     LEASES

         The Company conducts retail operations under operating leases which expire at various dates through 2011. Some of the leases contain renewal options and provide for additional rentals based upon sales plus certain tax and maintenance costs.

         Future minimal rental payments under the retail location and automotive leases that have initial or noncancelable lease terms in excess of one year at September 30, 1996 are as follows:

YEAR ENDING
SEPTEMBER 30,
----------
1997....................................................            $ 3,319,803
1998....................................................              3,010,636
1999....................................................              2,807,311
2000....................................................              2,375,884
2001....................................................              1,660,407
Thereafter..............................................                811,796
                                                                     ----------
                                                                    $13,985,837
                                                                     ==========

         Operating lease rental expense, including real estate tax and maintenance costs and leases on a month to month basis, was approximately $1,979,000, $1,248,000 and $1,200,000 for the years ended September 30, 1996,
1995 and 1994, respectively.

   PURCHASE COMMITMENTS

         The Company was committed to make future purchases under various purchase order arrangements with fixed price provisions aggregating
approximately   $12,923,000  and  $972,000  at  September  30,  1996  and  1995,
respectively.

   EMPLOYMENT AND CONSULTING AGREEMENT AGREEMENTS

         The Company has employment agreements with two of its officers. The agreements, which expire in January 2004, provide for minimum salary levels, as adjusted for cost of living changes, as well as contain provisions regarding severance and changes in control of the Company. The commitment for salaries as of September 30, 1996 was approximately $749,000 per year.

         The Company also has a two-year consulting agreement with its former chairman and current director which expires on December 31, 1996. Such agreement required annual payments of approximately $300,000. The parties are presently negotiating a renewal of the agreement under substantially comparable terms. In addition, an entity owned by a relative of an officer received sales commissions of $417,000, $510,000 and $351,000 in 1996, 1995 and 1994, respectively.

11.      STOCK OPTION PLANS

         The Board of Directors approved the issuance of 1,608,000 non-qualified stock options on December 11, 1989, exercisable at $0.50 per share, which options terminated on December 10, 1994. The Board also approved the issuance of 2,220,000 non-qualified options on September 23, 1990, exercisable at $0.63 per share, which options terminate on September 23, 2000. In addition, on March 11, 1992, the Board of Directors approved the issuance of an aggregate of 1,800,000 non-qualified stock options to directors and officers, exercisable at $0.92 per share, and expiring on March 10, 2002. The exercise price of each of the aforementioned issuances was in excess of the market price at the date such options were granted.

         During fiscal 1996, options were exercised with 872,000 shares of common stock issued to certain officers and directors for $10,980 and interest bearing notes in the amount of $583,900. As a result of the exercise of these options, the Company is entitled to a compensation deduction for tax purposes of approximately $3,145,000 which should ultimately result in a tax benefit to the Company of approximately $1,273,800. Accordingly, the Company has recorded an increase in capital in excess of par and has adjusted its current liability to recognize the effect of this tax benefit.

         During fiscal 1995, options were exercised with 430,000 shares of common stock issued to certain officers and directors for $24,000 and an interest bearing note in the amount of $191,000. The promissory note, including interest, was paid by the surrender of 23,153 NBTY common shares to the Company at the prevailing market price. As a result of the exercise of these options, the Company was entitled to a compensation deduction of approximately $1,827,500 which resulted in a tax benefit of approximately $731,000. Such benefit was recorded as an increase in capital in excess of par and a reduction to taxes currently payable.

         During fiscal 1994, options were exercised with 60,000 shares of common stock issued to certain directors for $30,000. As a result of the exercise of these options, the Company was entitled to a compensation deduction for tax purposes of approximately $1,140,000 which resulted in a tax benefit of approximately $433,200. Such benefit was recorded as an increase to capital in excess of par and a reduction to taxes currently payable.

     A summary of stock option activity is as follows:



                                                                                COMMON        EXERCISE PRICE
                                                                                SHARES           PER SHARE
                                                                                ------          ----------
Shares under option, September 30, 1994 (fully exercisable)..........         2,825,000         $.50-$.92
          Exercised in 1995..........................................           430,000              $.50
                                                                               --------          --------
                                                                              2,395,000         $.63-$.92
Shares under option, September 30, 1995 (fully exercisable)
          Exercised in 1996..........................................           872,000         $.63-$.92
                                                                               --------          --------
Shares under option, September 30, 1996 (fully exercisable)..........         1,523,000         $.63-$.92
                                                                               ========          ========


12.      EMPLOYEE BENEFIT PLANS

         The Company maintains a defined contribution savings plan, which qualifies under Section 401(k) of the Internal Revenue Code, and an employee stock ownership plan. The accompanying financial statements reflect contributions to these plans in the approximate amount of $489,000, $498,000 and $103,000 for the years ended September 30, 1996, 1995 and 1994, respectively.

13.      LITIGATION

   L-TRYPTOPHAN

         The Company and certain other companies in the industry, including distributors, wholesalers and retailers (the "Indemnified Group") had been named as defendants in cases arising out of the ingestion of products containing L-tryptophan. The Company had been named in more than 265 lawsuits, 4 of which are still pending against the Company. The Indemnified Group has entered into an agreement with the Company's supplier of bulk L-tryptophan, Showa Denko America, Inc. (the "Supplier"), under which the Supplier, a U.S. subsidiary of a major Japanese corporation, Showa Denko K.K., has assumed the defense of all claims against the Indemnified Group and has agreed to pay the legal fees and expenses in that defense. The Supplier and Showa Denko K.K. has agreed to indemnify the Indemnified Group against any judgments and to fund settlements arising out of those actions and claims.

         The Supplier has posted a revolving, irrevocable letter of credit of $20 million to be used for the benefit of the Indemnified Group in the event that the Supplier is unable or unwilling to satisfy any claims or judgments.

     While not all of these suits quantify the amount demanded, it can reasonably be assumed that the amount required to either settle these cases or to pay judgments rendered therein will be paid by the Supplier or by the Company's product liability insurance carrier. To date, no cases in which the Company is a party have reached trial.

         While the outcome of any litigation is uncertain, it is the opinion of management and legal counsel of the Company that it is remote that the Company will incur a material loss as a result of the L-tryptophan litigation and claims. Accordingly, no provision for liability, if any, that may result therefrom has been made in the Company's financial statements.

    SHAREHOLDER LITIGATION

         In October 1994, litigation was commenced in the U.S. District Court, Eastern District of New York, against the Company and two of its officers. The complaint alleges that false and misleading statements and representations were made concerning the Company's sales and earnings estimates for the fourth fiscal quarter and the year ended September 30, 1994. The allegations are that: (a) sales were artificially inflated; (b) costs were improperly capitalized; (c) sales and profit margins were materially declining; (d) inventory and accounts receivable were overstated; and (e) that because of the foregoing, the Company would incur a loss in its fourth fiscal quarter. The Plaintiffs seek Class Action certification and an unspecified amount of monetary damages. The Company and its officers deny the allegations of the complaints and intend to vigorously contest the litigation. In 1994, prior to commencement of these lawsuits, the Company purchased a directors and officers Indemnity Policy. Special counsel has been retained to represent the Company and its officers. Since the outcome of any litigation is uncertain, the Company is unable to predict (i) whether it will ultimately prevail; (ii) whether it will be fully or partially indemnified, if at all; (iii) the amount of loss, if any, that may be attributable to the above, and (iv) the amount of expense which may be incurred in the defense of these actions.

   OTHER LITIGATION

         The Company is also involved in miscellaneous claims and litigation which, taken individually or in the aggregate, would not have a material adverse effect on the Company's financial position or its business.

14.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The following is a summary of the unaudited quarterly results of operations for fiscal 1996 and 1995 (dollars in thousands, except per share data):



                                                                       QUARTER ENDED
                                                  ----------------------------------------------------------
                                                  DECEMBER 31,     MARCH 31,     JUNE 30,     SEPTEMBER 30,
                                                  ------------     --------      -------      -------------

    Net sales................................      $ 38,589       $ 55,605      $ 47,900       $ 52,309
    Gross profit.............................        17,779         27,760        24,453         28,773
    Income (loss) before income taxes........          (412)         7,502         6,503          8,780(a)
    Net income (loss)........................          (251)         4,576         3,763          5,264
    Earnings (loss) per share................      $  (0.01)      $   0.23      $   0.19       $   0.26

1995:
    Net sales................................      $ 37,478       $ 50,945      $ 41,650       $ 48,687
    Gross profit.............................        18,380         25,220        20,564         20,720
    Income before income taxes...............         1,648          4,336         2,004            394(b)
    Net income...............................           939          2,552         1,152            493
    Earnings per share.......................      $   0.05       $   0.13      $   0.06       $   0.02



------------

(a) 1996 year-end adjustments resulting in an increase to pre-tax income of approximately $2 million related to adjustments of inventory amounts.

(b) 1995 year-end adjustments resulting in a charge to operations included approximately $1,475,000 for various accruals and for the write-off of certain equipment associated with the Company's cosmetic pencil operation, and $900,000 pertaining to the identification of obsolete inventory.

                                       NBTY, INC. AND SUBSIDIARIES
                                  CONDENSED CONSOLIDATED BALANCE SHEETS



                                                                                 JUNE 30,     SEPTEMBER 30,
                                                                                   1997           1996
                                                                                  -------      ----------
                                                                                (UNAUDITED)
                                       ASSETS
Current assets:
    Cash and cash equivalents............................................    $  2,915,318    $  9,292,374
    Short-term investments...............................................      15,540,808      11,024,624
    Accounts receivable, less allowance for doubtful accounts of $996,491
          in 1997 and $793,669 in 1996...................................      13,012,095      11,625,112
    Inventories..........................................................      58,682,289      38,070,071
    Deferred income taxes................................................       3,155,163       3,155,163
    Prepaid catalog costs and other current assets.......................       7,648,111       5,682,874
                                                                              -----------     -----------
Total current assets.....................................................     100,953,784      78,850,218
Property, plant and equipment............................................      99,846,582      89,082,883
Less accumulated depreciation and amortization...........................      31,398,648      27,351,258
                                                                              -----------     -----------
                                                                               68,447,934      61,731,625
Intangible assets, net...................................................       3,748,030       3,974,573
Other assets.............................................................         514,845         993,785
                                                                              -----------     -----------
Total assets.............................................................    $173,664,593    $145,550,201
                                                                              ===========     ===========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt and capital lease obligations......    $    995,225    $    934,887
    Accounts payable.....................................................      22,807,676      10,943,228
    Accrued expenses.....................................................      15,258,867      14,704,507
                                                                              -----------     -----------
Total current liabilities................................................      39,061,768      26,582,622
Long-term debt...........................................................      14,782,083      15,178,412
Obligations under capital leases.........................................       2,863,638       3,219,127
Deferred income taxes....................................................       2,827,198       2,827,198
Other liabilities........................................................         792,985         792,985
                                                                              -----------     -----------
Total liabilities........................................................      60,327,672      48,600,344
Commitments and contingencies
Stockholders' equity:
    Commonstock,  $.008 par;  authorized  25,000,000  shares;  issued 20,116,676 shares  in 1997  and  20,079,676  in 1996 and  outstanding  18,628,491 shares in 1997 and 18,592,
          119 shares in 1996.............................................         160,934         160,638
Capital in excess of par.................................................      56,303,677      56,012,910
Retained earnings........................................................      60,061,732      44,008,465
                                                                              -----------     -----------
                                                                              116,526,343     100,182,013
Less 1,488,185 and 1,487,557 treasury shares at cost, in 1997 and 1996,
    respectively.........................................................       2,663,167       2,648,256
Stock subscriptions receivable...........................................         526,255         583,900
                                                                              -----------     -----------
Total stockholders' equity...............................................     113,336,921      96,949,857
                                                                              -----------     -----------
Total liabilities and stockholders' equity...............................    $173,664,593    $145,550,201
                                                                              ===========     ===========


            See notes to condensed consolidated financial statements.

                           NBTY, INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                   (UNAUDITED)


                                                                              FOR THE NINE MONTHS
                                                                                 ENDED JUNE 30,
                                                                           --------------------------
                                                                             1997                1996
                                                                             ----                ----

Net sales........................................................       $ 184,107,656      $ 142,093,552
                                                                          -----------        -----------
Costs and expenses:
    Cost of sales................................................          88,205,269         72,101,151
    Catalog printing, postage and promotion......................          14,580,501         13,240,001
    Selling, general and administrative..........................          53,884,692         42,782,415
                                                                          -----------        -----------
                                                                          156,670,462        128,123,567
                                                                          -----------        -----------
Income from operations...........................................          27,437,194         13,969,985
                                                                          -----------        -----------
Other income (charges):
    Interest expense.............................................          (1,294,232)        (1,017,497)
    Miscellaneous, net...........................................             612,483            640,730
                                                                          -----------        -----------
                                                                             (681,749)          (376,767)
                                                                          -----------        -----------
Income before income taxes.......................................          26,755,445         13,593,218
Income taxes.....................................................          10,702,178          5,505,398
                                                                          -----------        -----------
Net income.......................................................       $  16,053,267      $   8,087,820
                                                                          ===========        ===========
Earnings per common share and common share equivalents...........               $0.80              $0.41
                                                                                =====              =====
Weighted average common shares and
    common share equivalents.....................................          20,052,391         19,939,042
                                                                          ===========        ===========


















            See notes to condensed consolidated financial statements.

                           NBTY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)




                                                                                   FOR THE NINE MONTHS
                                                                                   ENDED JUNE 30,
                                                                               -----------------------
                                                                                  1997            1996
                                                                                  ----            ----
Net income...............................................................   $ 16,053,267    $  8,087,820
Adjustments to reconcile net income to cash provided by
    operating activities:
    (Gain), Loss on sale of property, plant and equipment................         25,526          (2,250)
    Depreciation and amortization........................................      4,582,566       4,003,164
    Provision for allowance for doubtful accounts........................        202,822         169,481
    Changes in assets and liabilities, net of acquisitions:
          (Increase) decrease in accounts receivable.....................     (2,636,906)        797,534
          (Increase) decrease in inventories.............................    (20,612,218)        229,671
          Increase in prepaid catalog costs and other current assets.....     (1,965,237)     (4,499,475)
          Decrease other assets..........................................        453,343       2,547,275
          Increase (decrease) in accounts payable........................     11,864,448      (5,083,382)
          Increase in accrued expenses...................................        880,193       2,298,094
                                                                              ----------      ----------
Net cash provided by operating activities................................      8,847,804       8,547,932
                                                                              ----------      ----------
Cash flow from investing activities:
    Increase in intangible assets........................................                        (40,047)
    Purchase of property, plant and equipment............................    (11,092,412)    (11,494,483)
    Proceeds from sale of property, plant and equipment..................         20,150           2,250
    Purchase of short-term investments...................................     (4,516,184)
    Proceeds from sale of direct-mail cosmetics business.................                        350,000
    Receipt of payments from direct-mail cosmetics business..............      1,047,101         499,670
                                                                              ----------      ----------
    Net cash used in investing activities................................    (14,541,345)    (10,682,610)
                                                                              ----------      ----------
Cash flows from financing activities:
    Borrowings under long term debt agreements...........................                      6,000,000
    Principal payments under long-term debt agreements
          and capital leases.............................................       (691,479)       (368,248)
    Purchase of treasury stock...........................................        (14,911)       (302,247)
    Proceeds from stock options exercised................................         22,875          10,980
                                                                              ----------      ----------
Net cash (used in) provided by financing activities......................       (683,515)      5,340,485
                                                                              ----------      ----------
Net (decrease) increase in cash and cash equivalents.....................     (6,377,056)      3,205,807
Cash and cash equivalents at beginning of year...........................      9,292,374      10,378,476
                                                                              ----------      ----------
Cash and cash equivalents at end of quarter..............................   $  2,915,318    $ 13,584,283
                                                                              ==========      ==========
Supplemental Disclosure of Cash Flow Information:
    Cash paid during the period for interest.............................   $  1,294,232    $  1,012,622
    Cash paid during the period for taxes................................   $ 11,067,626    $  2,178,025
                                                                              ==========      ==========





            See notes to condensed consolidated financial statements.

                           NBTY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE NINE MONTHS ENDED JUNE 30, 1997 AND 1996
                                   (UNAUDITED)

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING INFORMATION:

         The Company entered into capital leases for machinery and equipment aggregating $2,635,412 for the nine months ended June 30, 1996.

         During the first nine months of 1997, options were exercised with 37,000 shares of common stock issued to certain officers for $22,875 and a note for $10,980. As a result of the exercise of those options, the Company received a compensation deduction for tax purposes of approximately $643,000 and a tax benefit of approximately $257,200. An additional 628 NBTY common shares were surrendered to the Company, at market price, in payment of a stock subscription receivable and interest in 1997. The average cost of shares was $22.50 in 1997.

         During the first nine months of fiscal 1996, options were exercised with 872,000 shares of common stock issued to certain officers for $10,980 and interest bearing notes in the amount of $583,900. As a result of the exercise of those options, the Company received a compensation deduction for tax purposes of approximately $3,150,000 and a tax benefit of approximately $1,230,000.

         On October 9, 1995, the Company sold certain assets of its direct-mail cosmetics business for approximately $2,495,000. The Company received $350,000 in cash and non-interest bearing notes aggregating approximately $2,145,000 for inventory, a customer list and other intangible assets. The inventory note was repaid in full in October 1996. In April 1997, the Company received $725,000 as a final payment of the customer list note.









            See notes to condensed consolidated financial statements.

                           NBTY, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly its financial position as of June 30, 1997 and results of operations for the nine months ended June 30, 1997 and 1996 and statements of cash flows for the nine months ended June 30, 1997 and 1996. The consolidated condensed balance sheet as of September 30, 1996 has been derived from the audited balance sheet as of that date. This report should be read in conjunction with the Company's annual report filed on Form 10-K for the fiscal year ended September 30, 1996.

2. The results of operations and cash flows for the nine months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year.

3.  Sale of Direct-Mail Cosmetic Business:

     On October 9, 1995, the Company sold certain assets of its direct-mail cosmetics business for approximately $2,495,000. The Company received $350,000 in cash and non-interest bearing notes aggregating approximately $2,145,000 for inventory, a customer list and other intangible assets. The inventory note was repaid in full in October 1996. In April 1997, the Company received $725,000 as a final payment of the customer list note.

4. Inventories have been estimated by using the gross profit method for the interim periods. The components of the inventories are as follows:

                                              JUNE 30,             SEPTEMBER 30,
                                                1997                   1996
                                            ------------           ------------
                                             (UNAUDITED)
Raw materials and work-in-process.....      $ 35,023,137           $ 18,654,335
Finished goods........................        23,659,152             19,415,736
                                            ------------           ------------
                                            $ 58,682,289           $ 38,070,071
                                            ============           ============

5. Intangible assets, at cost, acquired at various dates are as follows:

                                                   JUNE 30,       SEPTEMBER 30,
                                                     1997             1996
                                                  ----------      -------------
                                                  (UNAUDITED)
Goodwill......................................  $   469,400       $   469,400
Customer lists................................    8,783,475         8,783,475
Trademark and licenses........................    1,201,205         1,201,205
Covenants not to compete......................    1,304,538         1,304,538
                                                 ----------       -----------
                                                 11,758,618        11,758,618
Less, accumulated amortization................    8,010,588         7,784,045
                                                 ----------       -----------
                                                $ 3,748,030       $ 3,974,573
                                                 ==========       ===========

6.  Accrued expenses:

                                                 JUNE 30,         SEPTEMBER 30,
                                                   1997                1996
                                                -----------       -------------
                                                (UNAUDITED)
Payroll and related payroll taxes...........   $ 3,286,118         $ 2,730,453
Customer deposits...........................     2,499,656           1,862,837
Accrued purchases...........................       935,110           1,765,420
Income taxes payable........................     2,115,214           2,670,270
Other.......................................     6,422,769           5,675,527
                                               -----------         -----------
                                               $15,258,867         $14,704,507
                                               ===========         ===========

7. The Company purchased 46,000 shares of its common stock for $302,247 for the nine months ended June 30, 1996 in open market transactions. The average price per share was $6.57. An additional 628 NBTY common shares were surrendered to the Company at market price in payment of a stock subscription receivable and interest in 1997. The average cost of shares was $22.50 in 1997.

8. Earnings per share are based on the weighted average number of common shares and common equivalent shares outstanding during the three and nine month periods ended June 30, 1997 and 1996. The calculation of earnings per share include 1,441,560 and 1,501,084 common stock equivalent shares for the nine month periods ended June 30, 1997 and 1996, respectively.

9. During the first nine months of 1997, options were exercised with 37,000 shares of common stock issued to certain officers and a director for $22,875 and a note for $10,980. As a result of the exercise of those options, the Company received a compensation deduction for tax purposes of approximately $643,000 and a tax benefit of approximately $257,200. An additional 628 NBTY common shares were surrendered to the Company, at market price, in payment of a stock subscription receivable and interest in 1997. The average cost of shares was $22.50 in 1997.

         During the first nine months of 1996, options were exercised with 872,000 shares of common stock issued to certain officers for $10,980 and interest bearing notes in the amount of $583,900. As a result of the exercise of those options, the Company received a compensation deduction for tax purposes of approximately $3,150,000 and a tax benefit of approximately $1,230,000.

         In November 1995, options were exercised with shares of common stock issued to certain officers for an interest bearing note in the amount of $437,500. As a result of the exercise of those options, the Company received a compensation deduction for tax purposes of approximately $2,362,500 and a tax benefit of approximately $920,000.

         The following is a summary of changes in outstanding options for the Company's Stock Option Plans for the nine month period ended June 30, 1997:

                                                                                        EXERCISE
                                                                                           PRICE
                                                                                        --------
Shares under option, September 30, 1996 (fully exercisable)........      1,523,000     $.63-$.92
Options exercised..................................................        (37,000)         $.92
Shares exercisable, June 30, 1997 (fully exercisable)..............      1,486,000     $.63-$.92


10.  Subsequent event:

     The Company has entered into negotiations to acquire a vitamin and health food retailer that operates 410 stores in the United Kingdom. The Company would finance the purchase with bonds and borrowings through a U.S. bank. The Company has not reached an agreement in principle in connection with this potential transaction.

                          INDEPENDENT AUDITORS' REPORT


To: The Directors and shareholders of Holland & Barrett Holdings Limited


We have audited the accompanying consolidated balance sheets of Holland & Barrett Holdings Limited (formerly Holland & Barrett Retail Limited) and its subsidiaries ("the Group") as at 30 June 1996 and 1997 and the related consolidated profit and loss accounts, cash flow statements, statements of total recognized gains and losses and changes in shareholders' funds for each of the years in the three year period ended 30 June 1997. These consolidated financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom which do not differ in any material respects from generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of Holland & Barrett Holdings Limited and subsidiaries as of 30 June 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended 30 June 1997 in conformity with generally accepted accounting principles in the United Kingdom.

Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for each of the years in the two year period ended 30 June 1997 and shareholders' equity as of 30 June 1997 and 1996, to the extent summarized in Note 3 of the consolidated financial statements.


KPMG
Chartered Accountants
Registered Auditors
Birmingham, England


4 August 1997,
except for Note 23
which is as of
7 August 1997

                       HOLLAND & BARRETT HOLDINGS LIMITED

                     (A WHOLLY-OWNED SUBSIDIARY OF GEHE AG)

                      CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                        FOR THE THREE YEARS ENDED 30 JUNE


                                                                               YEAR ENDED 30 JUNE
                                                                           --------------------------
                                                                        1997              1996                    1995
                                                           NOTE (POUND STERLING)`000 (POUND STERLING)`000  (POUND STERLING)`000
                                                           ---- -------------------- --------------------   -------------------

Turnover...........................................                   102,880             90,632                   77,124
Cost of sales......................................                   (53,578)           (47,968)                 (41,077)
                                                                       ------             ------                    -----
Gross profit.......................................                    49,302             42,664                   36,047
Distribution costs.................................                   (39,365)           (33,860)                 (28,729)
Administrative expenses............................                    (2,232)            (1,532)                  (1,512)
Other operating income.............................                        --                 46                        1
                                                                       ------             ------                    -----
Operating profit...................................            4        7,705              7,318                    5,807
Loss on sale of fixed assets.......................                      (372)               (46)                    (230)
Other interest receivable and similar income.......            7           92                 --                        2
Interest payable and similar charges...............            8           (7)              (393)                    (387)
                                                                       ------             ------                    -----
Profit on ordinary activities before taxation......                     7,418              6,879                    5,192
Taxation on profit on ordinary activities..........            9       (2,575)            (2,493)                  (1,725)
                                                                       ------             ------                    -----
Profit on ordinary activities after taxation.......                     4,843              4,386                    3,467
Dividend written back/(proposed)...................                     8,100             (8,100)                  (2,395)
                                                                       ------             ------                    -----
Retained profit/(loss) for the financial year......        10,19       12,943             (3,714)                   1,072
                                                                       ------             ------                    -----



------------
There are no discontinued activities.

The effect of acquisitions on turnover and operating  profit is considered to be not material.







The accompanying notes are an integral part of these consolidated financial statements.


                       HOLLAND & BARRETT HOLDINGS LIMITED

                     (A WHOLLY-OWNED SUBSIDIARY OF GEHE AG)

          CONSOLIDATED STATEMENTS OF TOTAL RECOGNISED GAINS AND LOSSES

                     FOR THE THREE YEARS ENDED 30 JUNE 1997

         During the three years ended 30 June 1997 there were no gains or losses other than the profit for the financial year.

            RECONCILIATION OF MOVEMENTS IN GROUP SHAREHOLDERS' FUNDS


                                                                             YEAR ENDED 30 JUNE
                                                                        -----------------------------
                                                                     1997                  1996            1995
                                                             (POUND STERLING)`000 (POUND STERLING)`000 (POUND STERLING)`000
                                                              -------------------  -------------------  -------------------
Profit for the year.........................................         4,843              4,386                 3,467
Dividends written back/(proposed)...........................         8,100             (8,100)               (2,395)
                                                                    ------              -----                 -----
                                                                    12,943             (3,714)                1,072
Other recognized gains and losses relating to the year:
    Goodwill written off....................................          (130)                --                  (595)
                                                                    ------              -----                 -----
    Net movement in shareholders' funds.....................        12,813             (3,714)                  477
    Shareholders' funds at beginning of year................         4,095              7,809                 7,332
                                                                    ------              -----                 -----
    Shareholders' funds at end of year......................        16,908              4,095                 7,809
                                                                    ------              -----                 -----







The accompanying notes are an integral part of these consolidated financial statements.


                       HOLLAND & BARRETT HOLDINGS LIMITED

                     (A WHOLLY-OWNED SUBSIDIARY OF GEHE AG)

                           CONSOLIDATED BALANCE SHEETS

                            AT 30 JUNE 1997 AND 1996



                                                                                          1997                    1996
                                                                     NOTE       (POUND STERLING)`000     (POUND STERLING)`000
                                                                     ----       --------------------     --------------------

FIXED ASSETS:
    Tangible assets.........................................            11         22,988                20,042
                                                                                   ------                ------

CURRENT ASSETS:
    Stocks..................................................            13         11,479                12,037
    Debtors.................................................            14         10,684                 8,559
    Cash at bank and in hand................................                        5,668                 2,748
                                                                                   ------                ------
                                                                                   27,831                23,344
Creditors: amounts falling due within one year..............            15        (31,354)              (24,734)
                                                                                   ------                ------
Net current liabilities.....................................                       (3,523)               (1,390)
                                                                                   ------                ------
Total assets less current liabilities.......................                       19,465                18,652
Creditors: amounts falling due after more than one year.....            16             --               (12,500)
Provisions for liabilities and charges......................            17         (2,557)               (2,057)
                                                                                   ------                ------
NET ASSETS..................................................                       16,908                 4,095
                                                                                   ======                ======
Capital and reserves
    Called up share capital.................................            18          1,050                 1,050
    Goodwill write off reserve..............................            19           (680)                 (582)
    Consolidated goodwill...................................            19           (715)                 (715)
    Capital reserve.........................................            19          4,587                 4,587
    Profit and loss account.................................            19         12,666                  (245)
                                                                                   ------                ------
Equity shareholders' funds..................................                       16,908                 4,095
                                                                                   ======                ======






The accompanying notes are an integral part of these consolidated financial statements.


                       HOLLAND & BARRETT HOLDINGS LIMITED

                     (A WHOLLY-OWNED SUBSIDIARY OF GEHE AG)

                        CONSOLIDATED CASH FLOW STATEMENTS

                     FOR THE THREE YEARS ENDED 30 JUNE 1997



                                                                               1997            1996                1995
                                                                     (POUND STERLING)`000 (POUND STERLING)`000 (POUND STERLING)`000
                                                                     --------------------  ------------------- --------------------
NET CASH INFLOW FROM OPERATING ACTIVITIES.....................       20(a)    10,994           11,050             6,087
                                                                              ------           ------             -----
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE:
    Interest received.........................................                    92               --                 2
    Interest paid.............................................                    (7)            (393)             (387)
                                                                              ------           ------              -----
                                                                                  85             (393)             (385)
                                                                              ------           ------              -----
TAXATION
Corporation tax (paid)/received...............................                (1,368)              21             (1,795)
                                                                              ------           ------              -----

CAPITAL EXPENDITURES
Payments to acquire tangible fixed assets.....................                (6,817)          (6,787)            (6,141)
Receipts from sales of tangible fixed assets..................                   156              153                 79
                                                                              ------           ------              -----
                                                                              (6,661)          (6,634)            (6,062)
                                                                              ------           ------              -----
ACQUISITIONS AND DISPOSALS
Acquisition of businesses and subsidiaries....................                  (130)              --               (388)
                                                                              ------           ------              -----
Net cash inflow/(outflow) before financing and increase/(decrease)
    in cash and cash equivalents..............................       20(b)     2,920            4,044             (2,543)
                                                                              ======           ======              =====








The accompanying notes are an integral part of these consolidated statements.

                       HOLLAND & BARRETT HOLDINGS LIMITED

                     (A WHOLLY-OWNED SUBSIDIARY OF GEHE AG)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PREPARATION OF FINANCIAL INFORMATION

     The consolidated financial statements of Holland & Barrett Holdings Limited (formerly Holland and Barrett Retail Limited), a wholly-owned subsidiary of Gehe AG (the "Parent") have been prepared under the historical cost convention and in accordance with generally accepted accounting principles in the United Kingdom ("UK GAAP"). Transfers of net assets between entities under the common control of the Parent have been accounted for at historical cost in a manner similar to pooling of interests with the financial statements restated to give effect to the transactions as if such entities had always been combined.

     On 11 October 1996, Holland & Barrett Holdings Limited was incorporated under the Laws of England and Wales. On 11 April 1997 it acquired the investment in Holland & Barrett Retail Limited ("Retail") from Lloyds Chemists plc, a fellow subsidiary company.

     On 30 June 1995, Holland & Barrett Retail Limited ("Retail") acquired the trade and assets of the Holland & Barret Distribution ("Distribution") from Barclay Pharmaceutical Limited at book value, a fellow subsidiary of Lloyds Chemists plc.

     On 11 April 1997 Retail acquired Holland & Barrett Limited ("H&B") and Lifecycle Limited ("Lifecycle"), two dormant subsidiaries of Lloyds Chemists plc for (Pound Sterling)50,000. The net assets of H&B and Lifecycle were (Pound Sterling) 4,637,000, being amounts due from Lloyds Chemists plc. The excess of net assets over the purchase price was treated as a capital transaction.

     The results and assets of Distribution, H&B and Lifecycle have been included in the consolidated financial statements for the three year period ended 30 June 1997.

2.  ACCOUNTING POLICIES

     The following accounting policies conform with UK Generally Accepted Accounting Principles ("UK GAAP") and have been applied consistently in dealing with the items which are considered material in relation to the consolidated financial statements:

   CONSOLIDATION

     The consolidated financial statements include the financial statements of all wholly owned subsidiaries, all of which are made up to 30 June each year. Intercompany transactions and balances have been eliminated.

   FIXED ASSETS

     Fixed assets are stated at cost, less appropriate depreciation and provisions. Depreciation is calculated so as to write off the gross book value less estimated residual value of tangible fixed assets over their estimated useful lives. The principal rates used are as follows:

    Short leasehold property              --    period of the lease
    Motor vehicles                        --    25% on a reducing balance
    Fixtures, fittings and equipment      --    10%-20% on a straight time basis

   LEASED ASSETS

     All leases are operating leases and the rental charges are taken to the profit and loss account on a straight tine basis over the life of the lease.

   STOCKS

     Stocks are valued at the lower of cost and net realizable value. Cost for this purpose consists of materials and an appropriate proportion of overheads.

   PENSIONS

     The company sponsors a defined contribution pension scheme operated as part of Lloyds Chemists Group. The assets of the scheme are held separately in an independently administered fund. The pension cost charge represents contributions payable during the year.

   TAXATION

     The charge for taxation is based on the profit for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Provision is made for deferred tax only to the extent that it is probable that an actual liability will crystallize.

   GOODWILL

     Goodwill   relating  to  the  acquisition  of  businesses  is  written  off immediately against reserves.

   TURNOVER

     Turnover represents amounts invoiced by the group to third parties in respect of goods sold during the year, excluding value added tax and trade discounts. In the opinion of the directors there is only one class of business. All turnover is within the UK.

3.  SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UK GAAP AND US GAAP

     The consolidated financial statements have been prepared in accordance with UK GAAP which differs in certain significant respects from generally accepted accounting principles in the United States ("US GAAP"). This summary should not be taken as a complete list of all differences between UK GAAP and US GAAP. The significant differences between UK GAAP and US GAAP which affect the Group's net profit and shareholders' funds are set out below:

     (a)  Goodwill and other intangibles

         Under UK GAAP, the Group writes off goodwill, being the excess of cost over the fair value attributable to the net assets acquired, to consolidated equity in the year of acquisition. In calculating any gain or loss resulting from a disposal of assets, attributable goodwill previously written off is included. Under US GAAP, goodwill is capitalized and amortized through the statement of income over a period representing its estimated useful life of 25 years.

     (b) Deferred taxation

         Under UK GAAP, provision is made for deferred taxation under the liability method unless there is reasonable certainty that such deferred taxation will not become payable or receivable in the foreseeable future. Under US GAAP, deferred taxation is provided on all temporary differences which will result in taxable or tax deductible amounts in future years, subject to a valuation allowance to reduce deferred tax assets if it is more likely than not that the related tax benefit will not be realized.

     (c) Dividends

         Under UK GAAP, dividends are provided for in the year to which they relate. These dividends are deducted from current year earnings, US GAAP recognizes dividends as a reduction of retained earnings in the accounting period in which they are formally declared.

     (d) Cash flows

         Under UK GAAP, the Group complies with Financial Reporting Standard No. 1 (revised), "Cash flow statements" ("FRSI"). Its objectives and principles are similar to US GAAP as set out in Statement of Financial Accounting Standards No 95, "Statement of Cash flows" ("SFAS No 95"). The principal difference between the standards is in respect of classification. Under FRSI, the Group presents its cash flows for a) operating activities, b) returns on investments and servicing of finance, c) taxation, d) capital expenditure and financial investment, e) acquisitions and disposals, f) equity dividends paid, g) management of liquid resources and h) financing. SFAS No 95 requires only three categories of cash flow activity: a) operating activities, b) investing activities and c) financing activities.

     Under FRSI, cash includes deposits and overdrafts, repayable on demand while movements on short term investments are included in management of liquid resources. SFAS No 95 defines cash and cash equivalents as also including short term highly liquid investments.

     Cash flows arising from taxation and returns on investments and servicing of finance under FRSI would be included as operating activities under SFAS No
95. Cash flows relating to capital expenditure and financial investment and acquisitions and disposals would be included as investing activities under SFAS No 95. Equity dividend payments would be included as a financing activity under SFAS No 95.

     A summarized consolidated cash flow under US GAAP is as follows:


                                                                1997                1996
                                                        (POUND STERLING)`000 (POUND STERLING)`000
                                                        -------------------- --------------------
Cash inflow from operating activities.............               9,711             10,678
Cash (outflow) on investing activities............              (6,791)            (6,634)
Cash inflow/(outflow) from financing activities...                  --                 --
                                                                 -----             ------
Increase in cash and cash equivalents.............               2,920              4,044
Cash and cash equivalents at beginning of year....               2,748             (1,296)
                                                                 -----             ------
Cash and cash equivalents at end of year..........               5,668              2,748
                                                                 =====             ======


         The following is a summary of the material adjustments to net income and shareholders' funds which would have been required if US GAAP had been applied instead of UK GAAP.

                                                  YEARS ENDED 30 JUNE
                                              --------------------------

                                              1997                 1996
                                      (POUND STERLING)`000 (POUND STERLING)`000
                                      -------------------- --------------------
Profit after tax--UK GAAP............          4,843               4,386
Adjustments to conform with US GAAP
    Amortization of goodwill.........           (59)                (43)
    Deferred tax.....................           (35)                (51)
                                              -----               -----
Net income--US GAAP..................          4,749               4,292
                                               =====               =====


                                                      AT 30 JUNE
                                               --------------------------

                                               1997                 1996
                                        POUND STERLING)`000 (POUND STERLING)`000
                                        ------------------- --------------------
Shareholders' funds, UK GAAP............      16,908               4,095
    Adjustment to conform to US GAAP:
          Goodwill......................       1,326               1,255
          Deferred tax..................          96                 131
          Dividends.....................          --               8,100
                                              ------              ------
Shareholders' funds, US GAAP............      18,330              13,581
                                              ======              ======


4.    OPERATING PROFIT

     This is stated after charging the following:


                                                                   1997              1996                  1995
                                                                  ------             -----                 -----
                                                           (POUND STERLING)'000 (POUND STERLING)`000  (POUND STERLING)`000
                                                           -------------------- --------------------  --------------------
Depreciation...........................................            3,343           2,659                      1,619
Directors' emoluments (see note 6).....................              181             128                        121
Payments under operating leases:
    Land and buildings.................................           13,981          11,864                     10,162
    Plant and machinery................................              510             113                        145
Auditors' renumeration:
    Audit..............................................               15              19                         15
                                                                  ------          ------                     ------



5.    STAFF NUMBERS AND COSTS:

     The average number of persons employed by the group (including directors) during the year, was as follows:

                                                                          1997            1996                     1995
                                                                         ------           -----                    -----
                                                                         NUMBER           NUMBER                   NUMBER
Administration...................................................           99               127                     120
Retail...........................................................        1,979             1,786                   1,539
Distribution.....................................................          117               109                     100
                                                                        ------            ------                   -----
                                                                         2,195             2,022                   1,759
                                                                        ======            ======                   =====
The aggregate payroll costs of these persons were as follows:    (Pound Sterling)'000     (Pound Sterling)'000 (Pound Sterling)'000
(Pound Sterling)'000                                              -------------------     -------------------- --------------------
    Wages and salaries...........................................       12,947            10,720                   8,899
    Social security costs........................................          844               702                     581
    Other pension costs..........................................           40                31                      25
                                                                        ------            ------                   -----
                                                                        13,831            11,453                   9,505
                                                                        ======            ======                   =====


6.  EMOLUMENTS OF DIRECTORS

         The emoluments (excluding pension contributions) including estimated benefits in kind of the director who served as chairman during the year were (Pound Sterling) Nil (1996: (Pound Sterling) Nil; 1995: (Pound Sterling) Nil).

         Excluding pension contributions, the emoluments of the highest paid director were (Pound Sterling) 99,246 (1996: (Pound Sterling) 75,750; 1995:
(Pound Sterling) 64,000). Excluding pension contributions but including benefits in kind the emoluments of the directors were within the following ranges:


                                                          1997       1996       1995
                                                         NUMBER     NUMBER     NUMBER
                                                          -----      -----      -----

(Pound Sterling)      0 - (Pound Sterling)   5,000          8         6           6
(Pound Sterling)  5,001 - (Pound Sterling)  10,000          1        --          --
(Pound Sterling) 45,001 - (Pound Sterling)  50,000         --         1           1
(Pound Sterling) 60,001 - (Pound Sterling)  65,000          1        --          --
(Pound Sterling) 70,001 - (Pound Sterling)  75,000         --        --           1
(Pound Sterling) 75,001 - (Pound Sterling)  80,000         --         1          --
(Pound Sterling) 95,001 - (Pound Sterling)100,000.          1        --          --
                                                        -----       -----     -----


7.  OTHER INTEREST RECEIVABLE AND SIMILAR INCOME

                                                  1997               1996               1995
                                                 -----              -----              -----
                                          (POUND STERLING)`000 (POUND STERLING)`000 (POUND STERLING)`000

Bank Interest......................                 92                 --                  2
                                                  -----            -------             ------


8.  INTEREST PAYABLE AND SIMILAR CHARGES

                                                1997                1996                 1995
                                                -----               -----                -----
                                          (POUND STERLING)`000 (POUND STERLING)`000 (POUND STERLING)`000
On bank overdrafts..................               7                 393                  387
                                                   -                 ---                  ---

9.    TAX ON PROFIT ON ORDINARY ACTIVITIES

     Taxation based on the profit for the year:


                                                                    1996            1995            1997
                                                                    -----           -----           -----
                                                            (POUND STERLING)'000(POUND STERLING)'000 (POUND STERLING)'000
Corporation tax at 33% (1996: 33%; 1995: 33%).............          2,196          1,558             979
Deferred taxation.........................................            310            733             752
Adjustments in respect of prior years:
    Corporation tax.......................................           (121)           430              (6)
    Deferred taxation.....................................            190           (228)             --
                                                                    -----          -----           -----
                                                                    2,575          2,493           1,725
                                                                    =====          =====           =====

10.  RETAINED PROFIT/(LOSS) FOR THE FINANCIAL YEAR

                                                                1997              1996             1995
                                                               ------            ------            -----
                                                        (POUND STERLING)`000(POUND STERLING)`000(POUND STERLING)`000

Holland and Barrett Holdings Limited.................          12,812            (3,914)           1,218
Subsidiaries.........................................             131               200             (146)
                                                               ------             -----            -----
                                                               12,943            (3,714)           1,072
                                                               ======             =====            =====


11.   TANGIBLE FIXED ASSETS



                                                       SHORT                                   FIXTURES,
                                      FREEHOLD       LEASEHOLD            MOTOR              LININGS, TOOLS
                                        LAND         PROPERTY           VEHICLES             AND EQUIPMENT              TOTAL
                                       ------         -------           --------               ----------               ------
                             (POUND STERLING)'000 (POUND STERLING)'000 (POUND STERLING)'000 (POUND STERLING)'000(POUND STERLING)'000


COST
At 1 July 1996.................            130         4,712               261                  24,373                      29,476
    Additions..................             --            --                 5                   6,812                       6,817
    Disposals..................             --          (361)               --                 (1,435)                      (1,796)
                                           ---         -----               ---                 ------                       ------
At 30 June 1997................            130         4,351               266                 29,750                       34,497
                                           ===         =====               ===                 ======                       ======
DEPRECIATION
At 1 July 1996.................             --         2,717                41                  6,676                        9,434
    Charged in year............             --           225                44                  3,074                        3,343
    Disposals..................             --          (292)               --                   (976)                      (1,268)
                                           ---         -----               ---                 ------                       ------
At 30 June 1997................             --         2,650                85                  8,774                       11,509
                                           ===         =====               ===                 ======                       ======
NET BOOK VALUE
At 30 June 1997................            130         1,701               181                 20,976                       22,988
                                           ---         -----               ---                 ------                       ------
At 30 June 1996................            130         1,995               220                 17,697                       20,042
                                           ===         =====               ===                 ======                       ======


12.   SUBSIDIARY UNDERTAKINGS

     The investments in subsidiary undertakings, which are all wholly owned directly by Holland and Barrett Retail Limited, are as follows:


NAME                                         PRINCIPAL ACTIVITY        SHARES
 ---                                         -----------               -----

Holland & Barrett (Franchising)
    Limited................................  Dormant company           50,000 ordinary shares of (Pound Sterling) 1 each
Natural Health & Beauty Stores
    Limited................................  Dormant company           100 ordinary shares of (Pound Sterling)1 each
                                                                       100 preferred ordinary shares of (Pound Sterling) 1 each
Hillstart Limited..........................  Dormant company           160,000 ordinary shares of (Pound Sterling) 1 each
Nature's Way Limited.......................  Dormant company           100 ordinary shares of (Pound Sterling) 1 each
Beaumonts Health Stores Limited............  Retailer Healthfood       100 ordinary shares of (Pound Sterling) 1 each
                                             produces
Naplers of Edinburgh Limited...............  Dormant company           99 ordinary shares of (Pound Sterling) 1 each
Neals Yard (Wholefoods) Limited............  Retailer Health food      100 ordinary shares of (Pound Sterling) 1 each
                                             products                  234,900 redeemable preference shares of
                                                                       (Pound Sterling) 1 each
Holland & Barrett Limited..................  Dormant company           5,533,398 ordinary shares of (Pound Sterling) 1 each
Lifecycle Limited..........................  Dormant company           1,500,000 ordinary shares of (Pound Sterling) 1 each

      With the exception of Holland & Barrett (Franchising) Limited which is registered in Scotland, all of these companies are registered in England and Wales.



13.   STOCKS

                                          1997                    1996
                                          -----                   -----
                                   (POUND STERLING)`000    (POUND STERLING)`000

Goods for resale..............           11,479                  12,037
                                         ------                  ------




14.  DEBTORS

                                                                                    1997             1996
                                                                                   ------            -----
                                                                            (POUND STERLING)`000(POUND STERLING)`000


Trade debtors...........................................................              98              282
Amounts owed by the Parent and its subsidiary undertakings..............           2,846            1,110
Other debtors...........................................................             288              431
Corporation tax recoverable.............................................              --               92
Prepayments.............................................................           7,452            6,644
                                                                                  ------            -----
                                                                                  10,684            8,559
                                                                                  ======            =====


15.  CREDITORS; AMOUNTS FALLING DUE WITHIN ONE YEAR



                                                                                    1997             1996
                                                                                    ----             -----
                                                                            (POUND STERLING) `000(POUND STERLING)`000

Trade creditors.........................................................          15,039           15,457
Amounts owed to the Parent and its subsidiary undertakings..............          11,123            5,933
Other taxation and social security......................................             902              276
Other creditors and accruals............................................           2,102            1,495
Corporation tax.........................................................           2,188            1,573
                                                                                  ------           ------
                                                                                  31,354           24,734
                                                                                  ======           ======


16.  CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                                     1997            1996
                                                                                     ----            ----
                                                                             (POUND STERLING)`000 (POUND STERLING)`000

Amounts owed to the parent and its subsidiary undertakings...............             --           12,500
                                                                                   -----           ------


17.  PROVISIONS FOR LIABILITIES AND CHARGES

                                                                                               DEFERRED TAXATION
                                                                                                 ------------
                                                                                             (POUND STERLING)`000

At 1 July 1996................................................................                      2,057
Charge for the year...........................................................                        500
                                                                                                    -----
At 30 June 1997...............................................................                      2,557
                                                                                                    =====


     The amounts provided for deferred taxation and the full potential liability are set out below.

                                                                                 1997               1996
                                                                                 -----              -----
                                                                         (POUND STERLING)`000  (POUND STERLING)`000

Accelerated capital allowances.....................................             2,559              2,094
Short term timing differences......................................                (2)               (37)
Chargeable gains rolled over.......................................                73                 73
                                                                                -----              -----
Full potential liability...........................................             2,630              2,130
Amounts provided in financial statements...........................            (2,557)            (2,057)
                                                                                -----              -----
Amounts for which no provisions have been made.....................                73                 73
                                                                                =====              =====


18.  CALLED UP SHARE CAPITAL



                                                                                   1997              1996
                                                                                  ------             -----
                                                                           (POUND STERLING)`000(POUND STERLING)`000


AUTHORIZED, ALLOTTED, CALLED UP AND FULLY PAID:
    1,050,000 ordinary shares of (Pound Sterling) 1 each.............             1,050             1,050
                                                                                  -----             -----


19.  RESERVES

                                                   CONSOLIDATED      GOODWILL                                   PROFIT
                                                     GOODWILL        WRITE OFF            CAPITAL               AND LOSS
                                                      RESERVE         RESERVE             RESERVE               ACCOUNT
                                                     ---------       --------             ---------             --------
                                               (POUND STERLING)`000 (POUND STERLING)`000  (POUND STERLING)`000 (POUND STERLING)`000
At 1 July 1996................................          (715)          (582)               4,587                     (245)
Goodwill written off..........................            --           (130)                  --                       --
Goodwill transferred to profit and loss
    account...................................            --             32                   --                      (32)
Retained profit for the year..................            --             --                   --                   12,943
                                                         ---            ---                -----                   ------
At 30 June 1997...............................          (715)          (680)               4,587                   12,666
                                                         ===            ===                =====                   ======


20.  CASH FLOW NOTES

     (a)  Reconciliation  of operating  profit to net cash inflow from operating activities:

                                                               1997              1996              1995
                                                              ------            ------            ------
                                                       (POUND STERLING)`000(POUND STERLING)`000(POUND STERLING)`000

Operating profit..................................             7,705             7,318             5,807
Depreciation......................................             3,343             2,659             1,619
Decrease/(increase) in stocks.....................               558            (3,921)             (855)
(Increase)/decrease in debtors....................              (210)           (3,170)           (1,957)
(Decrease)/Increase in creditors..................              (402)            8,164             1,473
                                                              ------            ------             -----
                                                              10,994            11,050             6,087
                                                              ======            ======             =====

     (b) Analysis of change in cash and cash equivalents during the year:

                                                              CASH             OVERDRAFT             NET
                                                             ------             -------            ------
                                                      (POUND STERLING)`000(POUND STERLING)`000(POUND STERLING)`000

Balance at 1 July 1994..........................             1,247                 --              1,247
Net Cash inflow.................................            (1,209)            (1,334)            (2,543)
                                                             -----              -----              -----
Balance at 30 June 1995.........................                38             (1,334)            (1,296)
Net cash inflow.................................             2,710              1,334              4,044
                                                             -----              -----              -----
Balance at 30 June 1996.........................             2,748                 --              2,748
Net cash inflow.................................             2,920                 --              2,920
                                                             -----              -----              -----
Balance at 30 June 1997.........................             5,668                 --              5,668
                                                             =====              =====              =====


21.  COMMITMENTS UNDER OPERATING LEASES

     Annual commitments under non-cancelable operating leases in respect of assets other than land and buildings are:

                                                                    1997
                                                                   ------
                                                            (POUND STERLING)`000

Commitments which expire
    Within one year................................                  669
    Within two to five years.......................                1,602
    After five years...............................               12,089
                                                                  ------
                                                                  14,360
                                                                  ======


22.  RELATED PARTY TRANSACTIONS

         In the three year period ended 30 June 1997 Lloyds Chemists plc charged the following management fees to the Group 1997 (Pound Sterling) Nil, 1996 (Pound Sterling) 362,000, 1995 (Pound Sterling) 430,000, representing the cost of central services, including legal, company secretarial, property maintenance and management, personnel and payroll services and data processing departments. Such fees are included within administrative expenses in the profit and loss account.

23.  SUBSEQUENT EVENTS

         On 7 August  1997 the whole of the  issued  share  capital of Holland &
Barrett   Holdings   Limited  was   acquired  by  NBTY  Inc.  for  an  aggregate
consideration of approximately $169 million.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

--------------------------------------------------------------------------------
TABLE OF CONTENTS




Summary....................................................................1
Risk Factors...............................................................14
The Exchange Offer.........................................................21
Use of Proceeds............................................................30
The Transaction............................................................30
Capitalization.............................................................31
Selected Historical Financial Data.........................................32
Unaudited Pro Forma Combined Financial Data................................35
Management's Discussion and Analysis of Financial Condition
    and Results of Operations..............................................41
Business...................................................................45
Management.................................................................55
Security Ownership of Certain Beneficial Owners and
    Management.............................................................57
Description of the Revolving Credit Facility...............................58
Certain Federal Income Tax Consequences....................................59
Description of the Exchange Notes..........................................60
Book-Entry; Delivery and Form..............................................86
Plan of Distribution.......................................................87
Legal Matters..............................................................88
Independent Accountants....................................................88
Available Information......................................................88
Incorporation of Certain Documents by Reference............................89
Index to Financial Statements..............................................F-1

PROSPECTUS

$150,000,000

NBTY, INC.

OFFER TO EXCHANGE 8-5/8% SENIOR SUBORDINATED NOTES DUE 2007, SERIES B FOR ALL OUTSTANDING 8-5/8% SENIOR SUBORDINATED NOTES DUE 2007 OF NBTY, INC.







--------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Reference is made to the Company's  Certificate of Incorporation and to
Section 145 of the Delaware General Corporation Law ("DGCL"). Section 145 of the DGCL authorizes a corporation to provide indemnification against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, in non-derivative actions, suits or proceedings brought by third parties against an officer, director, employee or agent of the corporation, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute.

         In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the Court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         The Company maintains officers and directors liability insurance. Further, the Company has agreed to indemnify all directors and officers of the Company for any claims made against them, subject to the following conditions. Such indemnification will not extend to certain claims, including claims based upon or attributable to the indemnitee's gaining personal profit or advantage to which he is not legally entitled, claims brought or contributed to by the dishonesty of the indemnitee and claims under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for an accounting of profits resulting from the purchase or sale by the indemnitee of the Company's securities. Notwithstanding the foregoing, and insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the
"Securities Act"), may be permitted to directors, officers or personnel controlling the Company, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or a controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person for liabilities arising under the Securities Act in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the issue has been settled by controlling precedent, submit to a court or appropriate jurisdiction the issue as to whether such indemnification by it is against public policy as expressed in the Securities Act and will comply with the final adjudication of such issue.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.   EXHIBITS

         (a) The following is a complete list of exhibits filed as part of this Registration Statement, which are incorporated herein:


    3.1      Amended and Restated Certificate of Incorporation of NBTY, Inc.

    3.2      Amended and Restated By-Laws of NBTY, Inc.

    4.1 Indenture, dated as of September 23, 1997, between NBTY, Inc. and IBJ Schroder Bank & Trust Company, as trustee, relating to $150,000,000 in aggregate principal amount of 8-5/8% Senior Subordinated Notes due 2007, Series A and Series B.

    4.2 Specimen Certificate of 8-5/8% Senior Subordinated Notes due 2007, Series A ("Original Notes") (included in Exhibit 4.1 hereto).

    4.3 Specimen Certificate of 8-5/8% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes") (included in Exhibit 4.1 hereto).

    4.4      Exchange  and  Registration  Rights   Agreement,   dated   as    of
             September 23, 1997, by and between NBTY, Inc. and Chase Securities Inc.

    5.1 Opinion of Kirkpatrick & Lockhart LLP regarding the validity of the Exchange Notes.

   10.1 Credit and Guarantee Agreement, dated as of September 23, 1997, among NBTY, Inc., Holland & Barrett Holdings Limited and The Chase Manhattan Bank.

   12.1      Statement of Computation of Ratio of Earnings to Fixed Charges.

   21.1      Subsidiaries of NBTY, Inc. (included in Exhibit 10.1 hereto)

   23.1      Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5.1).

   23.2      Consent of Coopers & Lybrand L.L.P.

   23.3      Consent of KPMG.

   24.1 Power of Attorney of NBTY, Inc. (included on signature page to this Registration Statement on Form S-4).

   25.1 Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939, as amended, of IBJ Schroder Bank & Trust Company.

   99.1 Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer.

         (b)   Financial Statement Schedules:

None.

ITEM 22.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by the Registrant in the successful defense of any action, suit paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bohemia, State of New York on November 4, 1997.



                                         NBTY, INC.

                                         By: /s/ Scott Rudolph
                                            ----------------------------------
                                                     Scott Rudolph
                                            Chairman of the Board of Directors,
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Scott Rudolph and Harvey Kamil, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendment (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


             SIGNATURE                             TITLE                        DATE


/s/ Scott Rudolph
-------------------------------     Chairman of the Board of              November 4, 1997
    Scott Rudolph                   Directors, President and Chief
                                    Executive Officer (Principal
                                    Executive Officer)

/s/ Harvey Kamil
-------------------------------     Executive Vice President and          November 4, 1997
    Harvey Kamil                    Chief Financial Officer
                                    (Principal Financial and
                                    Accounting Officer)

/s/ Arthur Rudolph
-------------------------------     Director                              November 4, 1997
    Arthur Rudolph


/s/ Aram Garabedian
-------------------------------     Director                              November 4, 1997
    Aram Garabedian


/s/ Bernard Owen
-------------------------------     Director                              November 4, 1997
    Bernard Owen



/s/ Alfred Sacks
-------------------------------     Director                              November 4, 1997
    Alfred Sacks


/s/ Murray Daly
-------------------------------     Director                              November 4, 1997
    Murray Daly



/s/ Glenn Cohen                     Director                              November 4, 1997
-------------------------------
    Glenn Cohen


/s/ Bud Solk                        Director                              November 4, 1997
-------------------------------
    Bud Solk


/s/ Nathan Rosenblatt               Director                              November 4, 1997
-------------------------------
    Nathan Rosenblatt

